Exhibit 4.3

Execution Version

COMMSCOPE FINANCE LLC

(to be merged with and into COMMSCOPE, INC.)

as Issuer

and the Guarantors party hereto

5.50% Senior Secured Notes due 2024

6.00% Senior Secured Notes due 2026

INDENTURE

Dated as of February 19, 2019

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee and Collateral Agent

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		Page

SECTION 11.5.	After-Acquired Property	151
SECTION 11.6.	Real Estate Mortgages and Filings	151
SECTION 11.7.	Negative Pledge	152
SECTION 11.8.	Release of Liens on the Collateral	152
SECTION 11.9.	Authorization of Actions to be Taken by the Trustee or the Collateral Agent under the Security Documents and the Intercreditor Agreements	154
SECTION 11.10.	Information Regarding Collateral	155
SECTION 11.11.	Security Documents and Intercreditor Agreements	155
SECTION 11.12.	Collateral Agent	156

ARTICLE XII

MISCELLANEOUS

SECTION 12.1.	Notices	156
SECTION 12.2.	Certificate and Opinion as to Conditions Precedent	157
SECTION 12.3.	Statements Required in Certificate or Opinion	157
SECTION 12.4.	[Reserved]	158
SECTION 12.5.	Rules by Trustee, Paying Agent and Registrar	158
SECTION 12.6.	Days Other than Business Days	158
SECTION 12.7.	Governing Law	158
SECTION 12.8.	[Reserved]	158
SECTION 12.9.	Waiver of Jury Trial	158
SECTION 12.10.	No Recourse Against Others	158
SECTION 12.11.	Successors	158
SECTION 12.12.	Multiple Originals	158
SECTION 12.13.	Variable Provisions	159
SECTION 12.14.	Table of Contents; Headings	159
SECTION 12.15.	Force Majeure	159
SECTION 12.16.	USA Patriot Act	159
SECTION 12.17.	[Reserved]	159
SECTION 12.18.	Communication by Holders with Other Holders	159
SECTION 12.19.	TIA § 314(d) Not Applicable	159

ARTICLE XIII

MEASURING COMPLIANCE

SECTION 13.1.	Compliance in Connection with Certain Investments and Repayments	159

EXHIBITS
EXHIBIT A-1	Form of 2024 Note
EXHIBIT A-2	Form of 2026 Note
EXHIBIT B-1	Form of Certificate of Transfer for 2024 Notes
EXHIBIT B-2	Form of Certificate of Transfer for 2026 Notes
EXHIBIT C-1	Form of Certificate of Exchange for 2024 Notes
EXHIBIT C-2	Form of Certificate of Exchange for 2026 Notes
EXHIBIT D-1	Form of Certificate to Be Delivered in Connection with Transfers to Institutional Accredited Investors for 2024 Notes

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EXHIBIT D-2	Form of Certificate to Be Delivered in Connection with Transfers to Institutional Accredited Investors for 2026 Notes
EXHIBIT E-1	Form of Supplemental Indenture to Be Delivered upon Consummation of the Escrow Merger
EXHIBIT E-2	Form of Supplemental Indenture to Be Delivered by Future Guarantors

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INDENTURE, dated as of February 19, 2019, as amended or supplemented from time to time (this “Indenture”), among COMMSCOPE FINANCE LLC, a limited liability company organized under the laws of the State of Delaware (to be merged with and into COMMSCOPE, INC., a corporation organized under the laws of the State of Delaware), the Guarantors (as defined herein) from time to time party hereto and WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).

Recitals

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders (as defined herein) of the Notes (as defined herein):

ARTICLE I

Definitions and Incorporation by Reference

SECTION 1.1. Definitions.

“144A Global Note” means a global note substantially in the form of Exhibit A-1 hereto for the 2024 Notes and Exhibit A-2 hereto for the 2026 Notes, in each case, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“2024 Notes” means the Initial 2024 Notes and any Additional 2024 Notes.

“2024 Secured Notes Escrow Account” has the meaning set forth in the Escrow Agreement.

“2026 Notes” means the Initial 2026 Notes and any Additional 2026 Notes.

“2026 Secured Notes Escrow Account” has the meaning set forth in the Escrow Agreement.

“ABL Collateral Agent” means JPMorgan Chase Bank, N.A. and any successor thereof in such capacity under the ABL Credit Agreement.

“ABL Credit Agreement” means the credit agreement with respect to the asset-based revolving credit facility of Holdings and its Subsidiaries to be entered into on or prior to the Acquisition Closing Date among Holdings, the Issuer, certain Subsidiaries of the Issuer, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other financial institutions named therein, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended, restated, supplemented, waived, renewed or otherwise modified from time to time, and (if designated by the Issuer) as replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including (if designated by the Issuer) any agreement or indenture or commercial paper facilities with banks or other institutional lenders or investors extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder permitted under Section 3.3 or altering the maturity thereof or adding Restricted Subsidiaries as additional borrowers, issuers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders, investors or group of investors.

“ABL Indebtedness” means any (1) Indebtedness outstanding from time to time under any ABL Credit Agreement, (2) all Obligations with respect to such Indebtedness and any Swap Contracts Incurred with any ABL Lender (or its Affiliates) and secured by the ABL Collateral (as defined in the ABL Credit Agreement) and (3) all Cash Management Services (as defined in the ABL Credit Agreement) Incurred with any ABL Lender (or its Affiliates) and secured by the ABL Collateral.

“ABL Intercreditor Agreement” means that certain intercreditor agreement, to be entered into on or around the Acquisition Closing Date, by and among the Collateral Agent, the Term Loan Collateral Agent, the ABL Collateral Agent and each additional agent from time to time party thereto, and acknowledged by the grantors party thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms and this Indenture.

“ABL Lender” means any lender or holder or agent or arranger of Indebtedness under the ABL Credit Agreement.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, amalgamated or consolidated with or into or becomes a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition of ARRIS and its Subsidiaries pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the bid conduct agreement, including all annexes, schedules and exhibits thereto, dated as of November 8, 2018, by and between Holdings and ARRIS, and all side letters and other agreements related thereto, in each case, as amended, restated, supplemented or otherwise modified in accordance with the terms thereof through the Acquisition Closing Date.

“Acquisition Closing Date” means the date of consummation of the Acquisition.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under direct or indirect common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, Paying Agent, co-registrar or additional paying agent.

“Applicable Percentage” means 100.0%; provided that the Applicable Percentage shall be (x) 50.0% if, on a Pro Forma Basis after giving effect to such Asset Sale and the use of proceeds therefrom, the Consolidated First Lien Net Leverage Ratio would be less than or equal to 2.00 to 1.00 but greater than 1.50 to 1.00 or (y) 0% if, on a Pro Forma Basis after giving effect to such Asset Sale and the use of proceeds therefrom, the Consolidated First Lien Net Leverage Ratio would be less than or equal to 1.50 to 1.00.

“Applicable Premium” means, with respect to any Note on any applicable Redemption Date, as calculated by the Issuer, the greater of:

(1) 1.0% of the then-outstanding principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of the Note at March 1, 2021, in the case of the Initial 2024 Notes, or March 1, 2022, in the case of the Initial 2026 Notes, or at such first optional redemption date as may be specified by the Issuer in accordance with the provisions of Section 2.2 hereof, in the case of any Additional Notes, in each case, as set forth in Section 5.1(a), plus (ii) all required interest payments due on such Note through March 1, 2021, in the case of the Initial 2024 Notes, or March 1, 2022, in the case of the Initial 2026 Notes, or at such first optional redemption date as may be specified by the Issuer in accordance with the provisions of Section 2.2 hereof (excluding accrued but unpaid interest to (but not including) the Redemption Date), in the case of each of clauses (i) and (ii) above, computed using a discount rate equal to the Treasury Rate plus 50 basis points; over (b) the then-outstanding principal amount of such Note.

The Trustee shall have no duty to calculate or verify the Issuer’s calculations of the Applicable Premium.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such transfer or exchange.

“ARRIS” means ARRIS International plc, a public limited company organized under the laws of England and Wales.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets of the Issuer or any Restricted Subsidiary; or

(2) the issuance or sale of Equity Interests (other than Disqualified Stock and Preferred Stock of Restricted Subsidiaries issued in compliance with Section 3.3 and directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary of the Issuer (other than to the Issuer or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions and whether effected pursuant to a Division or otherwise);

(each of the foregoing referred to in this definition as a “disposition”). Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(a) a sale, exchange or other disposition of cash, Cash Equivalents or Investment Grade Securities, or of obsolete, damaged, unnecessary, unsuitable or worn out equipment or other assets in the ordinary course of business, or dispositions of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Issuer and its Restricted Subsidiaries (including allowing any registrations or any applications for registration of any intellectual property or other intellectual property rights to lapse or become abandoned);

(b) any sale, conveyance, lease or other disposition of all or substantially all of the assets of the Issuer in compliance with Section 4.1 or any disposition that constitutes a Change of Control;

(c) any Restricted Payment that is permitted to be made, and is made, under Section 3.4 or any Permitted Investment;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, in a single transaction or series of related transactions, with an aggregate Fair Market Value of less than $50.0 million;

(e) any transfer or disposition of property or assets or issuance or sale of Equity Interests by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to another Restricted Subsidiary;

(f) the creation of any Lien permitted under this Indenture;

(g) any issuance, sale, pledge or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h) the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale in the ordinary course of business or the conversion of accounts receivable and related assets to notes receivable or dispositions of accounts receivable and related assets in connection with the collection or compromise thereof;

(i) the lease, assignment, license, sublicense or sublease of any real or personal property in the ordinary course of business;

(j) a sale, assignment or other transfer of Receivables Assets, or participations therein, and related assets (i) to any Person in a Qualified Receivables Factoring or (ii) to a Receivables Subsidiary in a Qualified Receivables Financing;

(k) a sale, assignment or other transfer of Receivables Assets, or participations therein, and related assets (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(l) any exchange of assets for Related Business Assets (including a combination of Related Business Assets and a de minimis amount of cash or Cash Equivalents and any exchange allowable under Section 1031 of the Code) of comparable or greater market value than the assets exchanged, as determined in good faith by the Issuer or any direct or indirect parent of the Issuer;

(m) (i) non-exclusive licenses, sublicenses or cross-licenses of intellectual property, other intellectual property rights or other general intangibles and (ii) exclusive licenses, sublicenses or cross-licenses of intellectual property, other intellectual property rights or other general intangibles in the ordinary course of business of the Issuer and its Restricted Subsidiaries;

(n) any Sale/Leaseback Transaction of any property acquired or built after the Issue Date;

(o) the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes;

(p) dispositions arising from foreclosures, condemnations, eminent domain, seizure, nationalization or any similar action with respect to assets, dispositions of property subject to casualty events;

(q) dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements or rights of first refusal between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(r) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(s) the issuance of directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law;

(t) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is purchased within 90 days of such disposition or (ii) the proceeds of such disposition are applied within 90 days of such disposition to the purchase price of such replacement property (which replacement property is purchased within 90 days of such disposition);

(u) a sale or transfer of equipment receivables, or participations therein, and related assets;

(v) (i) the disposition of assets acquired pursuant to any Permitted Investment, which assets are not used or useful to the core or principal business of the Issuer and its Restricted Subsidiaries, and (ii) the disposition of assets that are necessary or advisable, in the good faith judgment of the Issuer or any direct or indirect parent of the Issuer, in order to obtain the approval of any Governmental Authority to consummate or avoid the prohibition or other restrictions on the consummation of any Permitted Investment or acquisition (except, in the case of subclauses (i) and (ii), for purposes of calculating Net Cash Proceeds of any Asset Sales under Section 3.7(b), 3.7(c), 3.7(d), 3.7(e) and 3.7(f) hereof); and

(w) any sale, assignment or other dispositions in the ordinary course of business in connection with supply-chain financing programs or similar arrangements.

For the avoidance of doubt, the unwinding of Swap Contracts shall not be deemed to constitute an Asset Sale.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“beneficial owner” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will not be deemed to have beneficial ownership of any securities that such “person” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time) that has not yet occurred. The terms “beneficial ownership,” “beneficially owns” and “beneficially owned” have a corresponding meaning.

“Board of Directors” means as to any Person, the board of directors, board of managers, sole member or managing member or other governing body of such Person, or if such Person is owned or managed by a single entity or has a general partner, the board of directors, board of managers, sole member or managing member or other governing body of such entity or general partner, or in each case, any duly authorized committee thereof, and the term “directors” means members of the Board of Directors.

“Borrowing Base” means, as of any date, an amount equal to: (1) 85.0% of the value of all accounts receivable owned by the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus (2) 70.0% of the value of all inventory owned by the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date, all calculated on a Pro Forma Basis.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law or regulation to close in the State of New York or, with respect to any payments to be made under this Indenture, the place of payment.

“Capital Stock” means:

(1) in the case of a corporation or company, corporate stock or share capital;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the notes thereto) in accordance with GAAP; provided that (x) no capital lease will be deemed a “Capitalized Lease Obligation” for any purpose under this Indenture if such capital lease would not, as of December 31, 2018, have been required to be capitalized and reflected as a liability on a balance sheet in accordance with GAAP and (y) ARRIS’ financing lease obligation with respect to Building 1 from its former San Diego office complex will not be deemed a “Capitalized Lease Obligation” for any purpose under this Indenture.

“Carlyle” means Carlyle Partners VII S1 Holdings, L.P. and one or more investment funds advised, managed or controlled by it or its Affiliates and, in each case (whether individually or as a group), Affiliates of the foregoing (but excluding any operating portfolio companies of the foregoing).

“Cash Capped Grower Amount” means the greater of (x) $950.0 million and (y) 50.0% of Four Quarter Consolidated EBITDA.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Issuer or any Restricted Subsidiary as described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars, Canadian dollars, Japanese yen, pounds sterling, euros or the national currency of any participating member state of the European Union (as it is constituted on the Issue Date) and, with respect to any Foreign Subsidiaries, other currencies held by such Foreign Subsidiary in the ordinary course of business;

(2) securities issued or directly guaranteed or insured by the government of the United States or any country that is a member of the European Union (as it is constituted on the Issue Date) or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3) money market deposits, certificates of deposit, time deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding two years, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million in the case of domestic banks or $100.0 million (or the U.S. dollar equivalent thereof) in the case of foreign banks;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (6) below entered into with any financial institution or securities dealers of recognized national standing meeting the qualifications specified in clause (3) above;

(5) commercial paper or variable or fixed rate notes issued by a corporation or other Person (other than an Affiliate of the Issuer) rated at least “A-2” or “P-2” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within two years after the date of acquisition;

(6) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “A-2” or “P-2” from either S&P or Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency);

(8) investment funds investing at least 95.0% of their assets in investments of the types described in clauses (1) through (7) above and (9) and (10) below;

(9) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency); and

(10) in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States of America, other investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (9) customarily utilized in the countries where such Foreign Subsidiary is located or in which such investment is made.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) above as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): automated clearing house transactions, treasury and/or cash management services, including, without limitation, treasury, depository, overdraft, credit, purchasing or debit card, non-card e-payables services, electronic funds transfer, treasury management services (including controlled disbursement services, overdraft automatic clearing house fund transfer services, return items and interstate depository network services), other demand deposit or operating account relationships, foreign exchange facilities and merchant services.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means (A) any Subsidiary of the Issuer, substantially all of the assets of which consist of Equity Interests and/or Indebtedness in one or more Subsidiaries of the Issuer that are CFCs and/or (B) any Subsidiary, substantially all of the assets of which consist of Equity Interests and/or Indebtedness in one or more other Subsidiaries described in clause (A).

“Change of Control” means the occurrence of any of the following events:

(i) any person or “group” (within the meaning of Rule 13d-5 under the Exchange Act, but excluding any employee benefit plan and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Permitted Holders, acquires beneficial ownership of more than 50.0% of the Voting Stock (measured by reference to voting power) of the Issuer (determined on a fully diluted basis);

(ii) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders; or

(iii) Holdings ceases to own, directly or indirectly, 100.0% of the outstanding Capital Stock of the Issuer;

provided that in no case shall a Change of Control be deemed to have occurred if such Change of Control is also a Specified Change of Control Event.

“Clearstream” means Clearstream Banking, S.A., or any successor securities clearing agency.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the assets and properties (whether real, personal or otherwise) with respect to which any security interests or Lien have been granted (or purported to be granted) pursuant to any Security Document.

“Collateral Agent” has the meaning set forth in the preamble hereto.

“CommScope” means CommScope, Inc., a Delaware corporation and not any of its subsidiaries.

“Company Order” means a written request or order signed in the name of the Issuer by any Officer of the Issuer.

“Consolidated Cash Interest Expense” means, with respect to any Person for any period, without duplication, the cash interest expense (including that attributable to any Capitalized Lease Obligation), net of cash interest income, with respect to Indebtedness of such Person and its Restricted Subsidiaries for such period (calculated on a consolidated basis in accordance with GAAP), including commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under hedging agreements (other than in connection with the early termination thereof), excluding, in each case:

(i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or push-down accounting);

(ii) interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Obligations or other derivative instruments;

(iii) costs associated with incurring or terminating Swap Contracts and cash costs associated with breakage in respect of Swap Contracts;

(iv) commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any Qualified Receivables Factoring or Qualified Receivables Financing;

(v) “additional interest” owing pursuant to a registration rights agreement with respect to any securities;

(vi) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Transactions;

(vii) penalties and interest relating to Taxes;

(viii) accretion or accrual of discounted liabilities not constituting Indebtedness;

(ix) interest expense attributable to Holdings or any parent thereof resulting from push-down accounting;

(x) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting;

(xi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with the Transactions, any acquisition or Investment permitted by this Indenture; and

(xii) annual agency fees paid to any trustees, administrative agents and collateral agents with respect to any secured or unsecured loans, debt facilities, debentures, bonds, commercial paper facilities or other forms of Indebtedness (including any security or collateral trust arrangements related thereto), including under the Senior Credit Agreements.

provided that (a) when determining Consolidated Cash Interest Expense in respect of any four-quarter period ending prior to the first anniversary of the Acquisition Closing Date, Consolidated Cash Interest Expense will be calculated by dividing the aggregate Consolidated Cash Interest Expense accrued since the Acquisition Closing Date by the number of days from and including the Acquisition Closing Date to and including the last day of such period and multiplying such quotient by 365 and (b) in the case of any Person that became a Restricted Subsidiary of such Person after the commencement of such four-quarter period, the interest expense of such Person paid in cash prior to the date on which it became a Restricted Subsidiary of such Person will be disregarded. For purposes of this definition, interest on a Capitalized Lease Obligation will be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of such Person for such period:

(1) increased, in each case to the extent deducted and not added back (other than with respect to clauses (k), (l) and (n) below) in calculating such Consolidated Net Income (and without duplication), by:

(a) provision for taxes based on income, profits or capital, including federal, state, franchise, excise, property and similar taxes and foreign withholding taxes paid or accrued, including giving effect to any penalties and interest with respect thereto, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar tax credits and including an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of such Person or its Restricted Subsidiaries or any direct or indirect parent of such Person or its Restricted Subsidiaries in respect of such period (in each case, to the extent attributable to the operations of such Person and its Subsidiaries), which shall be included as though such amounts had been paid as income taxes directly by such Person or its Restricted Subsidiaries; plus

(b) Consolidated Interest Expense; plus

(c) all depreciation and amortization charges and expenses, including amortization or expense recorded for upfront payments related to any contract signing and signing bonus and incentive payments; plus

(d) [reserved];

(e) [reserved];

(f) earn-out obligations incurred in connection with any acquisition or other Investment and paid or accrued during the applicable period, including any mark-to-market adjustments; plus

(g) all payments, charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by any future, present or former director, officer, employee, manager, consultant or independent contractor of the

Issuer or any of its Restricted Subsidiaries and all losses, charges and expenses related to payments made to holders of options, cash-settled appreciation rights or other derivative equity interests in the common equity of such Person or any direct or indirect parent of the Issuer in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its direct or indirect parents, which payments are being made to compensate such holders as though they were equityholders at the time of, and entitled to share in, such distribution; plus

(h) all non-cash losses, charges and expenses, including any write-offs or write-downs; provided that if any such non-cash loss, charge or expense represents an accrual or reserve for potential cash items in any future four-fiscal quarter period, (i) such Person may determine not to add back such non-cash loss, charge or expense in the period for which Consolidated EBITDA is being calculated and (ii) to the extent such Person does decide to add back such non-cash loss, charge, or expense, the cash payment in respect thereof in such future four-fiscal quarter period will be subtracted from Consolidated EBITDA for such future four-fiscal quarter period; plus

(i) all costs and expenses in connection with pre-opening and opening and closure and/or consolidation of facilities; plus

(j) restructuring charges; accruals or reserves and business optimization expense, including any restructuring costs and integration costs incurred in connection with the Transactions and any other acquisitions; start-up costs (including entry into new markets/channels and new service offerings); costs related to the closure, relocation, reconfiguration and/or consolidation of facilities and costs to relocate employees; integration and transaction costs; retention charges; severance; contract termination costs; recruiting and signing bonuses and expenses; future lease commitments; systems establishment costs; systems, facilities or equipment conversion costs; excess pension charges and consulting fees; expenses attributable to the implementation of costs savings initiatives; costs associated with tax projects/audits; expenses relating to any decommissioning or reconfiguration of fixed assets for alternative uses; and costs consisting of professional consulting or other fees relating to any of the foregoing; plus

(k) Pro Forma Cost Savings; plus

(l) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” and “Pro Forma Adjusted EBITDA” (or similar pro forma non-GAAP measures) as set forth in footnote (3) in the section entitled “Summary—Summary Historical Consolidated and Unaudited Pro Forma Condensed Combined Financial Information and Other Data—CommScope” in the Offering Memorandum to the extent adjustments of such nature continue to be applicable during the period in which Consolidated EBITDA is being calculated; provided that any such adjustments that consist of reductions in costs and other operating improvements or synergies shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Basis”; plus

(m) the amount of loss or discount on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Financing; plus

(n) with respect to any joint venture of such Person or any Restricted Subsidiary thereof that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (a), (b) and (c) above relating to such joint venture corresponding to such Person’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) solely to the extent Consolidated Net Income of such joint venture was reduced thereby; plus

(o) charges (including interest expense) consisting of income attributable to minority interests and noncontrolling interests of third parties in any non-Wholly Owned Restricted Subsidiary, excluding cash distributions in respect thereof, and the amount of any reductions in arriving at Consolidated Net Income resulting from the application of GAAP;

(2) decreased (without duplication and to the extent increasing Consolidated Net Income for such period) by (i) non-cash gains or income, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated EBITDA for any prior period ending after the Acquisition Closing Date and (ii) the amount of any minority interest income consisting of a Subsidiary loss attributable to minority equity interest of third parties in any non-Wholly Owned Subsidiary (to the extent not deducted from Consolidated Net Income for such period);

(3) increased (with respect to losses) or decreased (with respect to gains) by, without duplication, any net realized gains and losses relating to (i) amounts denominated in foreign currencies resulting from the application of the Financial Accounting Standards Board’s Accounting Standards Codification 830 (including net realized gains and losses from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized gains or losses from related Swap Contracts (entered into in the ordinary course of business or consistent with past practice)) or (ii) any other amounts denominated in or otherwise trued-up to provide similar accounting as if they were denominated in foreign currencies; and

(4) increased (with respect to losses) or decreased (with respect to gains) by, without duplication, any gain or loss relating to Swap Contracts (excluding Swap Contracts entered into in the ordinary course of business or consistent with past practice);

provided that the Issuer may, in its sole discretion, elect to not make any adjustment for any item pursuant to the foregoing clauses (1) through (4) if any such item individually is less than $2.0 million in any fiscal quarter.

“Consolidated First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (1) (x) Consolidated Funded First Lien Indebtedness of the Issuer minus (y) the amount of unrestricted cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries, in each case, calculated on a Pro Forma Basis, to (2) the Consolidated EBITDA of the Issuer for the Test Period, calculated on a Pro Forma Basis. In the event that the Issuer shall classify Indebtedness Incurred on the date of determination as secured in part pursuant to clause (24) of the definition of “Permitted Liens” and in part pursuant to one or more other clauses of such definition (other than Liens Incurred under clause (6) thereof in respect of Indebtedness Incurred under Section 3.3(b)(i)(D)), any calculation of Consolidated Funded First Lien Indebtedness for purposes of clause (1)(x) of this definition on such date (but not in respect of any future calculation following such date) shall not include any such Indebtedness (and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds thereof) to the extent secured pursuant to any such other clause of the definition of “Permitted Liens.”

“Consolidated Funded First Lien Indebtedness” means Consolidated Funded Indebtedness of the Issuer that is not Subordinated Indebtedness and that is secured by a Lien on the Collateral on an equivalent priority basis (but, in each case, without regard to the control of remedies) with the Liens on the Collateral securing the Parity Lien Obligations and Consolidated Funded Indebtedness under the ABL

Credit Agreement. For the avoidance of doubt, Consolidated Funded First Lien Indebtedness shall not include Capitalized Lease Obligations other than those that are secured on an equal priority basis with the Liens on the Collateral securing the Parity Lien Obligations.

“Consolidated Funded Indebtedness” means all Indebtedness of the type described in clauses (1)(a), (1)(b) (but excluding surety bonds, performance bonds or other similar instruments), (1)(d) (but solely in respect of the amount of outstanding Indebtedness of the type described in (1)(d) that in the aggregate is in excess of $20.0 million) and (2) (in respect of Indebtedness of the type described in clauses (1)(a), (1)(b) (but excluding Indebtedness constituting surety bonds, performance bonds or other similar instruments) and (1)(d) (but solely in respect of the amount of Indebtedness of the type described in (1)(d) that in the aggregate is in excess of $20.0 million)) of the definition of “Indebtedness,” of a Person and its Restricted Subsidiaries on a consolidated basis, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any acquisition and (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire stated principal amount thereof, without giving effect to any discounts or upfront payments), excluding obligations in respect of letters of credit, bank guarantees and guarantees on first demand, in each case, except to the extent of unreimbursed amounts thereunder. For the avoidance of doubt, it is understood that obligations (i) under Swap Contracts, Cash Management Services and any Factoring Transaction or Receivables Financing or (ii) owed by Unrestricted Subsidiaries, do not constitute Consolidated Funded Indebtedness.

“Consolidated Funded Senior Secured Indebtedness” means Consolidated Funded Indebtedness of the Issuer that is not Subordinated Indebtedness and that is secured by a Lien on the Collateral.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a) the aggregate interest expense of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including pay in kind interest payments, amortization of original issue discount, the interest component of Capitalized Lease Obligations and net payments and receipts (if any) pursuant to interest rate Swap Contracts (other than in connection with the early termination thereof), but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Indebtedness, Swap Contracts or other derivative instruments, all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, discounts, fees and expenses and expensing of any bridge, commitment or other financing fees, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, all discounts, commissions, fees and other charges associated with any Factoring Transaction or Receivables Financing and any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting); plus

(b) consolidated capitalized interest of the referent Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income of the referent Person and its Restricted Subsidiaries for such period;

provided that (a) when determining Consolidated Interest Expense in respect of any four-quarter period ending prior to the first anniversary of the Acquisition Closing Date, Consolidated Interest Expense will be calculated by dividing the aggregate Consolidated Interest Expense accrued since the Acquisition Closing Date by the number of days from and including the Acquisition Closing Date to and including the last day of such period and multiplying such quotient by 365 and (b) in the case of any Person that became a Restricted Subsidiary of such Person after the commencement of such four-quarter period, the interest expense of such Person paid in cash prior to the date on which it became a Restricted Subsidiary of such Person will be disregarded. For purposes of this definition, interest on Capitalized Lease Obligations will be deemed to accrue at the interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligations in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that (without duplication):

(a) all net after-tax extraordinary, nonrecurring, exceptional or unusual gains, losses, income, expenses and charges, in each case as determined in good faith by such Person, and in any event including, without limitation, all restructuring, severance, relocation, retention and completion bonuses or payments, consolidation, integration or other similar charges and expenses, contract termination costs, system establishment charges, conversion costs, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments, settlements or modifications to pension and post-retirement employee benefit plans in connection with the Transactions or any acquisition or Permitted Investment, expenses associated with strategic initiatives, facilities shutdown and opening costs, and any fees, expenses, charges or change in control payments related to the Transactions or any acquisition or Permitted Investment (including any transition-related expenses (including retention or transaction-related bonuses or payments) incurred before, on or after the Issue Date), will be excluded;

(b) all (i) losses, charges and expenses relating to the Transactions, (ii) transaction fees, costs and expenses incurred in connection with any actual or contemplated equity issuances, investments, acquisitions, dispositions, recapitalizations, mergers, amalgamations, Divisions, option buyouts and the Incurrence, modification or repayment of Indebtedness permitted to be Incurred under this Indenture or the Senior Credit Agreements (including any Refinancing Indebtedness in respect thereof) or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions (in each case, whether or not consummated) and (iii) without duplication of any of the foregoing, non-operating or non-recurring professional fees, costs and expenses for such period will be excluded;

(c) all net after-tax income, loss, expense or charge from abandoned, closed or discontinued operations and any net after-tax gain or loss on the disposal of abandoned, closed or discontinued operations (and all related expenses) other than in the ordinary course of business (as determined in good faith by such Person) will be excluded;

(d) all net after-tax gain, loss, expense or charge attributable to business dispositions and asset dispositions, including the sale or other disposition of any Equity Interests of any Person, other than in the ordinary course of business (as determined in good faith by such Person) will be excluded;

(e) all net after-tax income, loss, expense or charge attributable to the early extinguishment, conversion or cancellation of Indebtedness, Swap Contracts or other derivative instruments (including deferred financing costs written off and premiums paid) will be excluded;

(f) all non-cash gains, losses, expenses or charges attributable to the movement in the mark-to-market valuation of Indebtedness, Swap Contracts or other derivative instruments will be excluded;

(g) any non-cash or unrealized foreign currency translation or transactional gains and losses related to changes in currency exchange rates (including, without limitation, remeasurements of Indebtedness and any net loss or gain resulting from (i) Swap Contracts for currency exchange risk and (ii) intercompany Indebtedness), will be excluded;

(h) (i) the net income for such period of any Person that is not a Restricted Subsidiary of the referent Person, or that is accounted for by the equity method of accounting, will be included only to the extent of the amount of dividends or distributions or other payments made in cash (or converted into cash) with respect to such equity ownership to the referent Person or a Restricted Subsidiary thereof in respect of such period and (ii) the net income for such period will include any ordinary course dividends or distributions or other payments made in cash (or converted into cash) with respect to such equity ownership received from any such Person during such period in excess of the amounts included in subclause (i) above;

(i) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies will be excluded;

(j) the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to the referent Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to any acquisition consummated before or after the Issue Date (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items), and the amortization, write-down or write-off of any amounts thereof, net of taxes, will be excluded;

(k) all non-cash impairment charges and asset write-ups, write-downs and write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising from the application of GAAP will be excluded;

(l) all non-cash expenses realized in connection with or resulting from equity or equity-linked compensation plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock, stock appreciation or other similar rights will be excluded;

(m) any costs or expenses incurred in connection with the payment of dividend equivalent rights to holders of equity-based incentive awards pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement or post-employment benefit plan or agreement will be excluded;

(n) accruals and reserves for liabilities or expenses that are established or adjusted as a result of the Transactions within 12 months after the Acquisition Closing Date will be excluded;

(o) all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, and expensing of any bridge, commitment or other financing fees (including in connection with a transaction undertaken but not completed), will be excluded;

(p) all discounts, commissions, fees and other charges (including interest expense) associated with any Factoring Transaction or Receivables Financing will be excluded;

(q) (i) the non-cash portion of “straight-line” rent expense will be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense will be included;

(r) expenses and lost profits with respect to liability or casualty events or business interruption will be disregarded to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, but only to the extent that such amount (i) has not been denied by the applicable carrier in writing and (ii) is in fact reimbursed within 365 days of the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction for any amounts so added back that are not reimbursed within such 365-day period); provided that any proceeds of such reimbursement when received will be excluded from the calculation of Consolidated Net Income to the extent the expense or lost profit reimbursed was previously disregarded pursuant to this clause (r);

(s) losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any asset disposition will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(t) non-cash charges or income relating to increases or decreases of deferred tax asset valuation allowances will be excluded;

(u) cash dividends or returns of capital from Investments (such return of capital not reducing the ownership interest in the underlying Investment), in each case, received during such period, to the extent not otherwise included in Consolidated Net Income for that period or any prior period subsequent to the Acquisition Closing Date will be included;

(v) solely for the purpose of determining the amount available for Restricted Payments under Section 3.4(a)(C) and without duplication of provisions under Section 3.4(a)(C) with respect to cash dividends or other returns on Investments, the net income (or loss) for such period of any Restricted Subsidiary (other than a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to such Person or any of its Restricted Subsidiaries in respect of such period, to the extent not already included therein (subject, in the case of a dividend to another Restricted Subsidiary (other than a Guarantor), to the limitation contained in this clause (v));

(w) [reserved];

(x) any (i) severance or relocation costs or expenses, (ii) one-time non-cash compensation charges, (iii) costs and expenses related to employment of terminated employees and (iv) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded; and

(y) any non-cash interest expense and non-cash interest income, in each case to the extent there is no associated cash disbursement or receipt, as the case may be, before the earlier of the maturity date of the Notes and the date on which all the Notes cease to be outstanding, shall be excluded;

provided that the Issuer may, in its sole discretion, elect to not make any adjustment for any item pursuant to the foregoing clauses (a) through (y) if any such item individually is less than $2.0 million in any fiscal quarter.

For the purpose of Section 3.4 only, there shall be excluded from Consolidated Net Income any income arising from the sale or other disposition of Restricted Investments, from repurchases or redemptions of Restricted Investments, from repayments of loans or advances that constituted Restricted Investments or from any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries, in each case to the extent such amounts increase the amount of Restricted Payments permitted under Section 3.4(a)(C)(5) or 3.4(a)(C)(6).

“Consolidated Net Tangible Assets” means the aggregate amount of assets (including deferred tax assets (without reducing such deferred tax assets by deferred tax liabilities) and less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense, investments and other like intangibles, all as set forth in the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries, determined on a Pro Forma Basis.

“Consolidated Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (1) (x) Consolidated Funded Senior Secured Indebtedness of the Issuer minus (y) the amount of unrestricted cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries, in each case, calculated on a Pro Forma Basis to (2) the Consolidated EBITDA of the Issuer for the Test Period, calculated on a Pro Forma Basis. In the event that the Issuer shall classify Indebtedness Incurred on the date of determination as secured in part pursuant to clause (24) of the definition of “Permitted Liens” and in part pursuant to one or more other clauses of such definition (other than Liens Incurred under clause (6) thereof in respect of Indebtedness Incurred under Section 3.3(b)(i)(D)), any calculation of Consolidated Funded Senior Secured Indebtedness for purposes of clause (1)(x) of this definition on such date (but not in respect of any future calculation following such date) shall not include any such Indebtedness (and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds thereof) to the extent secured pursuant to any such other clause of the definition of “Permitted Liens.”

“Consolidated Total Assets” means the consolidated total assets of the Issuer and its Restricted Subsidiaries, as set forth in the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries, determined on a Pro Forma Basis.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (1) (x) Consolidated Funded Indebtedness of the Issuer minus (y) the amount of unrestricted cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries, in each case, calculated on a Pro Forma Basis to (2) the Consolidated EBITDA of the Issuer for the Test Period, calculated on a Pro Forma Basis.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contribution Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuer or any Restricted Subsidiary (other than, in the case of such Restricted Subsidiary, contributions by the Issuer or any other Restricted Subsidiary to its capital) after the Issue Date and designated as a Cash Contribution Amount; provided that such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the Incurrence date thereof.

“Corporate Trust Office” shall be at the address of the Trustee specified in Section 12.1 or such other address as to which the Trustee may give notice to the Issuer or Holders pursuant to the procedures set forth in Section 12.1.

“Credit Agreement” means (i) the Senior Credit Agreements and (ii) whether or not either of the Senior Credit Agreements remain outstanding, if designated by the Issuer to be included in this definition of “Credit Agreement,” one or more (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, notes, mortgages, guarantees, collateral documents, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (C) instruments or agreements evidencing any other Indebtedness, Disqualified Stock or Preferred Stock, in each case, with the same or different borrower(s) or issuer(s) and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased (provided that such increase in borrowings is permitted under this Indenture), replaced or refunded in whole or in part from time to time and whether by the same or any other agent, lender or investor or group of lenders or investors.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Code.

“Current Asset Collateral” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“Data Download Program” means the interactive electronic interface made available by the Board of Governors of the Federal Reserve System or any successor information system.

“Default” means any event that is, or after notice or the passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.6 hereof, substantially in the form of Exhibit A-1 hereto for the 2024 Notes and Exhibit A-2 hereto for the 2026 Notes, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means DTC, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Issuer.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Excluded Equity), that is issued after the Acquisition Closing Date for cash and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof, the cash proceeds of which are contributed to the capital of the Issuer (if issued by Holdings or any other direct or indirect parent of the Issuer) and excluded from the calculation set forth in Section 3.4(a)(C).

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Equity Interests than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto));

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock; or

(3) is redeemable at the option of the holder thereof, in whole or in part;

in each case, prior to the date that is 91 days after the earlier of the maturity date of the Notes and the date the Notes are no longer outstanding; provided that only the portion of Equity Interests that so mature or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or a direct or indirect parent of the Issuer or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Issuer or its Subsidiaries or a direct or indirect parent of the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“Eligible Escrow Investments” means any of the following securities: (1) investment in obligations issued or guaranteed by the U.S. government or any agency thereof, in each case, maturing no later than the Outside Date; (2) demand deposits, including interest-bearing money market accounts, time deposits, trust funds, trust accounts, overnight bank deposits, interest-bearing deposits, certificates of deposit or bankers acceptances of depository institutions, in each case, maturing no later than the Outside Date; (3) investments in commercial paper maturing no later than the Outside Date and having, at the date of acquisition, a credit rating no lower than A-1 from S&P, P-1 from Moody’s or F-1 from Fitch; (4) repurchase obligations maturing no later than the Outside Date entered into with a nationally recognized broker-dealer, with respect to which the purchased securities are obligations issued or guaranteed by the U.S. government or any agency thereof, which repurchase obligations shall be entered into pursuant to written agreements; and (5) investment in money market mutual funds having a rating in the highest investment category granted thereby from S&P or Moody’s, including those for which the Escrow Agent or an affiliate receives and retains a fee for services provided to the fund, whether as a custodian, transfer agent, investment advisor or otherwise.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Capital Stock that arises only by reason of the happening of a contingency or any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale on or after the Issue Date of Capital Stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or such direct or indirect parent’s common stock registered on Form S-4 or Form S-8 or a successor form thereto;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution or Refunding Capital Stock.

“Escrow Agent” means JPMorgan Chase Bank, N.A., as escrow agent under the Escrow Agreement or any successor escrow agent as set forth in the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement, dated as of the Issue Date, among the Escrow Issuer, the Trustee and the Escrow Agent, as amended, supplemented, modified, extended, renewed, restated or replaced in whole or in part from time to time.

“Escrow Issuer” means CommScope Finance LLC, a Delaware limited liability company.

“Escrow Merger” means, upon consummation of the Acquisition, the merger of the Escrow Issuer with and into CommScope, with CommScope continuing as the surviving entity.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, or any successor securities clearing agency.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Accounts” means segregated deposit, securities and commodities accounts that are maintained and used solely (1) for payroll, employee healthcare and other employee wage and benefit accounts, (2) as withholding tax accounts, including, without limitation, sales tax accounts, (3) as escrow, fiduciary or trust accounts, in each case exclusively for the benefit of unaffiliated third parties held in connection with a transaction permitted by this Agreement and (4) as defeasance and redemption accounts that are subject to a Lien of the type described in and maintained in accordance with clause (29) of the definition of “Permitted Liens”.

“Excluded Assets” means:

(1) (i) any fee-owned real property with a fair market value of less than $10.0 million, (ii) any portion of fee-owned real property that contains improvements located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” and (iii) all real property leasehold interests;

(2) motor vehicles and other assets subject to certificates of title to the extent a lien thereon cannot be perfected by filing a UCC financing statement;

(3) pledges and security interests prohibited by applicable law, rule or regulation after giving effect to the applicable anti-assignment provisions of the UCC;

(4) assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of any law or regulation in any applicable jurisdiction similar to Section 956 of the Code) as reasonably determined by the Issuer or a direct or indirect parent of the Issuer;

(5) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Issuer or a Guarantor) except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the UCC and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition;

(6) those assets as to which the ABL Collateral Agent (in the case of assets that would otherwise constitute Current Asset Collateral) or the Term Loan Collateral Agent (in the case of assets that would otherwise constitute Fixed Asset Collateral) and the Issuer reasonably agree that the cost of obtaining such security interest or perfection thereof is excessive in relation to the benefit to the lenders of the security interest thereto;

(7) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (in each case, except to the extent such prohibition or restriction is unenforceable after giving effect to the applicable anti-assignment provisions of the UCC) and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition;

(8) “intent-to-use” trademark applications prior to the filing of “Amendment to Allege Use” or “Statement of Use” filing;

(9) margin stock;

(10) any assets of a CFC or CFC Holdco or of a direct or indirect subsidiary of a CFC or CFC Holdco;

(11) any assets or equity interests of a captive insurance company or not-for-profit entity or other special purpose entity that is not a Guarantor;

(12) the Acquisition Agreement and the rights therein or arising thereunder (except any proceeds of the Acquisition Agreement);

(13) Excluded Capital Stock; and

(14) Excluded Accounts and the funds or other property held in or maintained for the purposes described in the definition of Excluded Accounts in any such Excluded Account;

provided, however, that Excluded Assets will not include (a) any proceeds, substitutions or replacements of any Excluded Assets or (b) any asset of the Issuer or the Guarantors that secures Obligations with respect to the ABL Credit Agreement or the Term Loan Credit Agreement

“Excluded Capital Stock” means (a) any Capital Stock with respect to which the Issuer reasonably determines in writing delivered to the Collateral Agent that the costs (including any costs resulting from adverse tax consequences) of pledging such Capital Stock shall be excessive in view of the benefits to be obtained by the Holders therefrom and (b)(1) solely in the case of any pledge of Capital Stock of any Subsidiary that either is a CFC or a CFC Holdco, any Capital Stock that is Voting Stock of such Subsidiary in excess of 65.0% of the outstanding Voting Stock of such Subsidiary, (2) any Capital Stock to the extent the pledge thereof would be prohibited by any applicable law, rule or regulation or, in the case of Capital Stock of a non-Wholly Owned Subsidiary, contractual obligation existing on the Acquisition Closing Date or on the date such Capital Stock is acquired by the Issuer or a Guarantor (and not entered into in contemplation of such acquisition) in each case, after giving effect to the anti-assignment provisions of the UCC, (3) the Capital Stock of any Subsidiary that is not wholly owned by the Issuer and the Guarantors at the time such Subsidiary becomes a Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary) to the extent the pledge of such Capital Stock by the Issuer or Guarantor is prohibited by the terms of such Subsidiary’s organizational or joint venture documents, (4) the Capital Stock of any Immaterial Subsidiary, (5) for the avoidance of doubt, the Capital Stock of any direct or indirect Subsidiary of a CFC or any CFC Holdco and (6) the Capital Stock of any Unrestricted Subsidiary; provided, however, that Excluded Capital Stock will not include (a) any proceeds, substitutions or replacements of any Excluded Capital Stock (unless such proceeds, substitutions or replacements would otherwise constitute Excluded Capital Stock) or (b) any asset of the Issuer or the Guarantors that secures obligations with respect to the ABL Credit Agreement or the Term Loan Credit Agreement.

“Excluded Contributions” means the net cash proceeds and Cash Equivalents, or the Fair Market Value of other assets, received by the Issuer after the Issue Date from:

(1) contributions to its common equity capital; and

(2) the sale of Capital Stock (other than Excluded Equity) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate, or that are utilized to make a Restricted Payment pursuant to Section 3.4(b)(ii). Excluded Contributions will be excluded from the calculation set forth in Section 3.4(a)(C).

“Excluded Equity” means (i) Disqualified Stock, (ii) any Equity Interests issued or sold to a Restricted Subsidiary or any employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries or a direct or indirect parent of the Issuer (to the extent such employee stock ownership plan or trust has been funded by the Issuer or any Subsidiary or a direct or indirect parent of the Issuer), and (iii) any Equity Interest that has already been used or designated (x) as (or the proceeds of which have been used or designated as) a Cash Contribution Amount, Designated Preferred Stock, an Excluded Contribution or Refunding Capital Stock, or (y) to increase the amount available under Section 3.4(b)(iv)(a) or clause (14) of the definition of “Permitted Investments” or is proceeds of Indebtedness referred to in Section 3.4(b)(xiii)(b).

“Exempted Indebtedness” means, as of any particular time, all then-outstanding Indebtedness of the Issuer and its Principal Property Subsidiaries incurred after the Issue Date and secured by any mortgage, security interest, pledge or lien other than those permitted by Section 3.5(b).

“Existing Indentures” means each of the indentures governing any series of the Existing Notes, as amended, restated, supplemented, waived, renewed or otherwise modified from time to time, and as replaced (whether or not upon termination, and whether with the original holders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time.

“Existing Notes” means CommScope’s $650.0 million in aggregate principal amount outstanding of 5.000% Senior Notes due 2021, CommScope’s $650.0 million in aggregate principal amount outstanding of 5.500% Senior Notes due 2024, CommScope Technologies LLC’s $1,500.0 million in aggregate principal amount outstanding of 6.000% Senior Notes due 2025 and CommScope Technologies LLC’s $750.0 million in aggregate principal amount outstanding of 5.000% Senior Notes due 2027.

“Factoring Transaction” means any transaction or series of transactions that may be entered into by the Issuer or any Restricted Subsidiary pursuant to which the Issuer or such Restricted Subsidiary may sell, convey, assign or otherwise transfer Receivables Assets (which may include a backup or precautionary grant of security interest in such Receivables Assets so sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred) to any Person that is not a Restricted Subsidiary; provided that any such Person that is a Subsidiary meets the qualifications in clauses (1) through (3) of the definition of “Receivables Subsidiary.”

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Issuer or any direct or indirect parent of the Issuer, whose determination will be conclusive for all purposes under this Indenture and the Notes).

“Fitch” means Fitch Ratings, Inc. or any successor to the rating agency business thereof.

“Fixed Asset Collateral” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“Fixed Charge Coverage Ratio” means, with respect to any Person as of any date, the ratio of (1) Consolidated EBITDA of such Person for the Test Period, calculated on a Pro Forma Basis for such period, to (2) the Fixed Charges of such Person for such period calculated on a Pro Forma Basis. In the event that the Issuer or any of its Restricted Subsidiaries Incurs or redeems or repays any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the Test Period, unless the related commitments have been terminated and such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Preferred Stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to, substantially simultaneously with or in connection with the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis; provided that, in the event that the Issuer shall classify Indebtedness Incurred on the date of determination as Incurred in part as Ratio Debt and in part pursuant to one or more clauses of Section 3.3(b) (other than in respect of Section 3.3(b)(xv)) as provided in Section 3.3(c), any calculation of Fixed Charges pursuant to this definition on such date (but not in respect of any future calculation following such date) shall not include any such Indebtedness (and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds thereof) to the extent Incurred pursuant to any such other clause of such definition.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Cash Interest Expense of such Person for such period, and

(2) the product of (a) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries for such period and (b) a fraction, the numerator of which is one and the denominator of which is one minus the then-current combined federal, state and local statutory tax rate of such Person and its Restricted Subsidiaries, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed GAAP Date” means the Issue Date; provided that at any time and from time to time after the Issue Date, the Issuer may by written notice to the Trustee elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Capitalized Lease Obligation,” “Consolidated Cash Interest Expense,” “Consolidated EBITDA,” “Consolidated First Lien Net Leverage Ratio,” “Consolidated Funded First Lien Indebtedness,” “Consolidated Funded Indebtedness,” “Consolidated Funded Senior Secured Indebtedness,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Net Tangible Assets,” “Consolidated Senior Secured Net Leverage Ratio,” “Consolidated Total Assets,” “Consolidated Total Net Leverage Ratio,” “Fixed Charge Coverage Ratio” and “Indebtedness,” (b) all defined terms in this Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Indenture or the Notes that, at the Issuer’s election, may be specified by the Issuer by written notice to the Trustee from time to time; provided that the Issuer may elect to remove any term from constituting a Fixed GAAP Term.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America, any state thereof or the District of Columbia.

“Four Quarter Consolidated EBITDA” means as of any date of determination with respect to any Test Period, Consolidated EBITDA of the Issuer for such Test Period on a Pro Forma Basis.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies); provided that the Issuer may at any time elect by written notice to the Trustee to use IFRS in lieu of GAAP for financial reporting purposes and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture) and (b) for prior periods, GAAP as defined in the first sentence of this definition prior to the proviso. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP.

“Global Note Legend” means the legend set forth in Section 2.1(b) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A-1 hereto for the 2024 Notes and Exhibit A-2 hereto for the 2026 Notes, in each case, issued in accordance with Section 2.1 or 2.6 hereof.

“guarantee” means, as to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other Obligations.

“Guarantee” means any guarantee of the Obligations of the Issuer under this Indenture and the Notes in accordance with the provisions of this Indenture.

“Guarantors” means, collectively, Holdings and each Restricted Subsidiary of the Issuer that executes (or otherwise becomes a party to) this Indenture on the Acquisition Closing Date and each other Restricted Subsidiary of the Issuer that Incurs a Guarantee of the Notes; provided that upon the release or discharge of such Person from its Guarantee in accordance with this Indenture, such Person automatically ceases to be a Guarantor.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Holdings” means CommScope Holding Company, Inc., a Delaware corporation, and its successors.

“IAI Global Note” means a global note substantially in the form of Exhibit A-1 hereto for the 2024 Notes and Exhibit A-2 hereto for the 2026 Notes, in each case, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of the Notes resold to IAIs.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Immaterial Subsidiary” means any Subsidiary of the Issuer that, as of the date of the most recent financial statements required to be delivered to holders pursuant to Sections 3.2(a)(i) and 3.2(a)(ii) does not have (a) assets in excess of 5.0% of Consolidated Total Assets (or when combined with the assets of all other Immaterial Subsidiaries, after eliminating intercompany obligations, assets in excess of 10.0% of Consolidated Total Assets) or (b) Consolidated EBITDA for the Test Period in excess of 5.0% of the Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for such period (or, when combined with the Consolidated EBITDA of all other Immaterial Subsidiaries, after eliminating intercompany obligations, Consolidated EBITDA for the Test Period in excess of 10.0% of the Consolidated EBITDA of the Issuer and the its Subsidiaries for such period); provided that, at all times prior to the first delivery of financial statements pursuant to Sections 3.2(a)(i) and 3.2(a)(ii) this definition shall be applied based on the pro forma consolidated financial statements of Holdings and its Subsidiaries included in the Offering Memorandum under “Unaudited Pro Forma Condensed Combined Financial Information.”

“Incur” means, with respect to any Indebtedness, Capital Stock or Lien, to issue, assume, guarantee, incur or otherwise become liable for such Indebtedness, Capital Stock or Lien, as applicable; provided that any Indebtedness, Capital Stock or Lien of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition, Division or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person, without duplication:

(1) the principal of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, (d) in respect of Capitalized Lease Obligations or (e) representing any Swap Contracts, in each case, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Swap Contracts) would appear as a liability on a balance sheet (excluding the notes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any guarantee by such Person of the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness shall be the lesser of: (a) the Fair Market Value of such asset, at such date of determination, and (b) the amount of such Indebtedness of such other Person.

The term “Indebtedness” shall not include (x) any lease, concession or license of property (or guarantee thereof) that would be considered an operating lease under GAAP as in effect on the Issue Date in accordance with the definition of “Fixed GAAP Terms,” (y) any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practices, or obligations under any license, permit or other approval (or guarantees given in respect of such obligations) Incurred prior to the Acquisition Closing Date or in the ordinary course of business or consistent with past practices or (z) Indebtedness of Holdings or any direct or indirect parent thereof appearing on the balance sheet of the Issuer solely by reason of push-down accounting.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i) Contingent Obligations Incurred in the ordinary course of business or consistent with past practices;

(ii) Obligations under or in respect of Receivables Financings;

(iii) any balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case Incurred in the ordinary course of business;

(iv) intercompany liabilities that would be eliminated on the consolidated balance sheet of the Issuer and its consolidated Subsidiaries;

(v) prepaid or deferred revenue arising in the ordinary course of business;

(vi) Cash Management Services;

(vii) in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(viii) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that has been defeased or satisfied and discharged pursuant to the terms of such agreement;

(ix) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, deferred compensatory or employee or director equity plans pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes;

(x) Capital Stock (other than Disqualified Stock of the Issuer and Preferred Stock of a Restricted Subsidiary); or

(xi) indebtedness that constitutes “Indebtedness” merely by virtue of a pledge of an Investment (without any accompanying guaranty) in an Unrestricted Subsidiary.

“Indenture” has the meaning set forth in the preamble hereto.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Issuer or any direct or indirect parent of the Issuer, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial 2024 Notes” means the $1,250,000,000 in aggregate principal amount of 5.50% Senior Secured Notes due 2024 of the Issuer issued under this Indenture on the Issue Date.

“Initial 2026 Notes” means the $1,500,000,000 in aggregate principal amount of 6.00% Senior Secured Notes due 2026 of the Issuer issued under this Indenture on the Issue Date.

“Initial Notes” means, collectively, the Initial 2024 Notes and the Initial 2026 Notes.

“Initial Purchasers” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Mizuho Securities USA LLC, BNP Paribas Securities Corp., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, SMBC Nikko Securities America, Inc., TCG Capital Markets L.L.C. and Regions Securities LLC, with respect to the offer and sale of the Initial Notes, and such other initial purchasers party to future purchase agreements entered into in connection with an offer and sale of any Additional Notes.

“insolvency or liquidation proceeding” means:

(1) any case or proceeding commenced by or against the Issuer or any Guarantor under the Bankruptcy Code or any similar federal or state law for the relief of debtors, any other case or proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Issuer or any Guarantor, any receivership or assignment for the benefit of creditors relating to the Issuer or any Guarantor or any similar case or proceeding relative to the Issuer or any other Guarantor or its respective creditors, as such, in each case whether or not voluntary; or

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Issuer or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; provided that the liquidation or dissolution of any Subsidiary that is not prohibited by and does not require consent under any of the Parity Lien Documents shall not be considered an insolvency or liquidation proceeding.

“Intercreditor Agreements” means the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement.

“Interest Payment Date” means, in the case of the Initial Notes, March 1 and September 1 of each year, commencing on September 1, 2019 and, in the case of any Additional Notes, such interest payment dates as may be designated by the Issuer in accordance with the provisions of Section 2.2 hereof and, in each case, ending at the Stated Maturity of the Notes.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by Fitch or S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries,

(3) investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (1) and (2) above and clause (4) below which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, (i) all investments by such Person in other Persons (including Affiliates) in the form of (a) loans (including guarantees of Indebtedness), (b) advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit and advances or other payments made to customers, dealers, suppliers and distributors and payroll, commission, travel and similar advances to officers, directors, managers, employees, consultants and independent contractors made in the ordinary course of business) and (c) purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other such Person and (ii) investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in clause (i) of this definition to the extent such transactions involve the transfer of cash or other property; provided that Investments shall not include, in the case of the Issuer and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. In no event shall a guarantee of an operating lease of the Issuer or any Restricted Subsidiary be deemed an Investment. For purposes of the definition of “Unrestricted Subsidiary” and Section 3.4:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time (including for purposes of calculating the amount of any Investment outstanding at any time under any provision of Section 3.4 and otherwise determining compliance with Section 3.4) shall be the amount actually invested in such Investment (determined, in the case of any Investment made with assets of the Issuer or any Restricted Subsidiary, based on the Fair Market Value of the assets invested and without taking into account subsequent increases or decreases in value), reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Issuer or a Restricted Subsidiary in respect of such Investment and shall be net of any Investment by such Person in the Issuer or any Restricted Subsidiary.

“Issue Date” means February 19, 2019.

“Issuer” means (a) prior to the Acquisition Closing Date, the Escrow Issuer, and (b) after the Acquisition Closing Date, CommScope.

“joint venture” means any joint venture or similar arrangement (in each case, regardless of legal formation), including but not limited to collaboration arrangements, profit sharing arrangements or other contractual arrangements.

“JV Distributions” means, at any time, 50.0% of the aggregate amount of all cash dividends or distributions received by the Issuer or any of its Restricted Subsidiaries as a return on an Investment in a Permitted Joint Venture during the period from the Acquisition Closing Date through the end of the fiscal quarter most recently ended immediately prior to such date for which financial statements are internally available; provided that the Issuer or any of its Restricted Subsidiaries is not required to reinvest such dividends or distributions in the Permitted Joint Venture.

“Keepwell Agreement” means the agreement entered into between CommScope and the Escrow Issuer, dated as of the Issue Date, pursuant to which CommScope has agreed, for the benefit of the Trustee, the Escrow Agent and the Holders, upon receipt of a Special Mandatory Redemption Notice, to transfer an amount of cash to the Escrow Issuer that will be sufficient, after taking into account the Escrowed Funds at such time, to fund the redemption of all of the Notes, including accrued and unpaid interest thereon, pursuant to such Special Mandatory Redemption, including the fees and expenses of the Trustee and the Escrow Agent.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC of any jurisdiction); provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Maximum Fixed Repurchase Price” means, with respect to any Disqualified Stock or Preferred Stock, the liquidation preference or, if any such Disqualified Stock or Preferred Stock does not have a fixed repurchase price, the amount as calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Indebtedness is required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Issuer or any direct or indirect parent of the Issuer.

“Maximum Incremental Leverage Amount” means an unlimited amount of Indebtedness, Disqualified Stock and Preferred Stock so long as the Maximum Leverage Requirement is satisfied.

“Maximum Leverage Requirement” means, with respect to the Incurrence of any applicable Indebtedness, Disqualified Stock or Preferred Stock, the requirement that, on a Pro Forma Basis, after giving effect to such Incurrence: (a) for any such Indebtedness, Disqualified Stock or Preferred Stock that will be secured by a Lien on the Collateral on a pari passu basis with the Notes or with respect to any Priority Lien Indebtedness, the Consolidated First Lien Net Leverage Ratio does not exceed (i) 3.25 to 1.00 or (ii) if any such Indebtedness, Disqualified Stock or Preferred Stock is to be Incurred in connection with an acquisition or similar Investment, the Consolidated First Lien Net Leverage Ratio immediately prior to such Incurrence; (b) for any such Indebtedness, Disqualified Stock or Preferred Stock that will be secured by Liens on the Collateral on a junior basis to the Notes (other than Priority Lien Indebtedness), the Consolidated Senior Secured Net Leverage Ratio does not exceed (i) 3.75 to 1.00 or (ii) if any such Indebtedness, Disqualified Stock or Preferred Stock is to be Incurred in connection with an acquisition or similar Investment, the Consolidated Senior Secured Net Leverage Ratio immediately prior to such Incurrence; and (c) for any such Indebtedness, Disqualified Stock or Preferred Stock that is unsecured, either (x) the Consolidated Total Net Leverage Ratio does not exceed (i) 6.50 to 1.00 or (ii) if any such Indebtedness, Disqualified Stock or Preferred Stock is to be Incurred in connection with an acquisition or similar Investment, the Consolidated Total Net Leverage Ratio immediately prior to such Incurrence, or (y) the Fixed Charge Coverage Ratio is not less than (i) 2.00 to 1.00 or (ii) if any such Indebtedness, Disqualified Stock or Preferred Stock is to be Incurred in connection with an acquisition or similar Investment, the Fixed Charge Coverage Ratio immediately prior to such Incurrence.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Cash Proceeds” means with respect to the disposition of any asset by the Issuer or any of its Restricted Subsidiaries (other than any disposition of any Receivables Assets in a Qualified Receivables Factoring or Qualified Receivables Financing), the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received, and including any proceeds received as a result of unwinding any related Swap Contract in connection with any related transaction) over (ii) the sum of:

(i) the principal amount of any Indebtedness that is secured by a Lien on the asset subject to such disposition and that is repaid in connection with such disposition (other than (x) Indebtedness under the Senior Credit Agreements and (y) if such asset constitutes Collateral, any Indebtedness secured by such asset with a Lien ranking pari passu with or junior to the Liens securing the Senior Credit Agreements), together with any applicable premiums, penalties, interest or breakage costs;

(ii) the fees and out-of-pocket expenses incurred by the Issuer or such Restricted Subsidiary in connection with such disposition (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith);

(iii) all taxes paid or reasonably estimated to be payable in connection with such disposition (or any tax distribution made as a result of or in connection with such disposition) and any repatriation costs associated with receipt or distribution by the applicable taxpayer of such proceeds;

(iv) any costs associated with unwinding any related Swap Contract in connection with such transaction;

(v) any reserve for adjustment in respect of (x) the sale price of the property that is the subject of such disposition established in accordance with GAAP and (y) any liabilities associated with such property and retained by the Issuer or any of its Restricted Subsidiaries after such disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (1) received upon the disposition of any non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in any such disposition and (2) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (v);

(vi) in the case of any disposition by a Restricted Subsidiary that is a joint venture or other non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (vi)) attributable to the minority interests and not available for distribution to or for the account of Holdings or a Wholly Owned Restricted Subsidiary as a result thereof; and

(vii) any amounts used to repay or return any customer deposits required to be repaid or returned as a result of any disposition.

“New Unsecured Notes” means the $1,000,000,000 in aggregate principal amount of 8.25% Senior Notes due 2027 of the Issuer issued under the New Unsecured Notes Indenture on the Issue Date.

“New Unsecured Notes Indenture” means the indenture, to be dated the Issue Date, between the Issuer, Wilmington Trust, National Association, as trustee, governing the New Unsecured Notes as amended, restated, supplemented, waived, renewed or otherwise modified from time to time, and as replaced (whether or not upon termination, and whether with the original holders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary of the Issuer that is not a Guarantor.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“Notes” means the Initial Notes and any Additional Notes, treated as a single class of securities except as otherwise provided in Section 2.2 and Section 9.2(a).

“Notes Custodian” means the custodian with respect to the Global Note (as appointed by the Depositary), or any successor Person thereto and shall initially be the Trustee.

“Obligations” means any principal, interest (including any interest, fees or expenses accruing subsequent to the filing of a petition in an insolvency or liquidation proceeding or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees or expenses are an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, expenses, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Offering Memorandum related to the offering of the Notes and the New Unsecured Notes, dated February 7, 2019.

“Officer” means, with respect to any Person, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary (or any person serving the equivalent function of any of the foregoing) of such Person (or of any direct or indirect parent, general partner, managing member or sole member of such Person) or any individual designated as an “Officer” for purposes of this Indenture by the Board of Directors of such Person (or the Board of Directors of any direct or indirect parent, general partner, managing member or sole member of such Person).

“Officer’s Certificate” means a certificate signed on behalf of the Issuer or any direct or indirect parent of the Issuer by an Officer of the Issuer or such parent entity that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the Notes and any Indebtedness that ranks pari passu in right of payment to the Notes, without giving effect to collateral arrangements; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness that ranks pari passu in right of payment to such Guarantor’s Guarantee, without giving effect to collateral arrangements.

“Pari Passu Intercreditor Agreement” means that certain pari passu intercreditor agreement, to be entered into on or around the Acquisition Closing Date, by and among the Collateral Agent, the Term Loan Collateral Agent and each additional agent from time to time party thereto, and acknowledged by the grantors party thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms and this Indenture.

“Parity Lien” means a Lien granted to the Collateral Agent or other Parity Lien Representative under any Parity Lien Indebtedness for the benefit of the holders thereof, at any time, upon the Collateral to secure Parity Lien Obligations.

“Parity Lien Documents” means, collectively, this Indenture, the Notes, the Security Documents, the Intercreditor Agreements, the Term Loan Credit Agreement and the indenture, credit agreement or other agreement governing other Parity Lien Indebtedness and the security documents related to the foregoing.

“Parity Lien Indebtedness” means:

(1)	Indebtedness represented by the Notes initially issued by the Issuer under this Indenture on the Issue Date;

(2)

Indebtedness Incurred by the Issuer or any of the Guarantors under the Term Loan Credit Agreement and/or other obligations secured ratably thereunder that is intended by the Issuer to be secured equally and ratably with the Parity Lien Obligations by a Parity Lien that is permitted to be Incurred and/or secured by a Parity Lien under this Indenture;

(3)

any other Indebtedness of the Issuer or any Guarantor (including Additional Notes but, for the avoidance of doubt, excluding Priority Lien Indebtedness) that is intended by the Issuer to be secured equally and ratably with the Parity Lien Obligations by a Parity Lien that is permitted to be Incurred and secured by a Parity Lien under this Indenture; provided that in the case of any Indebtedness referred to in this clause (3):

(a)

on or before the date on which such Indebtedness is Incurred by the Issuer or such Guarantor, such Indebtedness is designated by the Issuer, in accordance with the terms and conditions of the Pari Passu Intercreditor Agreement, as “Additional Pari Passu Lien Obligations” for the purposes of the Pari Passu Intercreditor Agreement; provided that no series of debt may be designated as both Parity Lien Indebtedness and Priority Lien Indebtedness; and

(b)	the Parity Lien Representative of such Indebtedness becomes a party to the Intercreditor Agreements in accordance with the terms thereof; and

(4)	guarantees by any Guarantor in respect of any of the Obligations described in the foregoing clauses (1) through (3).

“Parity Lien Obligations” means Parity Lien Indebtedness and all other Obligations in respect thereof.

“Parity Lien Representative” means (1) the Collateral Agent, in the case of the Notes, (2) the Term Loan Collateral Agent, in the case of the Term Loan Credit Agreement, and (3) in the case of any other series of Parity Lien Indebtedness, the trustee, agent or representative of the holders of such series of Parity Lien Indebtedness who is appointed as a representative of such series of Parity Lien Indebtedness (for purposes related to the administration of the applicable security documents related thereto) pursuant to the indenture, credit agreement or other agreement governing such series of Parity Lien Indebtedness.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear or Clearstream).

“Permanent Regulation S Global Note” means a permanent Global Note in the form of Exhibit A-1 hereto for the 2024 Notes and Exhibit A-2 hereto for the 2026 Notes, in each case, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Temporary Regulation S Global Note upon expiration of the Restricted Period.

“Permitted Asset Swap” means the purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries, on the one hand, and another Person, on the other hand; provided that (1) such purchase and sale or exchange occurs within 90 days of each other and (2) any cash or Cash Equivalents received must be applied in accordance with Section 3.7.

“Permitted Holders” means each of (a) managers and members of management of the Issuer (or any Permitted Parent (other than clause (c) of the definition thereof)) or its Subsidiaries that have ownership interests in the Issuer (or such Permitted Parent (other than clause (c) of the definition thereof)), (b) any group (within the meaning of Rule 13d-5 under the Exchange Act) of which any of the Persons described in clause (a) above are members (provided that, without giving effect to the existence of such group or any other group, any of the Persons described in clause (a), collectively, beneficially own Voting Stock representing 50.0% or more of the total voting power of the Voting Stock of the Issuer (or any Permitted Parent (other than clause (c) of the definition thereof)) then held by such group) and (c) any Permitted Parent. Any Person or group, together with its Affiliates, whose acquisition of beneficial ownership constitutes (1) a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture or (2) a Specified Change of Control Event will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in cash and Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;

(2) any Investment in the Issuer (including the Notes) or any Restricted Subsidiary;

(3) any Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries;

(4) any Investment (including the Transactions) by the Issuer or any Restricted Subsidiary in a Person that is primarily engaged in a Similar Business if, as a result of such Investment, (a) such Person becomes a Restricted Subsidiary, including by means of a Division, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary or in contemplation of such merger, consolidation, amalgamation, Division, transfer, conveyance or liquidation);

(5) any Investment in securities or other assets received in connection with an Asset Sale made pursuant to Section 3.7 or any other disposition of assets not constituting an Asset Sale;

(6) any Investment (x) existing on the Acquisition Closing Date, (y) made pursuant to binding commitments in effect on the Acquisition Closing Date or (z) that replaces, refinances, refunds, renews, modifies, amends or extends any Investment described under either of the immediately preceding clauses (x) or (y); provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed, modified, amended or extended, except as contemplated pursuant to the terms of such Investment in existence on the Acquisition Closing Date or as otherwise permitted under this definition or Section 3.4;

(7) loans and advances to, or guarantees of Indebtedness of, employees, directors, officers, managers, consultants or independent contractors in an aggregate amount, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, not in excess of $15.0 million outstanding at any one time in the aggregate;

(8) loans and advances to officers, directors, employees, managers, consultants and independent contractors for business-related travel and entertainment expenses, moving and relocation expenses and other similar expenses, in each case, in the ordinary course of business;

(9) any Investment (x) acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure or other remedial action by the Issuer or any of its Restricted Subsidiaries with respect to any Investment or other transfer of title with respect to any Investment in default and (y) received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (B) litigation, arbitration or other disputes;

(10) Swap Contracts and Cash Management Services permitted under Section 3.3(b)(x);

(11) any Investment by the Issuer or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary) in an aggregate amount, taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding, not to exceed the greater of (x) $450.0 million and (y) 23.5% of Four Quarter Consolidated EBITDA; provided, however, that if any Investment pursuant to this clause (11) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (11) for so long as such Person continues to be a Restricted Subsidiary;

(12) additional Investments by the Issuer or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, not to exceed the greater of (x) $550.0 million and (y) 28.5% of Four Quarter Consolidated EBITDA; provided, however, that if any Investment pursuant to this clause (12) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (12) for so long as such Person continues to be a Restricted Subsidiary;

(13) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 3.8(b) (except transactions described in Section 3.8(b)(ii), 3.8(b)(iii), 3.8(b)(iv), 3.8(b)(ix), 3.8(b)(xiii) or 3.8(b)(xiv));

(14) Investments the payment for which consists of Equity Interests (other than Excluded Equity) of the Issuer or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests shall not increase the amount available for Restricted Payments under Section 3.4(a)(C);

(15) Investments consisting of the leasing, licensing, sublicensing or contribution of intellectual property in the ordinary course of business or pursuant to joint marketing arrangements with other Persons;

(16) Investments consisting of purchases or acquisitions of inventory, supplies, materials and equipment or purchases, acquisitions, licenses, sublicenses or leases or subleases of intellectual property, or other rights or assets, in each case, in the ordinary course of business;

(17) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(18) Investments consisting of (x) Liens permitted under Section 3.5 or (y) Indebtedness (including guarantees) permitted under Section 3.3, in each case of subclauses (x) and (y), other than by reference to Permitted Investments;

(19) repurchases of the Notes, the New Unsecured Notes and the Existing Notes;

(20) guarantees of Indebtedness permitted to be Incurred under Section 3.3, and Obligations relating to such Indebtedness and performance guarantees in the ordinary course of business;

(21) advances, loans or extensions of trade credit in the ordinary course of business by the Issuer or any of its Restricted Subsidiaries;

(22) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(23) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers;

(24) intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures Incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries;

(25) Investments in joint ventures of the Issuer or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (25) that are at the time outstanding, not to exceed the greater of (x) $320.0 million and (y) 16.5% of Four Quarter Consolidated EBITDA; provided that the Investments permitted pursuant to this clause (25) may, at the Issuer’s option, be increased by the amount of JV Distributions, without duplication of dividends or distributions increasing amounts available pursuant to Section 3.4(a)(C);

(26) the Transactions (including payment of the purchase consideration under the Acquisition Agreement);

(27) accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case, in the ordinary course of business;

(28) Investments acquired as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(29) Investments resulting from pledges and deposits that are Permitted Liens;

(30) acquisitions of obligations of one or more officers or other employees of any direct or indirect parent of the Issuer, the Issuer or any Subsidiary of the Issuer in connection with such officer’s or employee’s acquisition of Equity Interests of any direct or indirect parent of the Issuer, so long as no cash is actually advanced by the Issuer or any Restricted Subsidiary to such officers or employees in connection with the acquisition of any such obligations;

(31) guarantees of operating leases (for the avoidance of doubt, excluding Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(32) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted by Section 3.4;

(33) non-cash Investments made in connection with tax planning and reorganization activities;

(34) Investments made pursuant to obligations entered into when the Investment would have been permitted hereunder so long as such Investment when made reduces the amount available under the clause under which the Investment would have been permitted;

(35) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business; and

(36) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into or consolidated with a Restricted Subsidiary to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation.

“Permitted Joint Venture” means, with respect to any specified Person, a joint venture in any other Person engaged in a Similar Business in respect of which the Issuer or a Restricted Subsidiary beneficially owns at least 35.0% of the shares of Equity Interests of such Person.

“Permitted Liens” means, with respect to any Person:

(1) Liens Incurred in connection with workers’ compensation laws, unemployment insurance laws or similar legislation, or in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or to secure public or statutory obligations of such Person or to secure surety, stay, customs or appeal bonds to which such Person is a party, or as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, landlords’, materialmen’s, repairman’s, construction contractors’, mechanics’ or other like Liens, in each case for sums not yet overdue by more than 30 days or being contested in good faith by appropriate proceedings, or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP) or with respect to which the failure to make payment could not reasonably be expected to have a material adverse effect as determined in good faith by management of the Issuer or a direct or indirect parent of the Issuer;

(3) Liens for taxes, assessments or other governmental charges or levies (i) which are not yet overdue for 30 days or not yet due or payable, (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained to the extent required by GAAP, or for property taxes on property such Person or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property or (iii) with respect to which the failure to make payment could not reasonably be expected to have a material adverse effect as determined in good faith by management of the Issuer or a direct or indirect parent of the Issuer;

(4) Liens in favor of issuers of performance and surety bonds, bid, indemnity, warranty, release, appeal or similar bonds or with respect to regulatory requirements or letters of credit or bankers’ acceptances issued and completion of guarantees provided for, in each case, pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, reservations of rights or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely interfere with the ordinary conduct of the business of such Person;

(6) Liens Incurred to secure Obligations in respect of Indebtedness permitted to be Incurred pursuant to Section 3.3(b)(i) or 3.3(b)(iv) and obligations secured ratably thereunder; provided that, in the case of Liens securing Indebtedness permitted to be Incurred pursuant to Section 3.3(b)(iv), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions and accessions thereto and any income or profits thereof; provided, further, that individual financings provided by a lender may be cross-collateralized to other financings provided by such lender or its affiliates;

(7) (i) Liens of the Issuer or any of its Restricted Subsidiaries existing on the Acquisition Closing Date (other than Liens Incurred to secure Indebtedness under the Senior Credit Agreements) and (ii) Liens Incurred to secure the Notes and the Guarantees issued on the Issue Date;

(8) Liens on assets of, or Equity Interests in, a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens are limited to all or a portion of the assets (and improvements on such assets) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (8), if a Person becomes a Subsidiary, any Subsidiary of such Person shall be deemed to become a Subsidiary of the Issuer and any assets of such Person or any Subsidiary of such Person shall be deemed acquired by the Issuer at the time of such merger, amalgamation or consolidation;

(9) Liens on assets or property at the time the Issuer or any Restricted Subsidiary acquires the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or such Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, that such Liens are limited to all or a portion of the assets or property (and improvements on such assets or property) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (9), if, in connection with an acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary, a Person other than the Issuer or a Restricted Subsidiary is the successor company with respect thereto, any Subsidiary of such Person shall be deemed to become a Subsidiary of the Issuer or such Restricted Subsidiary, as applicable, and any assets or property of such Person or any such Subsidiary of such Person shall be deemed acquired by the Issuer or such Restricted Subsidiary, as applicable, at the time of such merger, amalgamation or consolidation;

(10) Liens securing Indebtedness or other obligations of the Issuer or any Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be Incurred in accordance with Section 3.3;

(11) Liens securing Swap Contracts Incurred in compliance with Section 3.3;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses, sublicenses, occupancy agreements or assignments of or in respect of real or personal property;

(14) Liens arising from, or from UCC financing statement filings regarding, operating leases or consignments entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Restricted Subsidiary;

(16) (i) Liens on Receivables Assets, or created in respect of bank accounts into which only the collections in respect of Receivables Assets have been, sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred in connection with a Qualified Receivables Factoring and/or Qualified Receivables Financing and (ii) Liens securing Indebtedness or other obligations of any Receivables Subsidiary;

(17) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) grants of intellectual property, software and other technology licenses;

(20) judgment and attachment Liens not giving rise to an Event of Default pursuant to Section 6.1(v), 6.1(vi) or 6.1(vii) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22) Liens Incurred to secure Cash Management Services and other “bank products” (including those described in Sections 3.3(b)(x) and 3.3(b)(xxiii));

(23) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clause (7), (8), (9), (11), (24) or (25) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured (or, under the written arrangements under which the original Lien arose, could secure) the original Lien (plus any replacements, additions, accessions and improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (7), (8), (9), (11), (24) or (25) of this definition at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay any Refinancing Expenses related to such refinancing, refunding, extension, renewal or replacement, and (z) any amounts Incurred under this clause (23) as refinancing indebtedness of clause (25) of this definition shall reduce the amount available under such clause (25);

(24) Liens securing Indebtedness permitted to be Incurred pursuant to Section 3.3; if, at the time of any Incurrence of such Indebtedness and after giving pro forma effect thereto, (a) for any Indebtedness that will be secured by a Lien on the Collateral on a pari passu basis with the Notes and for any Priority Lien Indebtedness, the Consolidated First Lien Net Leverage Ratio does not exceed (i) 3.25 to 1.00 or (ii) if any such Indebtedness is to be Incurred in connection with an acquisition or similar Investment, the Consolidated First Lien Net Leverage Ratio immediately prior to such Incurrence; and (b) for any Indebtedness that will be secured by a Lien on the Collateral on a junior basis to the Notes (other than Priority Lien Indebtedness), the Consolidated Senior Secured Net Leverage Ratio does not exceed (i) 3.75 to 1.00 or (ii) if any such Indebtedness is to be Incurred in connection with an acquisition or similar Investment, the Consolidated Senior Secured Net Leverage Ratio immediately prior to such Incurrence;

(25) other Liens securing obligations the principal amount of which does not exceed the greater of (x) $350.0 million and (y) 18.0% of Four Quarter Consolidated EBITDA at any one time outstanding;

(26) Liens on the Equity Interests or assets of a joint venture to secure Indebtedness of such joint venture Incurred pursuant to Section 3.3(b)(xxi);

(27) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(28) [reserved];

(29) Liens on property or assets used to redeem, repay, defease or to satisfy and discharge Indebtedness; provided that such redemption, repayment, defeasance or satisfaction and discharge is not prohibited by this Indenture;

(30) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(31) Liens (i) of a collection bank arising under Section 4-210 of the UCC, or any comparable or successor provision, on items in the course of collection; (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts Incurred in the ordinary course of business; and (iii) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(32) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other Persons not given in connection with the issuance of Indebtedness; (ii) relating to pooled deposit or sweep accounts of the Issuer or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations Incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries; or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any Restricted Subsidiary in the ordinary course of business;

(33) any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(34) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(35) Liens on vehicles or equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business;

(36) Liens on assets of Non-Guarantor Subsidiaries securing Indebtedness of Non-Guarantor Subsidiaries permitted to be Incurred in accordance with Section 3.3, which Liens shall not extend to any assets of the Issuer or any Guarantor;

(37) Liens disclosed by the title insurance policies delivered on or subsequent to the Issue Date and any replacement, extension or renewal of any such Liens (so long as the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Indenture); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(38) Liens arising solely by virtue of any statutory or common law provision or customary business provision relating to banker’s liens, rights of set-off or similar rights;

(39) (a) Liens solely on any cash earnest money deposits made by the Issuer or any Restricted Subsidiary in connection with any letter of intent or other agreement in respect of any Permitted Investment, (b) Liens on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in a Permitted Investment to be applied against the purchase price for such Investment and (c) Liens on cash collateral in respect of letters of credit entered into in the ordinary course of business;

(40) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(41) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;

(42) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts Incurred in the ordinary course of business and not for speculative purposes;

(43) rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Issuer or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(44) restrictive covenants affecting the use to which real property may be put; provided that such covenants are complied with;

(45) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(46) zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(47) Liens on cash proceeds of Indebtedness (and on the related escrow accounts) in connection with the issuance of such Indebtedness into (and pending the release from) a customary escrow arrangement, to the extent such Indebtedness is Incurred in compliance with Section 3.3; and

(48) Liens Incurred or deemed Incurred in the ordinary course of business in connection with supply-chain financing programs or similar arrangements.

For purposes of determining compliance with this definition, (x) a Lien need not be Incurred solely by reference to one category of Permitted Liens described in this definition but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category), (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Issuer shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, and (z) in the event that a portion of the Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (6) or (24) of this definition (giving effect to the Incurrence of such portion of such Indebtedness), the Issuer, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (6) or (24) of this definition and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition.

“Permitted Parent” means (a) any direct or indirect parent of the Issuer so long as a Permitted Holder pursuant to clause (a) or (b) of the definition thereof holds 50.0% or more of the Voting Stock of such direct or indirect parent of the Issuer, (b) Holdings, so long as it is a Permitted Holder pursuant to clause (a) or (b) of the definition thereof, and (c) any Public Company (or Wholly Owned Subsidiary of such Public Company) to the extent and until such time as any Person or group (other than a Permitted Holder under clause (a) or (b) of the definition thereof) is deemed to be or become a beneficial owner of Voting Stock of such Public Company representing more than 50.0 % of the total voting power of the Voting Stock of such Public Company.

“Person” means any individual, corporation, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government (or any agency or political subdivision thereof) or any other entity.

“Preferred Equity” means the 1,000,000 shares of Holdings’ Series A Convertible Preferred Stock, par value $0.01 per share, to be issued to Carlyle on the Acquisition Closing Date for an aggregate purchase price of $1,000.0 million, or $1,000 per share.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Premises” means owned real properties required to be subject to a mortgage lien that form a portion of the Collateral (including all after-acquired real property that is not an Excluded Asset).

“Principal Property Subsidiary” means any Subsidiary that owns, operates or leases one or more Restricted Properties.

“Priority Lien Documents” means, collectively, the ABL Credit Agreement, the ABL Intercreditor Agreement and the indenture, credit agreement or other agreement governing other Priority Lien Indebtedness and the security documents related to the foregoing.

“Priority Lien Indebtedness” means:

(1)

Indebtedness (including letters of credit and reimbursement obligations with respect thereto) and other Obligations Incurred by the Issuer or any of the Guarantors under or in respect of the ABL Credit Agreement and/or secured by the Priority Lien Security Documents;

(2)

any other Indebtedness of the Issuer or any Guarantor that is intended by the Issuer to be secured by Liens that are equal and ratable with the Priority Lien Indebtedness; provided that, in the case of any Indebtedness referred to in this clause (2):

(a)

on or before the date on which such Indebtedness is Incurred by the Issuer or such Guarantor, such Indebtedness is designated by the Issuer, in accordance with the terms and conditions of the ABL Intercreditor Agreement, as “Revolving Credit Obligations” for the purposes of the ABL Intercreditor Agreement; provided that no series of Indebtedness may be designated as both Priority Lien Indebtedness and Parity Lien Indebtedness; and

(b)	the Priority Lien Representative of such Indebtedness becomes a party to the ABL Intercreditor Agreement in accordance with the requirements thereof; and

(3)	guarantees by any Guarantor in respect of any of the Obligations described in the foregoing clauses (1) and (2).

“Priority Lien Representative” means, (1) in the case of the ABL Credit Agreement, the ABL Collateral Agent and (2) in the case of any other Priority Lien Indebtedness, the trustee, agent or representative of the holders of such Priority Lien Indebtedness who is appointed as a representative of such Priority Lien Indebtedness (for purposes related to the administration of the applicable security documents related thereto) pursuant to the indenture, credit agreement or other agreement governing such Priority Lien Indebtedness.

“Priority Lien Security Documents” means all security agreements, pledge agreements, control agreements, collateral assignments, mortgages, deeds of trust, security deeds, deeds to secure debt, deeds of trust, hypothecs, hypothecations, collateral agency agreements, debentures or other instruments or other pledges, grants or transfers for security or agreements related thereto executed and delivered by the Issuer or any Guarantor creating or perfecting (or purporting to create or perfect) a Lien upon Collateral (including, without limitation, financing statements under the UCC) in favor of the Priority Lien Representative, for the benefit of any of the holders of Priority Lien Indebtedness, in each case, as amended, modified, renewed, restated, supplemented or replaced, in whole or in part, from time to time, in accordance with its terms and the applicable Priority Lien Documents, subject to the terms of the ABL Intercreditor Agreement, as applicable.

“Private Placement Legend” means the legend set forth in Section 2.1(c) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions hereof.

“Pro Forma Basis” means, with respect to the calculation of any test, financial ratio, metric, basket or covenant under this Indenture, including Borrowing Base, Consolidated First Lien Net Leverage Ratio, Consolidated Senior Secured Net Leverage Ratio, Consolidated Total Net Leverage Ratio and Fixed Charge Coverage Ratio and the calculation of Consolidated Cash Interest Expense, Consolidated EBITDA, Consolidated Funded First Lien Indebtedness, Consolidated Funded Indebtedness, Consolidated Interest Expense, Consolidated Net Income, Consolidated Net Tangible Assets, Consolidated Total Assets and Four Quarter Consolidated EBITDA of any Person and its Restricted Subsidiaries as of any date, that pro forma effect will be given to the Transactions, any acquisition, merger, amalgamation, consolidation, Division or Investment, any issuance, Incurrence, assumption, repayment or redemption of Indebtedness (including Indebtedness issued, Incurred, assumed, repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, metric, basket or covenant is being calculated), any issuance, Incurrence, assumption, repayment or redemption of Preferred Stock or Disqualified Stock, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit, any operational change (including the entry into any material contract or arrangement) or any designation of a Restricted Subsidiary as an Unrestricted Subsidiary or of an Unrestricted Subsidiary as a Restricted Subsidiary, in each case, that have occurred during the four consecutive fiscal quarter period of such Person being used to calculate such test, financial ratio, metric, basket or covenant (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or substantially simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Restricted Subsidiary of the subject Person or was merged, amalgamated or consolidated with or into the subject Person or any other Restricted Subsidiary of the subject Person after the commencement of the Reference Period and provided that, with respect to any proposed Investment or acquisition of the subject Person for which committed financing is or is sought to be obtained, the event for which a determination under this definition is made may occur after the date upon which the relevant determination or calculation is made), in each case, as if each such event occurred on the first day of the Reference Period; provided that (x) pro forma effect will be given to reasonably identifiable and quantifiable pro forma cost savings or expense reductions related to operational efficiencies (including the entry into or renegotiation of any material contract or arrangement), strategic initiatives or purchasing improvements and other cost savings, improvements or synergies, in each case, that have been realized, or are reasonably expected to be realized, by such Person and its Restricted Subsidiaries based upon actions to be taken within 24 months after the consummation of the action (or 36 months with respect to any cost savings, expense reductions, improvements and synergies in connection with the Transactions) as if such cost savings, expense reductions, improvements and synergies occurred (or were realized) on the first day of the Reference Period and (y) no amount shall be added back pursuant to this definition to the extent duplicative of amounts that are otherwise included in computing Consolidated EBITDA for such Reference Period.

For purposes of making any computation referred to above:

(1) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness if such Swap Agreement has a remaining term in excess of 12 months);

(2) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Issuer or a direct or indirect parent of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP;

(3) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as the Issuer may designate;

(4) interest on any Indebtedness under a revolving credit facility or a Qualified Receivables Financing computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; and

(5) to the extent not already covered above, any such calculation may include adjustments calculated in accordance with Regulation S-X under the Securities Act.

Any pro forma calculation may include, without limitation, (1) adjustments calculated in accordance with Regulation S-X under the Securities Act, (2) adjustments calculated to give effect to any Pro Forma Cost Savings and (3) all adjustments of the type used in connection with the calculation of “Adjusted EBITDA” and “Pro Forma Adjusted EBITDA” as set forth in footnote (3) in the section entitled “Summary—Summary Historical Consolidated and Unaudited Pro Forma Condensed Combined Financial Information and Other Data—CommScope” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to the Reference Period; provided that any such adjustments that consist of reductions in costs and other operating improvements or synergies shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Cost Savings.”

“Pro Forma Cost Savings” means, without duplication of any amounts referenced in the definition of “Pro Forma Basis,” an amount equal to the amount of cost savings, operating expense reductions, operating improvements (including the entry into, amendment or renegotiation of any material contract or arrangement) and synergies, in each case, projected in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken by the Issuer (or any successor thereto) or any Restricted Subsidiary, net of the amount of actual benefits realized or expected to be realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions; provided that such cost savings, operating expense reductions, operating improvements and synergies are reasonably identifiable (as determined in good faith by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Issuer (or any successor thereto) or any direct or indirect parent of the Issuer) and are reasonably anticipated to be realized within 24 months after the consummation of any change that is expected to result in such cost savings, expense reductions, operating improvements or synergies (or 36 months with respect to any cost savings, operating expense reductions, operating improvements and synergies in connection with the Transactions); provided, further, that no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income or Consolidated EBITDA, whether through a pro forma adjustment, add-back, exclusion or otherwise, for such period.

“Public Company” means any Person with a class or series of Voting Stock that is traded on a stock exchange or in the over-the-counter market.

“QIB” means any “qualified institutional buyer” (as defined in Rule 144A).

“Qualified Receivables Factoring” means any Factoring Transaction that meets the following conditions:

(1) such Factoring Transaction is non-recourse to, and does not obligate, the Issuer or any Restricted Subsidiary, or their respective properties or assets (other than Receivables Assets) in any way other than pursuant to Standard Securitization Undertakings;

(2) all sales, conveyances, assignments and/or contributions of Receivables Assets by the Issuer or any Restricted Subsidiary are made at Fair Market Value in the context of a Factoring Transaction (as determined in good faith by the Issuer or any direct or indirect parent of the Issuer); and

(3) such Factoring Transaction (including financing terms, covenants, termination events (if any) and other provisions thereof) is on market terms at the time such Factoring Transaction is first entered into (as determined in good faith by the Issuer or any direct or indirect parent of the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure any Credit Agreement shall not be deemed a Qualified Receivables Factoring.

“Qualified Receivables Financing” means any Receivables Financing that meets the following conditions:

(1) all sales, conveyances, assignments and/or contributions of Receivables Assets by the Issuer or any Restricted Subsidiary to any Receivables Subsidiary are made at Fair Market Value in the context of a Receivables Financing (as determined in good faith by the Issuer or any direct or indirect parent of the Issuer); and

(2) the financing terms, covenants, termination events and other provisions thereof shall be on market terms at the time such Receivables Financing is first entered into (as determined in good faith by the Issuer or any direct or indirect parent of the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure any Credit Agreement shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P and (2) if Fitch, Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3 under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Fitch, Moody’s or S&P, as the case may be.

“Receivables Assets” means accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and all collateral securing such accounts receivable, all contracts and all guarantees or other payment support obligations (including, without limitation, letters of credit, promissory notes or trade credit insurance) in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with non-recourse asset securitization or factoring transactions involving accounts receivable and any Swap Contracts entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Factoring Transaction or Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey, assign, contribute or otherwise transfer Receivables Assets to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), which, in either case, may include a backup or precautionary grant of a security interest in such Receivables Assets so sold, conveyed, assigned, contributed or otherwise transferred. For the avoidance of doubt, ABL Indebtedness shall not constitute a Receivables Financing.

“Receivables Repurchase Obligation” means (i) any obligation of a seller of receivables in a Qualified Receivables Factoring or Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller, or (ii) any right of a seller of receivables in a Qualified Receivables Factoring or Qualified Receivables Financing to repurchase defaulted receivables for the purposes of claiming sales tax bad debt relief.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Issuer and/or one or more of its Subsidiaries (including, a special purpose securitization vehicle (or similar entity)) in which the Issuer or any Subsidiary of the Issuer or a direct or indirect parent of the Issuer makes an Investment (or which otherwise owes to the Issuer or one of its Subsidiaries any deferral of part of the purchase price of the Receivables Assets for the purpose of credit enhancement given under the Qualified

Receivables Financing) and to which the Issuer or any Subsidiary of the Issuer or a direct or indirect parent of the Issuer sells, conveys, assigns or otherwise transfers Receivables Assets (which may include a backup or precautionary grant of security interest in such Receivables Assets sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred)) which engages in no activities other than in connection with the purchase, acquisition or financing of Receivables Assets of the Issuer and its Subsidiaries or a direct or indirect parent of the Issuer and all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer or any direct or indirect parent thereof (as provided below) as a Receivables Subsidiary and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any Restricted Subsidiary of the Issuer (other than a Receivables Subsidiary, and excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any Restricted Subsidiary of the Issuer (other than a Receivables Subsidiary) in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Issuer or any Restricted Subsidiary of the Issuer (other than a Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(2) with which neither the Issuer nor any Restricted Subsidiary of the Issuer (other than a Receivables Subsidiary) has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, and

(3) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer or any direct or indirect parent thereof shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer or any direct or indirect parent thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Record Date” for the interest payable on any applicable Interest Payment Date means, in the case of the Initial Notes, February 15 and August 15 (whether or not a Business Day) and, in the case of any Additional Notes, such record date (whether or not a Business Day) as may be designated by the Issuer in accordance with the provisions of Section 2.2, in each case, next preceding such Interest Payment Date.

“Refinancing Expenses” means, in connection with any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock otherwise permitted by this Indenture, the aggregate principal amount of additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay: (1) accrued and unpaid interest; (2) the increased principal amount of any Indebtedness being refinanced resulting from the in-kind payment of interest on such Indebtedness (or in the case of Disqualified Stock or Preferred Stock being refinanced, the in-kind payment of dividends or issuance of additional shares of such Disqualified Stock or Preferred Stock) or other accreted value; (3) the aggregate amount of original issue discount on the Indebtedness, Disqualified Stock or Preferred Stock being refinanced; (4) premiums (including tender premiums) and other costs associated with the redemption, repurchase, retirement, discharge or defeasance of Indebtedness, Disqualified Stock or Preferred Stock being refinanced; and (5) all fees and expenses (including underwriting discounts, commitment, ticking and similar fees, expenses and discounts) associated with the repayment of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced and the Incurrence of the Indebtedness, Disqualified Stock or Preferred Stock being Incurred in connection with such refinancing.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Temporary Regulation S Global Note or a Permanent Regulation S Global Note, as applicable, in the form of Exhibit A-1 hereto for the 2024 Notes and Exhibit A-2 hereto for the 2026 Notes, in each case, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless such Person is, or upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Taxes” means any taxes, charges or assessments, including, but not limited to, sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than U.S. federal, state, local or non-U.S. income or similar taxes), required to be paid by Holdings or any other direct or indirect parent of the Issuer by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Issuer, any of its Subsidiaries or any other direct or indirect parent of the Issuer), or being a holding company parent of the Issuer, any of its Subsidiaries or any other direct or indirect parent of the Issuer or receiving dividends from or other distributions in respect of the Capital Stock of the Issuer, any of its Subsidiaries or any other direct or indirect parent of the Issuer, or having guaranteed any obligations of the Issuer or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Issuer or any of its Subsidiaries is permitted to make payments to any parent entity pursuant to Section 3.4, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Issuer or any Subsidiary thereof.

“Replacement Assets” means (1) tangible assets that will be used or useful in a Similar Business or (2) substantially all of the assets of a Similar Business or a majority of the Voting Stock of any Person primarily engaged in a Similar Business that shall become, on the date of acquisition thereof, a Restricted Subsidiary.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means, in relation to the Initial Notes, the 40 consecutive days beginning on and including the later of (A) the day on which the Initial Notes are offered to Persons other than distributors (as defined in Regulation S under the Securities Act) and (B) the Issue Date; and, in relation to any Additional Notes that bear the Private Placement Legend, the comparable period of 40 consecutive days.

“Restricted Property” means (a) any manufacturing facility, or portion thereof, owned or leased by the Issuer or any Subsidiary and located within the continental United States, which, in the opinion of the Board of Directors of the Issuer or any direct or indirect parent of the Issuer, is of material importance to the business of the Issuer and its Subsidiaries taken as a whole, but no such manufacturing facility, or portion thereof, shall be deemed of material importance if its gross book value (before deducting accumulated depreciation) is less than 5.0% of Consolidated Net Tangible Assets, or (b) any shares of capital stock of any Subsidiary owning any such manufacturing facility. As used in this definition, “manufacturing facility” means property, plant and equipment used for actual manufacturing such as quality assurance, engineering, maintenance, staging area for work in process materials, employees’ eating and comfort facilities and manufacturing administration, and it excludes sales offices, research facilities and facilities used only for warehousing or general administration.

“Restricted Subsidiary” means any Subsidiary of a Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Indenture, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property owned as of the Acquisition Closing Date or thereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries.

“SEC” means the U.S. Securities and Exchange Commission or any governmental authority succeeding to any of its principal functions.

“Secured Indebtedness” means any Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Services.

“Secured Notes Escrow Accounts” means, collectively, the 2024 Secured Notes Escrow Account and the 2026 Secured Notes Escrow Account.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means all security agreements, pledge agreements, control agreements, collateral assignments, mortgages, deeds of trust, security deeds, deeds to secure debt, deeds of trust, hypothecs, hypothecations, collateral agency agreements, debentures or other instruments or other pledges, grants or transfers for security or agreements related thereto executed and delivered by the Issuer or any Guarantor creating or perfecting (or purporting to create or perfect) a Lien upon Collateral (including, without limitation, financing statements under the UCC) in favor of the Collateral Agent on behalf of the Trustee and the Holders to secure the Notes and the Guarantees, in each case, as amended, modified, renewed, restated, supplemented or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions described in Article XI.

“Senior Credit Agreements” means, collectively, any ABL Credit Agreement and any Term Loan Credit Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business engaged or proposed to be engaged in by the Issuer or any of its Subsidiaries on the Acquisition Closing Date and any business or other activities that are similar, ancillary, complementary, incidental or related to, or an extension, development or expansion of, the businesses in which the Issuer or any of its Subsidiaries is engaged on the Acquisition Closing Date following the consummation of the Acquisition.

“Specified Change of Control Event” means the occurrence of any event that would constitute a Change of Control pursuant to the definition thereof; provided that, after giving pro forma effect thereto, the Consolidated Total Net Leverage Ratio would be no greater than 4.00 to 1.00.

“Specified Event of Default” means an Event of Default pursuant to clause (i), (ii), (v) or (vi) of the definition of “Event of Default.”

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer or any direct or indirect parent of the Issuer has determined in good faith to be customary in a Factoring Transaction or Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency, unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms expressly subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms expressly subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Subsidiary Guarantor” means any Guarantor that is a Restricted Subsidiary of the Issuer.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Temporary Regulation S Global Note” means a temporary Global Note in the form of Exhibit A-1 hereto for the 2024 Notes and Exhibit A-2 hereto for the 2026 Notes, in each case, bearing the Global Note Legend, the Private Placement Legend and the Temporary Regulation S Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903.

“Temporary Regulation S Legend” means the legend set forth in Section 2.1(d).

“Term Loan Collateral Agent” means JPMorgan Chase Bank, N.A., as collateral agent under the Term Loan Credit Agreement and its successors and permitted assigns thereunder.

“Term Loan Credit Agreement” means the credit agreement with respect to the senior secured term loan credit facility of Holdings and its Subsidiaries to be entered into on or prior to the Acquisition Closing Date among Holdings, the Issuer, certain Subsidiaries of the Issuer, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other financial institutions named therein, as described under “Description of Other Indebtedness” in the Offering Memorandum, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended, restated, supplemented, waived, renewed or otherwise modified from time to time, and (if designated by the Issuer) as replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including (if designated by the Issuer) any agreement or indenture or commercial paper facilities with banks or other institutional lenders or investors extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder permitted under Section 3.3 or altering the maturity thereof or adding Restricted Subsidiaries as additional borrowers, issuers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders, investors or group of investors.

“Test Period” means, at any time of determination, the most recent period of four consecutive fiscal quarters of Holdings ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each such quarter or fiscal year in such period are internally available (as determined in good faith by the Issuer or any direct or indirect parent of the Issuer).

“TIA” means the U.S. Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the Issue Date.

“Transactions” means all the transactions (and any transactions related thereto) as described in the Offering Memorandum under “The Transactions,” including all transactions described in the definition of “Transactions” in the Offering Memorandum, which, for the avoidance of doubt, need not occur on the Issue Date.

“Treasury Rate” means the yield to maturity as of the date of the relevant redemption notice of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (or is obtainable from the Federal Reserve System’s Data Download Program as of the date of such H.15) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the date of such redemption notice to March 1, 2021, in the case of the Initial 2024 Notes, or March 1, 2022, in the case of the Initial 2026 Notes, or such first optional redemption date as may be specified by the Issuer in accordance with the provisions of Section 2.2 hereof, in the case of any Additional Notes; provided, however, that if the period from such date to March 1, 2021, in the case of the Initial 2024 Notes, or March 1, 2022, in the case of the Initial 2026 Notes, or such first optional redemption date as may be specified by the Issuer in accordance with the provisions of Section 2.2 hereof, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means any officer within the corporate trust administration department of the Trustee, with direct responsibility for performing the Trustee’s duties under this Indenture and also means, with respect to a particular corporate trust matter relating to this Indenture, any other officer of the Trustee to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Trustee” has the meaning set forth in the preamble hereto.

“UCC” means the Uniform Commercial Code as the same may be from time to time in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note substantially in the form of Exhibit A-1 hereto for the 2024 Notes and Exhibit A-2 hereto for the 2026 Notes, in each case, that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer pursuant to Section 3.14; and

(2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the number of years (and/or portion thereof) obtained by dividing (a) the sum of the products of (i) the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment in respect of such Disqualified Stock or Preferred Stock and (ii) the amount of such payment by (b) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a direct or indirect Subsidiary of such Person 100.0% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.2. Other Definitions.

Term	Defined in Section
“actual knowledge”	7.2(g)
“Additional 2024 Notes”	2.2
“Additional 2026 Notes”	2.2
“Additional Notes”	2.2
“Affiliate Transaction”	3.8(a)
“Agent Members”	2.1(e)
“Asset Sale Offer”	3.7(d)
“Authentication Order”	2.2
“Certain Capital Markets Debt”	3.11
“Change of Control Offer”	3.9(b)
“Change of Control Payment”	3.9(a)
“Change of Control Payment Date”	3.9(b)(iii)
“covenant defeasance option”	8.1(b)
“Covenant Suspension Event”	3.15(a)
“Defaulted Interest”	2.12
“DTC”	2.1(b)
“Election Date”	3.5(b)
“ERISA”	2.1(c) and (d)
“Escrow Release”	3.17(c)
“Escrow Release Conditions”	3.17(a)
“Escrowed Funds”	3.17(a)
“Event of Default”	6.1
“Excess Proceeds”	3.7(d)
“Guarantor Obligations”	10.1(a)
“IAIs”	2.2
“Increased Amount”	3.5(e)
“legal defeasance option”	8.1(b)
“Leverage Excess Proceeds”	3.7(d)
“Mortgage”	11.6(a)
“Offer Amount”	5.8(a)
“Offer Period”	5.8(a)
“Offer to Repurchase”	5.8
“OID Legend”	2.1(e)
“Paying Agent”	2.3
“Permitted Debt”	3.3(b)
“Proceeds Application Period”	3.7(b)
“Purchase Date”	5.8(a)
“Qualified Reporting Subsidiary”	3.2(e)
“Ratio Debt”	3.3(a)
“Redemption Date”	5.4
“Refinancing Indebtedness”	3.3(b)(xiv)
“Refunding Capital Stock”	3.4(b)(ii)(a)
“Registrar”	2.3
“Resale Restriction Termination Date”	2.1(c) and (d)
“Restricted Payments”	3.4(a)

Term	Defined in Section
“Retained Declined Proceeds”	3.7(d)
“Retired Capital Stock”	3.4(b)(ii)(a)
“Reversion Date”	3.15(b)
“Similar Laws”	2.1(c) and (d)
“Special Interest Payment Date”	2.12(a)
“Special Record Date”	2.12(a)
“Successor Company”	4.1(a)(i)
“Successor Guarantor”	4.1(b)(i)(A)
“Suspended Covenants”	3.15(a)
“Suspension Period”	3.15(b)
“Transaction Commitment Date”	13.1(a)
“Unpaid Amount”	3.4(b)(ii)(c)

SECTION 1.3. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP or IFRS, if applicable;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) (i) unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness and (ii) Secured Indebtedness shall not be deemed to be subordinated or junior to any other Secured Indebtedness merely because it has a junior priority with respect to the same collateral;

(g) references to sections of, or rules under, the Securities Act or Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(i) the words “herein,” “hereof” and “hereunder” and any other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and

(j) “$,” “dollars” and “U.S. dollars” each refer to U.S. dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts.

ARTICLE II

The Notes

SECTION 2.1. Form and Dating.

(a) The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A-1 hereto for the 2024 Notes and Exhibit A-2 hereto for the 2026 Notes, the terms of which are incorporated in and made a part hereof. The Notes may have notations, legends or endorsements approved as to form by the Issuer, and required by law, stock exchange rule, agreements to which the Issuer is subject or usage. Each Note shall be dated the date of its authentication. The Notes shall be issuable only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b) The Notes shall initially be issued in the form of one or more Global Notes and The Depository Trust Company (“DTC”), its nominees, and their respective successors, shall act as the Depositary with respect thereto. Each Global Note (i) shall be registered in the name of the Depositary for such Global Note or the nominee of such Depositary, (ii) shall be delivered by the Trustee to such Depositary or held by the Trustee as custodian for the Depositary pursuant to such Depositary’s instructions, and (iii) shall bear a Global Note Legend in substantially the following form:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY OR A SUCCESSOR DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

(c) Except as permitted by Section 2.6(g), any Note not registered under the Securities Act shall bear the following Private Placement Legend on the face thereof:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”)) IN RELIANCE ON REGULATION S], ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S.]

BY ITS ACQUISITION OF THIS NOTE, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS NOTE CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS NOTE WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAW, AND NONE OF THE ISSUER, ANY INITIAL PURCHASER, ANY GUARANTOR OR ANY OF THEIR RESPECTIVE AFFILIATES IS ACTING AS ITS FIDUCIARY, OR IS BEING RELIED UPON FOR ANY ADVICE, WITH RESPECT TO THE DECISION TO ACQUIRE AND HOLD THE NOTES.

(d) The Temporary Regulation S Global Note shall bear a legend in substantially the following form:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”) IN RELIANCE ON REGULATION S, ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT

OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S.

BY ITS ACQUISITION OF THIS NOTE, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS NOTE CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS NOTE WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAW, AND NONE OF THE ISSUER, ANY INITIAL PURCHASER, ANY GUARANTOR OR ANY OF THEIR RESPECTIVE AFFILIATES IS ACTING AS ITS FIDUCIARY, OR IS BEING RELIED UPON FOR ANY ADVICE, WITH RESPECT TO THE DECISION TO ACQUIRE AND HOLD THE NOTES.

(e) Notes issued with original issue discount shall bear a legend (the “OID Legend”) in substantially the following form:

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST TO THE ISSUER AT [ADDRESS], THE ISSUER WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE.

Members of, or Participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its custodian and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of the Global Note for all purposes whatsoever, including but not limited to notices and payments. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note. Notwithstanding anything to the contrary contained herein, any notice to be delivered to DTC (including, but not limited to, a notice of redemption) may be delivered electronically by the Trustee or the Issuer in accordance with the Applicable Procedures of DTC.

SECTION 2.2. Form of Execution and Authentication. An Officer shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature of the Trustee shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate (i) Initial 2024 Notes for original issue on the Issue Date in an aggregate principal amount of $1,250,000,000, (ii) Initial 2026 Notes for original issue on the Issue Date in an aggregate principal amount of $1,500,000,000 and (iii) subject to compliance with Sections 3.3 and 3.5, (x) one or more series of 2024 Notes (“Additional 2024 Notes”) for original issue after the Issue Date (such notes to be substantially in the form of Exhibit A-1 hereto) in an unlimited amount and/or (y) one or more series of 2026 Notes (“Additional 2026 Notes” and, together with the Additional 2024 Notes, the “Additional Notes”) for original issue after the Issue Date (such Notes to be substantially in the form of Exhibit A-2 hereto) in an unlimited amount, in each case, upon written order of the Issuer signed by an Officer of the Issuer (an “Authentication Order”), which Authentication Order shall, in the case of any issuance of Additional Notes, certify that such issuance is in compliance with Sections 3.3 and 3.5. In addition, each such Authentication Order shall specify the amount of Notes to be authenticated, the series of Notes to be authenticated, the date on which the Notes are to be authenticated, whether the securities are to be Initial Notes or Additional Notes and the aggregate principal amount of Notes outstanding on the date of authentication, and shall further specify the amount of such Notes to be issued as Global Notes or Definitive Notes. Such Notes shall initially be in the form of one or more Global Notes, which (i) shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, the Notes to be issued, (ii) shall be registered in the name of the Depositary or its nominee and (iii) shall be held by the Trustee as Notes Custodian.

The Issuer shall have the right to designate the maturity date, interest rate and optional redemption provisions applicable to each series of Additional Notes, which may differ from the maturity date, interest rate and optional redemption provisions applicable to the Initial Notes. Additional Notes that differ with respect to maturity date, interest rate or optional redemption provisions from the applicable series of Initial Notes will constitute a different series of Notes from such series of Initial Notes. Additional Notes that have the same maturity date, interest rate and optional redemption provisions as either series of the Initial Notes will be treated as the same series as such series of the Initial Notes unless otherwise designated by the Issuer. The Initial 2024 Notes and the Initial 2026 Notes are separate series; provided that the Initial 2024 Notes, the Initial 2026 Notes and any Additional Notes issued under this Indenture shall vote and consent together on all matters as one class, except as otherwise provided in

Section 9.2(a). Holders of Additional Notes actually issued will share equally and ratably in the Collateral with the Holders of any Notes issued prior thereto. The Issuer shall also have, subject to the provisions of Section 9.2(a), the right to vary the application of the provisions of this Indenture to any series of Additional Notes.

The Initial Notes and any Additional Notes shall be resold initially only to (A) QIBs and (B) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S. Such Initial Notes and Additional Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and institutional “accredited investors” (as defined in Rules 501(a)(1), (2), (3) and (7) under the Securities Act) who are not QIBs (“IAIs”) in accordance with Rule 501 of the Securities Act in accordance with the procedures described herein.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Issuer or any Affiliate of the Issuer.

SECTION 2.3. Registrar and Paying Agent. The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (including any co-registrar, the “Registrar”) and (ii) an office or agency in the United States where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange and, upon written request from the Issuer, the Registrar shall provide the Issuer with a copy of such register to enable it to maintain a register of the Notes at its registered offices. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent, Registrar or co-registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing and the Trustee shall notify the Holders of the name and address of any Agent not a party to this Indenture. The Issuer or any of its Subsidiaries may act as Paying Agent, Registrar or co-registrar. The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Indenture. The agreement shall implement the provisions hereof that relate to such Agent. The Issuer shall notify the Trustee in writing of the name and address of any such Agent. If the Issuer fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.6.

The Issuer initially appoints the Trustee as Registrar and Paying Agent and to act as Notes Custodian with respect to the Notes.

SECTION 2.4. Paying Agent to Hold Money in Trust. The Issuer shall require any Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, and interest on the Notes, and shall notify the Trustee in writing of any Default by the Issuer in making any such payment. While any such Default continues, the Trustee may require any Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require any Paying Agent to pay all money held by such Paying Agent to the Trustee. Upon payment over to the Trustee, such Paying Agent (if other than the Issuer) shall have no further liability for the money delivered to the Trustee. If the Issuer acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy of the Issuer, the Trustee shall automatically be the Paying Agent.

SECTION 2.5. Lists of Holders of the Notes. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders, including the aggregate principal amount of the Notes held by each thereof, and the Issuer shall otherwise comply with TIA § 312(a).

SECTION 2.6. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except, as a whole, by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Global Notes shall be exchanged by the Issuer for Definitive Notes, subject to any applicable laws, only (i) if the Issuer delivers to the Trustee written notice from the Depositary that the Depositary is unwilling or unable to continue to act as Depositary for the Global Notes or that is it is no longer a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor Depositary within 120 days after the date of such notice from the Depositary; (ii) if the Issuer in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; provided that in no event shall the Temporary Regulation S Global Note be exchanged by the Issuer for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act; or (iii) upon request of Holders of a majority of the aggregate principal amount of outstanding Notes if there shall have occurred and be continuing an Event of Default with respect to the Notes. In any such case, the Issuer shall notify the Trustee in writing that, upon surrender by the Participants and Indirect Participants of their interests in such Global Note, certificated Notes shall be issued to each Person that such Participants, Indirect Participants and DTC jointly identify as being the beneficial owner of the related Notes. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.7 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.6 or Section 2.7 or Section 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.6(a). However, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.6(b) or Section 2.6(c) below.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions hereof and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth in this Indenture to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with the applicable subparagraphs below.

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, no transfer of beneficial interests in a Temporary Regulation S Global Note may be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser) unless permitted by applicable law and made in compliance with Sections 2.6(b)(ii) and (iii) below. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.6(b)(i) unless specifically stated above.

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.6(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase, or (B) (1) if Definitive Notes are at such time permitted to be issued pursuant to this Indenture, a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Temporary Regulation S Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.6(i) below.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.6(b)(ii) above and the Registrar receives the following:

(A) if the transferee shall take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B-1 hereto for the 2024 Notes or Exhibit B-2 hereto for the 2026 Notes, in each case, including the certifications in item (1) thereof;

(B) if the transferee shall take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B-1 hereto for the 2024 Notes or Exhibit B-2 hereto for the 2026 Notes, in each case, including the certifications in item (2) thereof; and

(C) if the transferee shall take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit D-1 hereto for the 2024 Notes or Exhibit D-2 hereto for the 2026 Notes, in each case, including the certifications in item (3) thereof, if applicable.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.6(b)(ii) above, and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C-1 hereto for the 2024 Notes or Exhibit C-2 hereto for the 2026 Notes, in each case, including the certifications in item (1)(a) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B-1 hereto for the 2024 Notes or Exhibit B-2 hereto for the 2026 Notes, in each case, including the applicable certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (A), if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel of the Holder or the Issuer (except in the case the Issuer has so requested) in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (A) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.2, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (A) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer and Exchange of Beneficial Interests for Definitive Notes.

(i) Transfer and Exchange of Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes. Subject to Section 2.6(a), if any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C-1 hereto for the 2024 Notes or Exhibit C-2 hereto for the 2026 Notes, in each case, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B-1 hereto for the 2024 Notes or Exhibit B-2 hereto for the 2026 Notes, in each case, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B-1 hereto for the 2024 Notes or Exhibit B-2 hereto for the 2026 Notes, in each case, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B-1 hereto for the 2024 Notes or Exhibit B-2 hereto for the 2026 Notes, in each case, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit D-1 hereto for the 2024 Notes or Exhibit D-2 hereto for the 2026 Notes, in each case, including the certifications in item (3) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B-1 hereto for the 2024 Notes or Exhibit B-2 hereto for the 2026 Notes, in each case, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B-1 hereto for the 2024 Notes or Exhibit B-2 hereto for the 2026 Notes, in each case, including the certifications in item (3)(c) thereof;

the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.6(i) below, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the certificate a Restricted Definitive Note in the appropriate principal amount. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.6(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Restricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.6(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Section 2.6(c)(i)(A) and Section 2.6(c)(i)(C) hereof, a beneficial interest in the Regulation S Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Transfer and Exchange of Beneficial Interests in Restricted Global Notes for Unrestricted Definitive Notes. Subject to Section 2.6(a), a holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C-1 hereto for the 2024 Notes or Exhibit C-2 hereto for the 2026 Notes, in each case, including the certifications in item (1)(b) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B-1 hereto for the 2024 Notes or Exhibit B-2 hereto for the 2026 Notes, in each case, including the applicable certifications in item (4) thereof, and, in each such if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel of the holder or the Issuer (except in the case the Issuer has so requested) in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Transfer and Exchange of Beneficial Interests in Unrestricted Global Notes for Unrestricted Definitive Notes. Subject to Section 2.6(a), if any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.6(b)(ii) above, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.6(i) below, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the certificate an Unrestricted Definitive Note in the appropriate principal amount. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.6(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Unrestricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.6(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Transfer and Exchange of Restricted Definitive Notes for Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C-1 hereto for the 2024 Notes or Exhibit C-2 hereto for the 2026 Notes, in each case, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B-1 hereto for the 2024 Notes or Exhibit B-2 hereto for the 2026 Notes, in each case, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B-1 hereto for the 2024 Notes or Exhibit B-2 hereto for the 2026 Notes, in each case, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B-1 hereto for the 2024 Notes or Exhibit B-2 hereto for the 2026 Notes, in each case, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit D-1 hereto for the 2024 Notes or Exhibit D-2 hereto for the 2026 Notes, in each case, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B-1 hereto for the 2024 Notes or Exhibit B-2 hereto for the 2026 Notes, in each case, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B-1 hereto for the 2024 Notes or Exhibit B-2 hereto for the 2026 Notes, in each case, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

(ii) Transfer and Exchange of Restricted Definitive Notes for Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C-1 hereto for the 2024 Notes or Exhibit C-2 hereto for the 2026 Notes, in each case, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B-1 hereto for the 2024 Notes or Exhibit B-2 hereto for the 2026 Notes, in each case, including the applicable certifications in item (4) thereof;

and, in each such case, if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel of the Holder or the Issuer (except in the case the Issuer has so requested) in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.6(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Transfer and Exchange of Unrestricted Definitive Notes for Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from an Unrestricted Definitive Note or a Restricted Definitive Note, as the case may be, to a beneficial interest is effected pursuant to Section 2.6(d)(ii)(A) or Section 2.6(d)(iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.2, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Unrestricted Definitive Notes or Restricted Definitive Notes, as the case may be, so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.6(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.6(e).

(i) Transfer of Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer shall be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B-1 hereto for the 2024 Notes or Exhibit B-2 hereto for the 2026 Notes, in each case, including the certifications in item (1) thereof;

(B) if the transfer shall be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B-1 hereto for the 2024 Notes or Exhibit B-2 hereto for the 2026 Notes, in each case, including the certifications in item (2) thereof; and

(C) if the transfer shall be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B-1 hereto for the 2024 Notes or Exhibit B-2 hereto for the 2026 Notes, in each case, including, if the Issuer so requests, a certification and/or Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such transfer is in compliance with the Securities Act.

(ii) Transfer and Exchange of Restricted Definitive Notes for Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C-1 hereto for the 2024 Notes or Exhibit C-2 hereto for the 2026 Notes, in each case, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Note proposes to transfer such Note to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B-1 hereto for the 2024 Notes or Exhibit B-2 hereto for the 2026 Notes, in each case, including the applicable certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (A), if the Registrar or the Issuer so requests, an Opinion of Counsel of the Holder or the Issuer (except in the case the Issuer so requests) in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Transfer of Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Temporary Regulation S Global Note.

(i) Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Temporary Regulation S Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Notes Custodian and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

(ii) During the Restricted Period, beneficial ownership interests in Temporary Regulation S Global Notes may only be sold, pledged or transferred (A) to the Issuer, (B) in an offshore transaction in accordance with Rule 904 of Regulation S (other than a transaction resulting in an exchange for an interest in a Permanent Regulation S Global Note) or (C) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any State of the United States; and beneficial interests in a 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable).

(iii) Within a reasonable period after expiration or termination of the Restricted Period, beneficial interests in each Temporary Regulation S Global Note shall be exchanged for beneficial interests in a Permanent Regulation S Global Note upon delivery to DTC of the certification of compliance and the transfer of applicable Notes pursuant to the Applicable Procedures. Simultaneously with the authentication of the corresponding Permanent Regulation S Global Note, the Trustee shall cancel the corresponding Temporary Regulation S Global Note. The aggregate principal amount of a Temporary Regulation S Global Note and a Permanent Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(iv) Notwithstanding anything to the contrary in this Section 2.6, a beneficial interest in the Temporary Regulation S Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(g) Private Placement Legend.

(i) Except as permitted by subparagraph (ii) below, each Restricted Global Note and each Restricted Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the Private Placement Legend.

(ii) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.6 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(h) Global Note Legend. Each Global Note shall bear the Global Note Legend.

(i) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(j) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.2 or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.2, 2.10, 3.7, 3.9, 5.7, 5.8 and 9.4).

(iii) [Reserved].

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits hereof, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) Neither the Registrar nor the Issuer shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business on a Business Day 15 days before the delivery of a notice of redemption of Notes and ending at the close of business on the day of such delivery, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.2.

(viii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.6 to effect a registration of transfer or exchange may be submitted by facsimile or electronically.

(ix) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or Indirect Participants) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(x) Neither the Trustee, the Issuer nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

(xi) Affiliates of the Issuer, including investment funds affiliated with the Sponsor, may acquire, hold and dispose of the Notes and exercise voting, consent and other similar rights with respect to such Notes (subject to the express restrictions contained in this Indenture).

SECTION 2.7. Replacement Notes. If any mutilated Note is surrendered to the Trustee, or the Issuer and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements for replacements of Notes are met. The Holder must supply indemnity or security sufficient in the judgment of the Trustee (with respect to the Trustee) and the Issuer (with respect to the Issuer) to protect the Issuer, the Trustee, any Agent or any authenticating agent from any loss which any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge for their fees and expenses in replacing a Note including amounts to cover any tax, assessment, fee or other governmental charge that may be imposed in relation thereto.

Every replacement Note is an obligation of the Issuer.

SECTION 2.8. Outstanding Notes. The Notes (or the Notes of any series) outstanding at any time are all the Notes (or all the Notes of such series) authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.8 as not outstanding.

If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 3.1 hereof, it shall cease to be outstanding and interest on it shall cease to accrue.

Subject to Section 2.9, a Note does not cease to be outstanding because the Issuer or any Affiliate of the Issuer holds the Note.

SECTION 2.9. Treasury Notes. In determining whether the Holders of the requisite majority of outstanding Notes (or the outstanding Notes of any series) have concurred in any request, demand, authorization, direction, notice, waiver or consent (other than in respect of any action pursuant to Section 9.2(a), which requires the consent of each Holder of an affected Note), Notes owned by the Issuer or any Affiliate of the Issuer shall be disregarded and considered as though not outstanding, except that for purposes of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, waiver or consent, only Notes or Notes of such series, as applicable, which a Trust Officer actually knows to be owned by the Issuer or any Affiliate of the Issuer shall be considered as not outstanding. Upon request of the Trustee, the Issuer shall promptly furnish to the Trustee an Officer’s Certificate listing and identifying all Notes, if any, known by the Issuer to be owned or held by or for the account of any of the above-described persons, and the Trustee shall be entitled to accept such Officer’s Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes or Notes of any series, as applicable, not listed therein are outstanding for the purpose of any such determination.

SECTION 2.10. Temporary Notes. Until Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall, upon receipt of an Authentication Order, authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate Definitive Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as Definitive Notes.

SECTION 2.11. Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of all canceled Notes in its customary manner (subject to the record retention requirements of the Exchange Act and the Trustee), and upon the written request of the Issuer, the Trustee shall deliver copies of such canceled Notes to the Issuer. The Issuer may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12. Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more predecessor Notes) is registered at the close of business on the regular Record Date for such interest at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular Record Date by virtue of having been such Holder, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the 2024 Notes or 2026 Notes, as applicable (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”), shall be paid by the Issuer, at its election in each case, as provided in clause (a) or (b) below:

(a) The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes of the applicable series (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note of such series and the date of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Issuer shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which shall be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Issuer shall promptly notify the Trustee of such Special Record Date and shall, or at the written request and in the name and expense of the Issuer, the Trustee shall, cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 12.1, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes of such series (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (b).

(b) The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of the applicable series may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment pursuant to this clause (b), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13. CUSIP and ISIN Numbers. The Issuer in issuing the Notes may use “CUSIP” and/or “ISIN” numbers (if then generally in use). The Trustee shall not be responsible for the use of CUSIP or ISIN numbers, and the Trustee makes no representation as to their correctness as printed on any Note or notice to Holders. The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP or ISIN numbers. A separate CUSIP or ISIN number will be issued for any Additional Notes, unless either series of Initial Notes and such Additional Notes are treated as “fungible” for U.S. federal income tax purposes.

SECTION 2.14. Record Date. The record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture shall be determined as provided for in TIA § 316(c).

ARTICLE III

Covenants

SECTION 3.1. Payment of Notes. The Issuer shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if by 10:00 a.m. (New York City time) on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes.

Notwithstanding anything to the contrary contained in this Indenture, the Issuer or any other payor may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder (and, in such event, shall timely pay such taxes to the applicable taxing authority).

SECTION 3.2. Reports and Other Information.

(a) So long as any Notes are outstanding, the Issuer shall provide to the Trustee and, upon request, to the Holders a copy of all of the information and reports referred to below:

(i) within 90 days after the end of each fiscal year (or such longer period as may be permitted by the SEC if the Issuer were then subject to SEC reporting requirements as a non-accelerated filer), annual audited financial statements for such fiscal year, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the periods presented and a report on the annual financial statements by the Issuer’s independent registered public accounting firm (all of the foregoing financial information to be prepared on a basis substantially consistent with the corresponding financial information included in the Offering Memorandum);

(ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such longer period as may be permitted by the SEC if the Issuer were then subject to SEC reporting requirements as a non-accelerated filer), unaudited financial statements for the interim period as of, and for the period ending on, the end of such fiscal quarter, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (all of the foregoing financial information to be prepared on a basis substantially consistent with the corresponding financial information included in the Offering Memorandum); and

(iii) within the time period specified for filing current reports on Form 8-K by the SEC, current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports for any of the following events: (a) significant acquisitions or dispositions (other than the Transactions), (b) the bankruptcy of the Issuer or a Significant Subsidiary, (c) the acceleration of any Indebtedness of the Issuer or any Restricted Subsidiary having a principal amount in excess of $75.0 million, (d) a change in the Issuer’s certifying independent auditor, (e) the appointment or departure of the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Chief Operating Officer or President (or persons fulfilling similar duties) of Holdings, (f) resignation of a director on disagreeable terms, (g)

change in fiscal year, (h) non-reliance on previously issued financial statements, (i) change of control transactions (other than the Transactions), (j) entry into material agreements and (k) entry into material direct financial obligations; provided that no such current report will be required to be furnished if the Issuer or any direct or indirect parent of the Issuer determines in its good faith judgment that such event is not material to Holders or to the business, assets, operations, financial position or prospects of the Issuer and its Restricted Subsidiaries, taken as a whole, or if the Issuer or any direct or indirect parent of the Issuer determines in its good faith judgment that such disclosure would otherwise cause material competitive harm to the business, assets, operations, financial position or prospects of the Issuer and its Restricted Subsidiaries, taken as a whole; provided, further, that such non-disclosure shall be limited only to those specific provisions that would cause material competitive harm and not the occurrence of the event itself;

provided, further, however, that in addition to providing such information to the Trustee and, upon request, Holders, the Issuer shall, to the extent the requirements set forth in Section 3.2(h) are satisfied, make available to the Holders, bona fide prospective investors in the Notes, bona fide market makers in the Notes affiliated with any Initial Purchaser and bona fide securities analysts (to the extent providing analysis of investment in the Notes) such information by (i) posting to the website of the Issuer (or any direct or indirect parent of the Issuer) or on a non-public, password-protected website maintained by the Issuer (or any direct or indirect parent of the Issuer) or a third party, in each case, within 15 days after the time the Issuer would be required to provide such information pursuant to clause (i), (ii) or (iii) above, as applicable, or (ii) otherwise providing substantially comparable availability of such reports (as determined in good faith by the Issuer or any direct or indirect parent of the Issuer) (it being understood that, without limitation, making such reports available on Bloomberg or another comparable private electronic information service shall constitute substantially comparable availability).

(b) Notwithstanding the foregoing, and for the avoidance of doubt, (i) the Issuer shall not be required to furnish any information, certificates or reports required by (A) Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K or (B) Regulation G or Item 10(e) of Regulation S-K promulgated by the SEC with respect to financial measures contained therein, (ii) the information and reports referred to in Section 3.2(a) will not be required to contain the separate financial statements or other information contemplated by Rule 3-05, Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, (iii) to the extent pro forma financial information is required to be provided by the Issuer (including with respect to the Transactions), the Issuer may provide only pro forma revenues, net income, EBITDA, Adjusted EBITDA (as such term is defined in the Offering Memorandum), senior secured debt, total debt and capital expenditures (or equivalent financial information) in lieu thereof, (iv) the information and reports referred to in Section 3.2(a) shall not be required to present compensation or beneficial ownership information, (v) the information and reports referred to in Section 3.2(a) shall not be required to include any exhibits required by Item 15 of Form 10-K, Item 6 of Form 10-Q or Item 9.01 of Form 8-K and (vi) trade secrets and other proprietary information may be excluded from any disclosures. If at any time the Issuer or any direct or indirect parent of the Issuer has made a good faith determination to file a registration statement with the SEC with respect to an Equity Offering of such entity’s Capital Stock, the Issuer will still be required to provide reports pursuant to this Section 3.2, but the content of such reports will not be required to disclose any information that, in the good faith view of the Issuer or any direct or indirect parent of the Issuer, would violate the securities laws or the SEC’s “gun jumping” rules or otherwise have an adverse effect on such Equity Offering.

(c) For so long as the Issuer has designated certain of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by Section 3.2(a) will include a reasonably detailed presentation (which need not be audited or reviewed by the auditors), either on the face of the financial statements or in the notes thereto, or in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

(d) In addition, to the extent not satisfied by the foregoing, the Issuer agrees that, for so long as any Notes are outstanding, the Issuer shall furnish to Holders, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision).

(e) Notwithstanding the foregoing, the financial statements, information, auditors’ reports and other documents required to be provided as described above, may be, rather than those of the Issuer, those of (i) any predecessor or successor of the Issuer or any entity meeting the requirements of clause (ii) or (iii) of this Section 3.2(e), (ii) any Wholly Owned Subsidiary of the Issuer that, together with its consolidated Subsidiaries, constitutes substantially all of the assets of the Issuer and its consolidated Subsidiaries (“Qualified Reporting Subsidiary”) or (iii) any direct or indirect parent of the Issuer; provided that, if the financial information so furnished relates to such Qualified Reporting Subsidiary of the Issuer or such direct or indirect parent of the Issuer, the same is accompanied by consolidating information, which may be posted to the website of the Issuer (or any direct or indirect parent of the Issuer) or on a non-public, password-protected website maintained by the Issuer (or any direct or indirect parent of the Issuer) or a third party, that explains in reasonable detail the differences between the information relating to such Qualified Reporting Subsidiary or such parent entity (as the case may be), on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited or reviewed by the auditors.

(f) The Issuer will be deemed to have satisfied the information and reporting requirements of Section 3.2(a) if (i) the Issuer or any Qualified Reporting Subsidiary of the Issuer or any direct or indirect parent of the Issuer has filed reports or registration statements containing such information (including the information required pursuant to the first sentence of Section 3.2(e), which, for the avoidance of doubt, need not be filed with the SEC via EDGAR to the extent it is otherwise provided to Holders pursuant to this Section 3.2) with the SEC via the EDGAR (or successor) filing system within the applicable time periods after giving effect to any extensions permitted by the SEC and that are publicly available or (ii) with respect to the Holders only, the Issuer or such Qualified Reporting Subsidiary or such parent entity has made such reports available electronically (including by posting to a non-public, password-protected website as provided above) pursuant to this Section 3.2.

(g) So long as Notes are outstanding, the Issuer shall also:

(i) promptly after furnishing to the Trustee the annual and quarterly reports required by Sections 3.2(a)(i) and 3.2(a)(ii), hold a conference call to discuss such reports and the results of operations for the relevant reporting period; provided, however, that the Issuer will be deemed to have satisfied the requirements of this clause (i) if any direct or indirect parent of the Issuer holds a conference call to discuss such reports and results of operations for the relevant reporting period; and

(ii) announce by press release or post to the website of the Issuer (or any direct or indirect parent of the Issuer) or on a non-public, password-protected website maintained by the Issuer (or any direct or indirect parent of the Issuer) or a third party, which may require a confidentiality acknowledgment (but not restrict the recipients of such information from trading securities of the Issuer or its Affiliates), prior to the date of the conference call required to be held in accordance with Section 3.2(g)(i), the time and date of such conference call and either all information necessary to access the call or informing Holders, bona fide prospective investors in the Notes, bona fide market makers in the Notes affiliated with any Initial Purchaser and bona fide securities analysts (to the extent providing analysis of an investment in the Notes) how they can obtain such information, including, without limitation, the applicable password or other login information.

(h) Any person who requests or accesses such financial information or seeks to participate in any conference calls required by this Section 3.2 may be required to provide its email address, employer name and other information reasonably requested by the Issuer and represent to the Issuer (to the Issuer’s reasonable good faith satisfaction) that:

(i) it is a Holder, a beneficial owner of the Notes, a bona fide prospective investor in the Notes, a bona fide market maker in the Notes affiliated with any Initial Purchaser or a bona fide securities analyst providing an analysis of investment in the Notes;

(ii) it will not use the information in violation of applicable securities laws or regulations;

(iii) it will keep such provided information confidential and will not communicate the information to any Person; and

(iv) it (a) will not use such information in any manner intended to compete with the business of the Issuer and its Subsidiaries and (b) is not a Person (which includes such Person’s Affiliates) that (i) is principally engaged in a Similar Business or (ii) derives a significant portion of its revenues from operating or owning a Similar Business.

(i) Delivery of reports, information and documents (including, without limitation, reports contemplated under this Section 3.2) to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including compliance by the Issuer with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall have no liability or responsibility for the filing, timeliness or content of any such report or filing.

SECTION 3.3. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) (1) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock, and (2) the Issuer will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Issuer and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries, calculated as of the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued, would have been 2.00 to 1.00 or greater (“Ratio Debt”); provided, further, that the aggregate amount of Indebtedness (including Acquired Indebtedness) that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to the foregoing by Non-Guarantor Subsidiaries shall not exceed the greater of (x) $500.0 million and (y) 26.0% of Four Quarter Consolidated EBITDA at any one time outstanding.

(b) The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(i) the Incurrence or issuance by the Issuer or its Restricted Subsidiaries of Indebtedness under any Credit Agreement, the guarantees thereof and the issuance and creation of letters of credit, bankers’ acceptances and ancillary facilities thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate outstanding principal amount not to exceed at any one time outstanding:

(A) $3,200.0 million;

(B) the Cash Capped Grower Amount;

(C) the greater of (x) $1,000.0 million and (y) the Borrowing Base as of the date of such Incurrence; and

(D) the Maximum Incremental Leverage Amount; plus, in the case of any refinancing of any Indebtedness permitted under this clause (i) or any portion thereof, any Refinancing Expenses;

provided that any calculation under subclause (D) will give pro forma effect to the Incurrence of Indebtedness on such date under subclause (A) (other than amounts that were previously borrowed under subclause (A) that have been voluntarily prepaid, repaid or repurchased) but not to any other Incurrence of Indebtedness, Disqualified Stock or Preferred Stock on such date in reliance on any non-ratio-based basket set forth in this Indenture, including under this clause (b)(i);

(ii) the Incurrence by the Issuer and the Guarantors of Indebtedness represented by the Notes (not including any Additional Notes) and the Guarantees thereof, as applicable;

(iii) (A) Indebtedness and Disqualified Stock of the Issuer or any of its Restricted Subsidiaries and Preferred Stock of its Restricted Subsidiaries existing on the Acquisition Closing Date (other than Indebtedness described in clause (i) or (ii) above that is Incurred or existing on the Acquisition Closing Date and the New Unsecured Notes issued on the Issue Date and the guarantees thereof) and (B) the New Unsecured Notes issued on the Issue Date and the guarantees thereof;

(iv) Indebtedness (including, without limitation, Capitalized Lease Obligations and mortgage financings as purchase money obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any of its Restricted Subsidiaries to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) and Indebtedness, Disqualified Stock or Preferred Stock arising from the conversion of the obligations of the Issuer or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Issuer or such Restricted Subsidiary, in an aggregate principal amount or Maximum Fixed Repurchase Price, as applicable, including all Indebtedness Incurred and Disqualified Stock or Preferred Stock issued to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (iv), not to exceed the greater of (x) $350.0 million and (y) 18.0% of Four Quarter Consolidated EBITDA at any one time outstanding, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (iv) or any portion thereof, any Refinancing

Expenses; provided that Capitalized Lease Obligations Incurred by the Issuer or any Restricted Subsidiary pursuant to this clause (iv) in connection with a Sale/Leaseback Transaction shall not be subject to the foregoing limitation so long as the proceeds of such Sale/Leaseback Transaction are used by the Issuer or such Restricted Subsidiary to permanently repay outstanding Obligations under any Parity Lien Indebtedness (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock Incurred pursuant to this clause (iv) shall cease to be deemed Incurred and outstanding pursuant to this clause (iv) but shall be deemed Incurred and outstanding as Ratio Debt from and after the first date on which the Issuer or such Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness, Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the Issuer or any of its Restricted Subsidiaries is able to Incur any Liens related thereto as Permitted Liens after such reclassification));

(v) Indebtedness Incurred or Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit or bank guarantees or similar instruments issued in the ordinary course of business, including, without limitation, (x) letters of credit or performance or surety bonds in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance and (y) guarantees of Indebtedness Incurred by customers in connection with the purchase or other acquisition of equipment or supplies in the ordinary course of business;

(vi) the Incurrence of Indebtedness or the issuance of Disqualified Stock or Preferred Stock arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, earn-outs, adjustment of purchase or acquisition price or similar obligations, in each case, Incurred or issued in connection with the Transactions or with the acquisition or disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of this Indenture, other than guarantees of Indebtedness Incurred or Disqualified Stock or Preferred Stock issued by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii) Indebtedness or Disqualified Stock of the Issuer owing or issued to a Restricted Subsidiary; provided that (x) such Indebtedness or Disqualified Stock owing or issued to a Non-Guarantor Subsidiary shall be subordinated in right of payment to the Issuer’s Obligations with respect to this Indenture and (y) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness or an issuance of such Disqualified Stock not permitted by this clause (vii);

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (viii);

(ix) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary; provided that (x) if a Subsidiary Guarantor Incurs such Indebtedness, Disqualified Stock or Preferred Stock owing or issued to a Non-Guarantor Subsidiary, such Indebtedness, Disqualified Stock or Preferred Stock is subordinated in right of payment to the Guarantee of such Subsidiary Guarantor, and (y) any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary lending or holding such Indebtedness, Disqualified Stock or Preferred Stock ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness, Disqualified Stock or Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock not permitted by this clause (ix);

(x) Swap Contracts or Cash Management Services Incurred (including, without limitation, in connection with any Qualified Receivables Financing) other than for speculative purposes;

(xi) obligations (including reimbursement obligations with respect to letters of credit or bank guarantees or similar instruments) in respect of customs, self-insurance, performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Issuer or any Restricted Subsidiary;

(xii) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or Maximum Fixed Repurchase Price, as applicable, that, when aggregated with the principal amount or Maximum Fixed Repurchase Price of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred or issued pursuant to this clause (xii), does not exceed the greater of (x) $600.0 million and (y) 31.0% of Four Quarter Consolidated EBITDA at any one time outstanding, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (xii) or any portion thereof, any Refinancing Expenses (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (xii) shall cease to be deemed Incurred and outstanding pursuant to this clause (xii) but shall be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which the Issuer or such Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the Issuer or any of its Restricted Subsidiaries is able to Incur any Liens related thereto as Permitted Liens after such reclassification));

(xiii) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness, Disqualified Stock, Preferred Stock or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness, Disqualified Stock, Preferred Stock or other obligations by the Issuer or such Restricted Subsidiary is permitted under the terms of this Indenture;

(xiv) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or the issuance of Preferred Stock by a Restricted Subsidiary that serves to refund, refinance, replace, redeem, repurchase, retire or defease, and is in an aggregate principal amount (or, if issued with original issue discount, an aggregate issue price) that is equal to or less than, Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as Ratio Debt or permitted under clause (ii), clause (iii), this clause (xiv), clause (xv) or clause (xviii) of this Section 3.3(b) or subclause (y) of any of clauses (iv),

(xii), (xx), (xxix) or (xxx) of this Section 3.3(b) (provided that any amounts Incurred under this clause (xiv) as Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to subclause (y) of any of these clauses shall reduce the amount available under such subclause (y) of such clause so long as such Refinancing Indebtedness remains outstanding (but, in each case, not below $0)) or any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued to so refund, replace, refinance, redeem, repurchase, retire or defease such Indebtedness, Disqualified Stock or Preferred Stock, plus, in each case, any Refinancing Expenses (“Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, replaced, redeemed, repurchased or retired (which, in the case of bridge loans or extendable bridge loans or other interim debt, shall be determined by reference to the notes or loans into which such bridge loans or extendable bridge loans or other interim debt are converted or for which such bridge loans or extendable bridge loans or interim debt are exchanged at maturity, and may be subject to other customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default);

(2) in the case of any revolving Indebtedness, has a Stated Maturity that is no earlier than the Stated Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired (which, in the case of bridge loans or extendable bridge loans or other interim debt, shall be determined by reference to the notes or loans into which such bridge loans or extendable bridge loans or other interim debt are converted or for which such bridge loans or extendable bridge loans or interim debt are exchanged at maturity, and may be subject to other customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default);

(3) to the extent that such Refinancing Indebtedness refinances (i) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness, or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock, respectively;

(4) shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Subsidiary Guarantor, or (y) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(5) to the extent such Refinancing Indebtedness is Secured Indebtedness, the Liens securing such Refinancing Indebtedness have a Lien priority equal to or junior to the Liens securing the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired;

(xv) (i) Indebtedness, Disqualified Stock or Preferred Stock (x) of the Issuer or any of its Restricted Subsidiaries Incurred or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person or any similar Investment and (y) of any Person that is acquired by the Issuer or any of its Restricted Subsidiaries or merged into or consolidated or amalgamated with the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture and (ii) Indebtedness Incurred or Disqualified Stock or Preferred Stock issued or, in each case, assumed in anticipation of, or in connection with, an acquisition of any assets (including Capital Stock), business or Person or any similar Investment; provided, however, that after giving pro forma effect to such acquisition, similar Investment, merger, consolidation or amalgamation and the Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock, either:

(1) the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness as Ratio Debt; or

(2) the Fixed Charge Coverage Ratio of the Issuer is equal to or greater than such ratio immediately prior to such acquisition, similar Investment, merger, consolidation or amalgamation;

(xvi) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xvii) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any credit facility permitted hereunder, so long as such letter of credit has not been terminated and is in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(xviii) Contribution Indebtedness;

(xix) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xx) Indebtedness, Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries in an aggregate principal amount or Maximum Fixed Repurchase Price, as applicable, not to exceed the greater of (x) $500.0 million and (y) 26.0% of Four Quarter Consolidated EBITDA at any one time outstanding, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (xx) or any portion thereof, any Refinancing Expenses (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (xx) shall cease to be deemed Incurred, issued or outstanding pursuant to this clause (xx) but shall be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which such Non-Guarantor Subsidiary could have Incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the Issuer or any of its Restricted Subsidiaries is able to Incur any Liens related thereto as Permitted Liens after such reclassification));

(xxi) Indebtedness, Disqualified Stock or Preferred Stock of a joint venture to the Issuer or a Restricted Subsidiary and to the other holders of Equity Interests of, or participants in, such joint venture, so long as the percentage of the aggregate amount of such Indebtedness, Disqualified Stock or Preferred Stock of such joint venture owed to such holders of its Equity Interests or participants of such joint venture does not exceed the percentage of the aggregate outstanding amount of the Equity Interests of such joint venture held by such holders or such participant’s participation in such joint venture;

(xxii) Indebtedness, Disqualified Stock or Preferred Stock Incurred in a Qualified Receivables Factoring or Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary (except for Standard Securitization Undertakings) other than a Receivables Subsidiary or a Person described in the definition of “Factoring Transaction”;

(xxiii) Indebtedness owed or Disqualified Stock or Preferred Stock issued on a short-term basis to banks and other financial institutions in the ordinary course of business of the Issuer and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements, including cash management, cash pooling arrangements and related activities to manage cash balances of the Issuer and its Subsidiaries and joint ventures including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements and Indebtedness in respect of netting services, overdraft protection, credit card programs, automatic clearinghouse arrangements and similar arrangements;

(xxiv) Indebtedness, Disqualified Stock or Preferred Stock issued by the Issuer or any Restricted Subsidiary to future, current or former officers, directors, managers, employees, consultants and independent contractors thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent of the Issuer to the extent permitted under Section 3.4;

(xxv) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xxvi) Indebtedness Incurred or Disqualified Stock issued by the Issuer or its Restricted Subsidiaries or Preferred Stock issued by its Restricted Subsidiaries in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case Incurred or undertaken in the ordinary course of business;

(xxvii) Indebtedness Incurred or Disqualified Stock issued by the Issuer or its Restricted Subsidiaries or Preferred Stock issued by its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes in accordance with this Indenture, the New Unsecured Notes in accordance with the New Unsecured Notes Indenture or the Existing Notes in accordance with the Existing Indenture governing such series of Existing Notes, as applicable;

(xxviii) (i) guarantees Incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners and (ii) Indebtedness Incurred by the Issuer or a Restricted Subsidiary as a result of leases entered into by the Issuer or such Restricted Subsidiary or any direct or indirect parent of the Issuer in the ordinary course of business;

(xxix) the Incurrence by the Issuer or any Restricted Subsidiary of Indebtedness Incurred or Disqualified Stock or Preferred Stock issued on behalf of, or representing guarantees of Indebtedness Incurred or Disqualified Stock or Preferred Stock issued by, joint ventures; provided that the aggregate principal amount of Indebtedness Incurred or guaranteed or Maximum Fixed Repurchase Price of Disqualified Stock or Preferred Stock issued or guaranteed pursuant to this clause (xxix) does not exceed the greater of (x) $200.0 million and (y) 10.5% of Four Quarter Consolidated EBITDA at any one time outstanding, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (xxix) or any portion thereof, any Refinancing Expenses (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (xxix) shall cease to be deemed Incurred, issued or outstanding pursuant to this clause (xxix) but shall be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which the Issuer or such Restricted Subsidiary could have Incurred or guaranteed such Indebtedness or issued or guaranteed such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the Issuer or any of its Restricted Subsidiaries is able to Incur any Liens related thereto as Permitted Liens after such reclassification));

(xxx) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary Incurred to finance or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person in an aggregate principal amount or Maximum Fixed Repurchase Price, as applicable, that does not exceed the greater of (x) $350.0 million and (y) 18.0% of Four Quarter Consolidated EBITDA at any one time outstanding, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (xxx) or any portion thereof, any Refinancing Expenses (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (xxx) shall cease to be deemed Incurred, issued or outstanding pursuant to this clause (xxx) but shall be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which the Issuer or such Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness, Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the Issuer or any Restricted Subsidiary is able to Incur any Liens related thereto as Permitted Liens after such reclassification));

(xxxi) Indebtedness, Disqualified Stock or Preferred Stock consisting of obligations of the Issuer or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions or any Permitted Investment;

(xxxii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law; and

(xxxiii) Indebtedness, Disqualified Stock or Preferred Stock Incurred or deemed Incurred in the ordinary course of business in connection with supply-chain financing programs or similar arrangements.

(c) For purposes of determining compliance with this Section 3.3, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred or issued as Ratio Debt, the Issuer shall, in its sole discretion, at the time of Incurrence or issuance, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 3.3; provided that all Indebtedness under the Term Loan Credit Agreement Incurred on or prior to the Acquisition Closing Date shall be deemed to have been Incurred pursuant to Section 3.3(b)(i)(A) and the Issuer shall not be permitted to reclassify all or any portion of the Indebtedness Incurred on or prior to the Acquisition Closing Date pursuant to Section 3.3(b)(i)(A). Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of Maximum Fixed Repurchase Price and increases in the amount of Indebtedness, Disqualified Stock or Preferred Stock outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an Incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock for purposes of this Section 3.3. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 3.3.

For purposes of calculating any ratio-based basket, with respect to any revolving Indebtedness, delayed draw facility or other committed debt financing Incurred under such ratio-based basket, the Issuer may elect (which election may not be changed with respect to such Indebtedness), at any time, to either (x) give pro forma effect to the Incurrence of the entire committed amount of such Indebtedness, in which case such committed amount may thereafter be borrowed or reborrowed, in whole or in part, from time to time, without further compliance with any ratio-based component of any provision of this Indenture, or (y) give pro forma effect to the Incurrence of the actual amount drawn under such revolving Indebtedness, delayed draw facility or other committed debt financing, in which case, the ability to Incur the amounts committed to under such Indebtedness will be subject to such ratio-based basket (to the extent being Incurred pursuant to such ratio) at the time of each such Incurrence. Notwithstanding anything in this Indenture to the contrary, unless the Issuer elects otherwise, if, on any date, the Issuer or any of its Restricted Subsidiaries in connection with any transaction or series of related transactions (A) Incurs Indebtedness or issues Disqualified Stock or Preferred Stock as permitted by a ratio-based basket and (B) Incurs Indebtedness or issues Disqualified Stock or Preferred Stock under a non-ratio-based basket (other than, with respect to the Maximum Incremental Leverage Amount, any Indebtedness Incurred pursuant to Section 3.3(b)(i)(A) (other than amounts that were previously borrowed under Section 3.3(b)(i)(A) that have been voluntarily prepaid, repaid or repurchased)), then the applicable ratio will be calculated on such date with respect to any Incurrence under the applicable ratio-based basket without giving effect to the Incurrence under such non-ratio-based basket made in connection with such transaction or series of related transactions.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness or the issuance of Disqualified Stock or Preferred Stock, the U.S. dollar-equivalent principal amount or Maximum Fixed Repurchase Price, as applicable, of Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar-equivalent), in the case of revolving credit debt or debt financing to fund an acquisition, or first issued, in the case of Disqualified Stock or Preferred Stock; provided that if such Indebtedness, Disqualified Stock or Preferred Stock is Incurred or issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount or Maximum Fixed Repurchase Price, as applicable, of such Refinancing Indebtedness does not exceed the principal amount or Maximum Fixed Repurchase Price, as applicable, of such Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, being refinanced (plus any Refinancing Expenses).

The principal amount of any Indebtedness Incurred and Maximum Fixed Repurchase Price of any Disqualified Stock or Preferred Stock issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, if Incurred or issued in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness, Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such refinancing.

SECTION 3.4. Limitation on Restricted Payments.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger, amalgamation or consolidation;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under Section 3.3(b)(vii), Section 3.3(b)(viii) or 3.3(b)(ix)); or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A) (x) in the case of a Restricted Investment, no Specified Event of Default shall have occurred and be continuing or would occur as a consequence thereof, and (y) in the case of any other Restricted Payment, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) immediately after giving effect to such transaction on a Pro Forma Basis, the Issuer could Incur $1.00 of additional Indebtedness as Ratio Debt; and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Acquisition Closing Date (including Restricted Payments permitted by Section 3.4(b)(i), but excluding all other Restricted Payments permitted by Section 3.4(b)), is less than the sum of, without duplication:

(1) the greater of (x) $900.0 million and (y) 46.5% of Four Quarter Consolidated EBITDA; plus

(2) an amount (which may not be less than zero) equal to 50.0% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning on January 1, 2019 to the end of the Issuer’s most recently ended fiscal quarter for which financial statements are internally available (as determined in good faith by the Issuer or any direct or indirect parent of the Issuer) at the time of such Restricted Payment, or, in the case that such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit; plus

(3) 100.0% of the aggregate net proceeds, including cash and the Fair Market Value of assets (other than cash), received by the Issuer after the Acquisition Closing Date from the issue or sale of Equity Interests of the Issuer (other than Excluded Equity), including such Equity Interests issued upon exercise of warrants or options; plus

(4) 100.0% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value of assets (other than cash) after the Acquisition Closing Date (other than Excluded Equity); plus

(5) the principal amount of any Indebtedness, or the Maximum Fixed Repurchase Price of any Disqualified Stock, in each case, of the Issuer or any Restricted Subsidiary thereof issued after the Acquisition Closing Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by the Issuer or any Restricted Subsidiary)) that, in each case, has been converted into or exchanged for Equity Interests in the Issuer or any direct or indirect parent of the Issuer (other than Excluded Equity); plus

(6) 100.0% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value of assets (other than cash) received after the Acquisition Closing Date by the Issuer or any Restricted Subsidiary (less amounts distributed as Leverage Excess Proceeds) from:

(A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Restricted Subsidiaries) and from repayments of loans or advances that constituted Restricted Investments;

(B) the sale (other than to the Issuer or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by the Issuer or any Restricted Subsidiary)) of the Equity Interests of an Unrestricted Subsidiary; and

(C) any distribution or dividend from an Unrestricted Subsidiary; plus

(7) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, in each case after the Acquisition Closing Date, the Fair Market Value of the Investment of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), other than, in each case, to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to Section 3.4(b)(xix) or constituted a Permitted Investment; plus

(8) the aggregate amount of Retained Declined Proceeds since the Acquisition Closing Date.

(b) The provisions of Section 3.4(a) will not prohibit:

(i) the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Indenture;

(ii) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Issuer or any direct or indirect parent of the Issuer, or Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor, in exchange for, or out of the proceeds of the issuance or sale of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than Excluded Equity) (collectively, including any such contributions, “Refunding Capital Stock”);

(b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the issuance or sale (other than to a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Restricted Subsidiaries) of Refunding Capital Stock; and

(c) if immediately prior to the retirement of the Retired Capital Stock, the declaration and payment of dividends thereon was permitted pursuant to this Section 3.4 and has not been made as of such time (the “Unpaid Amount”), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of the Issuer or any direct or indirect parent of the Issuer) in an aggregate amount no greater than the Unpaid Amount;

(iii) (A) the prepayment, redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the Incurrence of, Refinancing Indebtedness thereof, and (B) the prepayment, redemption, purchase, defeasance or other satisfaction of any Indebtedness, Disqualified Stock or Preferred Stock (x) existing at the time a Person becomes a Subsidiary or (y) assumed in connection with the acquisition of assets, in each case so long as such Indebtedness, Disqualified Stock or Preferred Stock was not Incurred in contemplation of such Person becoming a Subsidiary or such acquisition;

(iv) the purchase, retirement, redemption or other acquisition (or Restricted Payments to the Issuer or any direct or indirect parent of the Issuer to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests (including related stock appreciation rights or similar securities) of the Issuer or any direct or indirect parent of the Issuer held directly or indirectly by any future, present or former employee, officer, director, manager, consultant or independent contractor of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer or their estates, heirs, family members, spouses or former spouses or permitted transferees (including for all purposes of this clause (iv), Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor or their estates, heirs, family members, spouses or former spouses or permitted transferees) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder or similar agreement; provided, however, that the aggregate amounts paid under this clause (iv) shall not exceed $45.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the issuance or sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer), in each case, to any future, present or former employees, officers, directors, managers, consultants or independent contractors of the Issuer or its Restricted Subsidiaries or any direct or indirect parent of the Issuer that occurs on or after the Issue Date; provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 3.4(a)(C); plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) or its Restricted Subsidiaries after the Issue Date; plus

(c) the amount of any cash bonuses otherwise payable to employees, officers, directors, managers, consultants or independent contractors of the Issuer or its Restricted Subsidiaries or any direct or indirect parent of the Issuer that are foregone in return for the receipt of Equity Interests; less

(d) the amount of cash proceeds described in subclause (a), (b) or (c) of this clause (iv) previously used to make Restricted Payments pursuant to this clause (iv) in such calendar year;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by subclauses (a), (b) and (c) above in any calendar year; provided, further, that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any future, current or former officer, director, employee, manager, consultant or independent contractor (or any permitted transferees thereof) of the Issuer or any of its Restricted Subsidiaries or any direct or indirect parent of the Issuer, in connection with a repurchase of Equity Interests of the Issuer or any direct or indirect parent of the Issuer from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 3.4 or any other provisions of this Indenture;

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiaries issued or Incurred in accordance with Section 3.3;

(vi) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) and the declaration and payment of dividends or distributions to the Issuer or any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer issued on or after the Acquisition Closing Date; provided, however, that (A) the Fixed Charge Coverage Ratio of the Issuer is 2.00 to 1.00 or greater and (B) the aggregate amount of dividends declared and paid pursuant to this clause (vi) does not exceed the net cash proceeds actually received by the Issuer from the sale (or the contribution of the net cash proceeds from the sale) of Designated Preferred Stock;

(vii) any Restricted Payments made in connection with the consummation of the Transactions or as contemplated by the Acquisition Agreement, including any dividends, payments or loans made to the Issuer or any direct or indirect parent of the Issuer to enable it to make any such payments or any future payments to employees of the Issuer, any Restricted Subsidiary or any direct or indirect parent of the Issuer under agreements entered into in connection with the Transactions;

(viii) the declaration and payment of dividends on the Issuer’s common stock (or the payment of dividends to any direct or indirect parent of the Issuer to fund the payment by any direct or indirect parent of the Issuer of dividends on such entity’s Equity Interests) of up to 6.0% per annum of the gross cash proceeds, net of any underwriting spread paid in cash, received by the Issuer from any public offering of Equity Interests or contributed to the Issuer by any direct or indirect parent of the Issuer from any public offering of Equity Interests, other than public offerings with respect to the Issuer’s Equity Interests registered on Form S-4 or S-8 or successor form thereto and other than any public sale constituting an Excluded Contribution;

(ix) Restricted Payments that are made with Excluded Contributions;

(x) Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (x) not to exceed the greater of (x) $600.0 million and (y) 31.0% of Four Quarter Consolidated EBITDA;

(xi) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Issuer and its Restricted Subsidiaries pursuant to provisions similar to those described under Sections 3.7 and 3.9; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Issuer (or a third party to the extent permitted by this Indenture) has made any Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Notes, and has repurchased, redeemed, defeased, acquired or retired all Notes validly tendered and not validly withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

(xii) for so long as the Issuer or any of its Subsidiaries is a member of a group filing a consolidated, combined, affiliated or unitary income or franchise tax return with Holdings or any other direct or indirect parent of the Issuer, Restricted Payments, directly or indirectly, to Holdings or such other direct or indirect parent of the Issuer in amounts required for Holdings or such other parent entity to pay federal, national, foreign, state and local income and/or franchise taxes imposed on such entity to the extent such taxes are attributable to the income of the Issuer and its Subsidiaries; provided, however, that the amount of such payments in respect of any tax year does not, in the aggregate, exceed the amount that the Issuer and its Subsidiaries that are members of such consolidated, combined, affiliated or unitary group would have been required to pay in respect of such taxes in respect of such year if the Issuer and its Subsidiaries paid such taxes directly on a separate company basis or as a stand-alone consolidated, combined, affiliated or unitary income or franchise tax group (reduced by any such taxes paid directly by the Issuer or any Subsidiary);

(xiii) the declaration and payment of dividends, other distributions or other amounts to, or the making of loans to Holdings or any other direct or indirect parent of the Issuer, in the amount required for such entity to, if applicable:

(a) pay amounts equal to the amounts required for Holdings or any other direct or indirect parent of the Issuer to pay fees and expenses (including Related Taxes), customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, employees, directors, managers, consultants or independent contractors of Holdings or any other direct or indirect parent of the Issuer, if applicable, and general corporate operating (including, without limitation, expenses related to auditing and other accounting matters) and overhead costs and expenses of the Issuer or any direct or indirect parent of the Issuer, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Issuer and its Subsidiaries;

(b) pay amounts equal to amounts required for Holdings or any other direct or indirect parent of the Issuer to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer (other than as Excluded Equity) and that has been guaranteed by, and is otherwise considered Indebtedness of, the Issuer or any Restricted Subsidiary Incurred in accordance with Section 3.3 (except to the extent any such payments have otherwise been made by any such guarantor);

(c) pay fees and expenses incurred by Holdings or any other direct or indirect parent of the Issuer related to (i) the maintenance by such parent entity of its corporate or other entity existence and performance of its obligations under this Indenture, the New Unsecured Notes Indenture, the Existing Indentures and similar obligations under any Credit Agreement, (ii) any unsuccessful equity or debt offering of such parent entity (or any debt or equity offering from which such parent entity does not receive any proceeds) and (iii) any equity or debt issuance, incurrence or offering, any disposition or acquisition or any investment transaction by the Issuer or any of its Restricted Subsidiaries (or any acquisition of or investment in any business, assets or property that will be contributed to the Issuer or any of its Restricted Subsidiaries as part of the same or a related transaction) permitted by this Indenture;

(d) [reserved];

(e) pay franchise and excise taxes and other fees, taxes (including Related Taxes) and expenses in connection with any ownership of the Issuer or any of its Subsidiaries or required to maintain their organizational existences;

(f) make payments for the benefit of the Issuer or any of its Restricted Subsidiaries to the extent such payments could have been made by the Issuer or any of its Restricted Subsidiaries because such payments (x)(i) would not otherwise be Restricted Payments or (ii) would be Restricted Payments that would be permitted to be made by the Issuer or any of its Restricted Subsidiaries pursuant to this Section 3.4 (provided that any payment made pursuant to this subclause (f)(x)(ii) shall, if applicable, reduce capacity under the Restricted Payment exception or basket that would have been utilized if such Restricted Payment were made directly by the Issuer or such Restricted Subsidiaries) and (y) would be permitted by Section 3.8; and

(g) make Restricted Payments to any direct or indirect parent of the Issuer to finance, or to any direct or indirect parent of the Issuer for the purpose of paying to any other direct or indirect parent of the Issuer to finance, any Investment that, if consummated by the Issuer or any Restricted Subsidiary, would be a Permitted Investment; provided that (i) such Restricted Payment is made substantially concurrently with the closing of such Investment and (ii) promptly following the closing thereof, such direct or indirect parent of the Issuer causes (x) all property acquired (whether assets or Equity Interests) to be contributed to the Issuer or any Restricted Subsidiary or (y) the merger, consolidation or amalgamation (to the extent permitted by Section 4.1) of the Person formed or acquired into the Issuer or any Restricted Subsidiary in order to consummate such acquisition or Investment, in each case, in accordance with the requirements of Section 3.11;

(xiv) (i) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants, (ii) payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable or expected to be payable by any future, present or former director, officer, employee, manager, consultant or independent contractor of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer (or their respective Affiliates, estates or immediate family members) in connection with the exercise of stock options or the grant, vesting or delivery of Equity Interests and (iii) loans or advances to officers, directors, employees, managers, consultants and independent contractors of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer in connection with such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent of the Issuer; provided that no cash is actually advanced pursuant to this subclause (iii) other than to pay taxes due in connection with such purchase, unless immediately repaid;

(xv) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Factoring or Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(xvi) payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of assets that complies with the provisions of this Indenture;

(xvii) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings or a Restricted Subsidiary of Holdings by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

(xviii) the payment of cash in lieu of the issuance of fractional shares of Equity Interests in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of or upon exercise, conversion or exchange of Equity Interests, warrants, options or other securities exercisable or convertible into, Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(xix) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (xix) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash, Cash Equivalents or marketable securities, not to exceed the greater of (x) $300.0 million and (y) 15.5% of Four Quarter Consolidated EBITDA (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(xx) [reserved];

(xxi) any Restricted Payment so long as immediately after giving effect to the making of such Restricted Payment, the Consolidated Total Net Leverage Ratio does not exceed 3.75 to 1.00;

(xxii) so long as no Event of Default has occurred and is continuing or would result therefrom, any dividend, distribution, redemption or other Restricted Payment made with any Leverage Excess Proceeds;

(xxiii) the declaration and payment of dividends or distributions to the holders of the Preferred Equity, or to the Issuer or any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends or distributions to holders of the Preferred Equity pursuant to its terms; provided, however, that the aggregate amount of dividends declared and paid pursuant to this clause (xxiii) shall not exceed the aggregate amount of dividends that may be paid in cash as contemplated by the terms of the definitive documentation for the Preferred Equity as in effect on the Acquisition Closing Date;

(xxiv) any payment that is intended to prevent any Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code; and

(xxv) the payment of any dividend or distribution made to repurchase, redeem, retire or otherwise acquire Equity Interests of the Issuer or any direct or indirect parent of the Issuer under any share repurchase plan; provided, that the aggregate amount of Restricted Payments made under this clause (xxv) does not exceed $125.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum of $250.0 million in any calendar year);

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (x), (xxi) or (xxv) of this Section 3.4(b), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof. For purposes of clauses (xii) and (xiii) of this Section 3.4(b), taxes and Related Taxes shall include all interest and penalties with respect thereto and all additions thereto.

As of the Acquisition Closing Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Restricted Subsidiary to become an Unrestricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Indenture.

For purposes of this Section 3.4, if any Investment or Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Issuer may divide and classify such Investment or Restricted Payment (or a portion thereof) in any manner that complies with this Section 3.4 and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification. In addition, for purposes of this Section 3.4, any Restricted Payment permitted hereunder may, at the option of the Issuer or its Restricted Subsidiaries, be structured in the form of a loan or other Investment. If the Issuer or any Restricted Subsidiary makes a Restricted Payment that, at the time of the making of such Restricted Payment, in the good faith determination of the Issuer or any direct or indirect parent of the Issuer, would be permitted under this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments made in good faith to the financial statements of the Issuer (or any direct or indirect parent of the Issuer) affecting Consolidated Net Income.

SECTION 3.5. Liens.

(a) Prior to an Election Date and following any Reversion Date thereafter, the Issuer will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create or Incur any Lien securing Indebtedness (other than Permitted Liens) on any asset or property of the Issuer or such Subsidiary Guarantor. If the Issuer or any Subsidiary Guarantor creates any Lien upon any property or assets that are not at such time Collateral to secure any Priority Lien Indebtedness or Parity Lien Indebtedness, it must concurrently grant a first-priority Lien upon such property or assets that would constitute Fixed Asset Collateral or a second-priority Lien upon such property or assets that would constitute Current Asset Collateral as security for the Notes or the applicable Guarantee, such that the property or assets subject to such Lien will constitute Collateral under this Indenture and the Security Documents, subject, in each case, to local law limitations and Permitted Liens.

(b) Following a Covenant Suspension Event, the Issuer may elect by written notice to the Trustee to be subject to this Section 3.5(b) with respect to the limitation on Liens in lieu of Section 3.5(a) (the date such notice is delivered, the “Election Date”). Under this alternative covenant, from and after an Election Date and until a Reversion Date thereafter, the Issuer will not, and will not permit any of its Principal Property Subsidiaries to, directly or indirectly, create or Incur any Lien securing Indebtedness on any (1) Restricted Property or (2) shares of Capital Stock or evidence of Indebtedness for borrowed money issued by any Principal Property Subsidiary, whether owned at the Acquisition Closing Date or thereafter acquired, without making effective provision, and the Issuer in such case will make or cause to be made effective provision, whereby the Notes and the applicable Guarantees shall be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured, for so long as such Indebtedness shall be so secured; provided, however, that the foregoing shall not apply to any of the following:

(1) Liens that exist on the date of the Covenant Suspension Event;

(2) Liens on property, shares of Capital Stock or evidence of Indebtedness of any corporation existing at the time such corporation becomes a Subsidiary Guarantor;

(3) Liens in favor of the Issuer or any Guarantor;

(4) Liens in favor of governmental bodies to secure progress, advance or other payments pursuant to contract or statute or Indebtedness incurred to finance all or a part of construction of or improvements to property subject to such Liens;

(5) Liens (i) on property, shares of Capital Stock or evidences of Indebtedness for borrowed money existing at the time of acquisition thereof (including acquisition through merger, amalgamation or consolidation) and construction and improvement Liens that are entered into within one year from the date of such construction or improvement (provided that in the case of construction or improvement the Lien shall not apply to any property theretofore owned by the Issuer or any Subsidiary Guarantor except substantially unimproved real property on which the property so constructed or the improvement is located) and (ii) for the acquisition of any real property, which Liens are created within 180 days after the completion of such acquisition to secure or provide for the payment of the purchase price of the real property acquired; provided that, with respect to subclauses (i) and (ii) of this Section 3.5(b)(5), any such Liens do not extend to any other property of the Issuer or any of the Subsidiary Guarantors (whether such property is then owned or thereafter acquired);

(6) mechanics’, landlords’ and similar Liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith;

(7) Liens for taxes, assessments or governmental charges or levies that are not delinquent or are being contested in good faith;

(8) Liens arising from any legal proceedings that are being contested in good faith;

(9) any Liens that (i) are incidental to the ordinary conduct of its business or the ownership of its properties and assets, including Liens incurred in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts, (ii) were not incurred in connection with the borrowing of money or the obtaining of advances or credit and (iii) do not in the aggregate materially detract from the value of the property of the Issuer or any Subsidiary Guarantor or materially impair the use thereof in the operation of its business; and

(10) Liens for the sole purpose of extending, renewing or replacing (or unsuccessfully extending, renewing or replacing) in whole or in part any of the foregoing.

(c) Notwithstanding the provisions of Section 3.5(b), from and after an Election Date and until a Reversion Date thereafter, the Issuer or any Subsidiary may, without equally and ratably securing the Notes and the Guarantees, create or Incur Liens that would otherwise be subject to the foregoing restrictions if, at the time of such creation or Incurrence, and after giving effect thereto, Exempted Indebtedness does not exceed 10.0% of Consolidated Net Tangible Assets.

(d) Any Lien that is granted to secure the Notes or the applicable Guarantee pursuant to Section 3.5(a), 3.5(b) or 3.5(c) shall be automatically and unconditionally released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or such Guarantee under the applicable preceding paragraphs (other than a release as a result of the enforcement of remedies in respect of such Lien or the Obligations secured by such Lien).

(e) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or Maximum Fixed Repurchase Price, any fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

SECTION 3.6. Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries (other than the Subsidiary Guarantors) to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary (other than the Subsidiary Guarantors) to:

(A) (i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(B) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(C) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

(b) However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions of the Issuer or any of its Restricted Subsidiaries in effect on the Acquisition Closing Date, including pursuant to the Senior Credit Agreements and the other documents relating to the Senior Credit Agreements, related Swap Contracts, the New Unsecured Notes Indenture, the New Unsecured Notes, the related guarantees and the other documents relating to the New Unsecured Notes Indenture, the Existing Indentures, the Existing Notes, the related guarantees and the other documents relating to the Existing Indentures and Indebtedness permitted pursuant to Section 3.3(b)(iii);

(ii) this Indenture, the Notes, the Guarantees, the Escrow Agreement, the Keepwell Agreement, the Security Documents, the Intercreditor Agreements and other documents relating to this Indenture, the Notes, the Guarantees, the Escrow Agreement, the Keepwell Agreement, the Security Documents and the Intercreditor Agreements;

(iii) applicable law or any applicable rule, regulation or order;

(iv) any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into the Issuer or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated a Restricted Subsidiary that was in existence at the time of such acquisition (or at the time it merges with or into the Issuer or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof)), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired or designated; provided that in connection with a merger, amalgamation or consolidation under this clause (iv), if a Person other than the Issuer or such Restricted Subsidiary is the successor company with respect to such merger, amalgamation or consolidation, any agreement or instrument of such Person or any Subsidiary of such Person, shall be deemed acquired or assumed, as the case may be, by the Issuer or such Restricted Subsidiary, as the case may be, at the time of such merger, amalgamation or consolidation;

(v) customary encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary;

(vi) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(vii) customary provisions in (x) joint venture agreements or arrangements and other similar agreements or arrangements relating solely to the applicable joint venture and (y) operating or other similar agreements, asset sale agreements and stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements;

(viii) purchase money obligations for property acquired and Capitalized Lease Obligations, to the extent such obligations impose restrictions of the nature discussed in clause (c) in the first paragraph of this Section 3.6 on the property so acquired;

(ix) customary provisions contained in leases, sub-leases, licenses, sublicenses, contracts and other similar agreements entered into in the ordinary course of business to the extent such obligations impose restrictions of the type described in clause (c) in the first paragraph of this Section 3.6 on the property subject to such lease;

(x) any encumbrance or restriction effected in connection with a Qualified Receivables Factoring or a Qualified Receivables Financing that, in the good faith determination of the Issuer or any direct or indirect parent of the Issuer, is necessary or advisable to effect such Qualified Receivables Factoring or Qualified Receivables Financing;

(xi) any encumbrance or restriction contained in other Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary that is Incurred subsequent to the Acquisition Closing Date pursuant to Section 3.3; provided that such encumbrances and restrictions will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the Issuer or any direct or indirect parent of the Issuer);

(xii) any encumbrance or restriction contained in Secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 3.3 and 3.5 to the extent limiting the right of the debtor to dispose of the assets securing such Indebtedness;

(xiii) any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that does not, individually or in the aggregate, (x) detract from the value of the property or assets of the Issuer or any Restricted Subsidiary in any manner material to the Issuer or any Restricted Subsidiary or (y) materially affect the Issuer’s ability to make future principal or interest payments on the Notes, in each case, as determined in good faith by the Issuer or any direct or indirect parent of the Issuer;

(xiv) any encumbrance or restriction existing under, by reason or with respect to Refinancing Indebtedness; provided that such encumbrances and restrictions, taken as a whole, are not materially less favorable to the holders than the encumbrances and restrictions contained in the agreements governing the Indebtedness being refinanced (as determined in good faith by the Issuer or any direct or indirect parent of the Issuer); and

(xv) any encumbrance or restriction imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in the immediately preceding clauses (i) through (xiv) of Section 3.6(b); provided that such encumbrances and restrictions contained in any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are, in the good faith judgment of the Issuer or any direct or indirect parent of the Issuer, not materially more restrictive, taken as a whole, than the encumbrances and restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

(c) For purposes of determining compliance with this Section 3.6, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 3.7. Asset Sales.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless:

(i) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration (including by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer or any direct or indirect parent of the Issuer) of the assets sold or otherwise disposed of; and

(ii) except in the case of a Permitted Asset Swap, at least 75.0% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or Replacement Assets; provided that the amount of:

(1) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s balance sheet or in the notes thereto for the most recent period ended on or prior to such time in respect of which financial statements are internally available or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Issuer’s or such Restricted Subsidiary’s balance sheet or in the notes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet in the good faith determination of the Issuer or any direct or indirect parent of the Issuer) of the Issuer or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are extinguished in connection with the transactions relating to such Asset Sale, or that are assumed by the transferee of any such assets or Equity Interests, in each case, pursuant to an agreement that releases or indemnifies the Issuer or such Restricted Subsidiary, as the case may be, from further liability;

(2) any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days of the receipt thereof; and

(3) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this subclause (3) that is at that time outstanding, not to exceed the greater of (x) $450.0 million and (y) 23.5% of Four Quarter Consolidated EBITDA, calculated at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

shall each be deemed to be Cash Equivalents for the purposes of this clause (ii).

(b) Within 455 days after the Issuer’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary may apply an amount equal to the Net Cash Proceeds from such Asset Sale, at its option:

(i) to reduce Obligations under Priority Lien Indebtedness and, in the case of revolving loans, to correspondingly reduce commitments with respect thereto;

(ii) to reduce Obligations under (x) Parity Lien Indebtedness of the Issuer or the Guarantors, including the Notes, and, if the assets or property disposed of in the Asset Sale were not Collateral, Pari Passu Indebtedness, including the New Unsecured Notes and the Existing Notes, and, in the case of revolving loans, to correspondingly reduce commitments with respect thereto (provided that if the Issuer or any Guarantor shall so reduce such Obligations other than the Notes, the Issuer shall (A) ratably reduce Obligations under the Notes as provided in Section 5.1 or through open-market purchases (to the extent such purchases are at or above 100.0% of the principal amount thereof) or (B) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest, if any, the principal amount of Notes that would otherwise be redeemed under subclause (A) above), or (y) if the assets or property disposed of in the Asset Sale were not Collateral, Indebtedness of a Non-Guarantor Subsidiary, in each case, other than Indebtedness owed to the Issuer or another Restricted Subsidiary (and, in the case of revolving loans, to correspondingly reduce commitments with respect thereto);

(iii) to make an investment in any one or more businesses, assets (other than working capital assets), or property or capital expenditures, in each case used or useful in a Similar Business;

(iv) to make an investment (including capital expenditures) in any one or more businesses, properties (other than working capital assets) or assets (other than working capital assets) that replace the businesses, properties and/or assets that are the subject of such Asset Sale; or

(v) any combination of the foregoing;

provided that the Issuer and its Restricted Subsidiaries will be deemed to have complied with the provisions described in clause (iii) or (iv) of this Section 3.7(b) if and to the extent that, within 455 days after the Asset Sale that generated the Net Cash Proceeds, the Issuer or such Restricted Subsidiary, as applicable, has entered into and not abandoned or rejected a binding agreement to make an investment in compliance with the provision described in clause (iii) or (iv) of this Section 3.7(b), and that investment is thereafter completed within 180 days after the end of such 455-day period (such 455-day period, as extended pursuant to this paragraph, the “Proceeds Application Period”).

(c) Pending the final application of any such amount of Net Cash Proceeds, the Issuer or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest or utilize such Net Cash Proceeds in any manner not prohibited by this Indenture and the Security Documents.

(d) If, with respect to any Asset Sale, at the expiration of the Proceeds Application Period with respect to such Asset Sale, there remains an amount of Net Cash Proceeds in excess of the greater of (x) $50.0 million and (y) 2.5% of Four Quarter Consolidated EBITDA (such amount of remaining Net Cash Proceeds in excess of the greater of $50.0 million and 2.5% of Four Quarter Consolidated EBITDA, “Excess Proceeds”), then subject to the limitations described below with respect to Foreign Dispositions, the Issuer shall make an offer (an “Asset Sale Offer”) no later than ten Business Days after the expiration of the Proceeds Application Period to all Holders and, if required by the terms of any Parity Lien Indebtedness and, if the asset or property disposed of in the Asset Sale was not Collateral, Pari Passu Indebtedness, to all holders of such Indebtedness, as applicable, to purchase the maximum principal amount of such Notes, Parity Lien Indebtedness and Pari Passu Indebtedness, as applicable, on a pro rata basis, that may be purchased out of such Excess Proceeds, if any, at an offer price, in the case of the Notes, in cash in an amount equal to 100.0% of the principal amount thereof (or in the event such other Indebtedness was issued with original issue discount, 100.0% of the accreted value thereof), plus accrued and unpaid interest, if any (or such lesser price with respect to Parity Lien Indebtedness or Pari Passu Indebtedness, if any, as may be provided by the terms of such Indebtedness), to (but not including) the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the agreements governing such Parity Lien Indebtedness and Pari Passu Indebtedness, as applicable; provided that any amount of proceeds offered to holders pursuant to clause (b)(ii)(x) of this Section 3.7 or pursuant to an Asset Sale Offer made at any time after the Asset Sale shall, upon completion of any such offer, be deemed to have been applied as required and shall not be deemed to be Excess Proceeds without regard to the extent to which such offer is accepted by the holders thereof; provided, further, that the Issuer shall only be required to make an Asset Sale Offer with an amount equal to the Applicable Percentage of the Excess Proceeds (any Excess Proceeds not required to be offered in an Asset Sale Offer in reliance on this sentence (i.e., such 50.0% or 100.0%, as applicable) shall constitute “Leverage Excess Proceeds”). The Issuer may satisfy the foregoing obligations with respect to any Asset Sale by making an Asset Sale Offer at any time prior to the expiration of the Proceeds Application Period.

(e) To the extent that the aggregate amount of Notes and any other Parity Lien Indebtedness and Pari Passu Indebtedness tendered or otherwise surrendered in connection with an Asset Sale Offer made with Excess Proceeds, if any, is less than the amount offered in an Asset Sale Offer, the Issuer may use any remaining Excess Proceeds (any such amount, “Retained Declined Proceeds”) for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes, Parity Lien Indebtedness and Pari Passu Indebtedness tendered or otherwise surrendered by holders thereof exceeds the amount offered in an Asset Sale Offer, the Issuer shall select the applicable Notes (and the Issuer or its agents shall select such Parity Lien Indebtedness and Pari Passu Indebtedness, as applicable) to be purchased in the manner described below. To the extent the Excess Proceeds exceed the outstanding aggregate principal amount of the Notes (and, if required by the terms thereof, all Parity Lien Indebtedness and Pari Passu Indebtedness, as applicable), the Issuer need only make an Asset Sale Offer up to the outstanding aggregate principal amount of Notes (and any such Parity Lien Indebtedness and Pari Passu Indebtedness), and any additional Excess Proceeds shall not be subject to this Section 3.7 and shall be permitted to be used for any purpose in the Issuer’s discretion. Upon completion of any such Asset Sale Offer, the amount of Net Cash Proceeds and Excess Proceeds shall be reset at zero.

(f) Notwithstanding anything to the contrary set forth herein, to the extent that repatriation to the United States of any or all of the Net Cash Proceeds of any Asset Sales by a Foreign Subsidiary (x) is prohibited or delayed by applicable local law or (y) would result in material adverse tax consequences (taking into account any foreign tax credit or other net benefit actually realized in connection with such repatriation that would not otherwise be realized), as determined by the Issuer in its sole discretion, the portion of such Net Cash Proceeds so affected will not be required to be applied in compliance with this Section 3.7, and such amounts may be retained by the applicable Foreign Subsidiary; provided that clause (x) of this paragraph shall apply to such amounts for so long, but only for so long, as the applicable local law will not permit repatriation to the United States (the Issuer hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation), and if such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law and is not subject to clause (y) of this paragraph, then such repatriation will be promptly effected and such repatriated Net Cash Proceeds will be applied (net of additional taxes payable or reserved against as a result thereof) in compliance with this Section 3.7. The time periods set forth in this Section 3.7 shall not start until such time as the Net Cash Proceeds may be repatriated (whether or not such repatriation actually occurs).

(g) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the purchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.7 by virtue of such compliance.

(h) If more Notes are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such Notes for purchase will be made in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed (so long as the Trustee knows of such listing) or, if such Notes are not listed, on a pro rata basis based on the total amount of Notes, Parity Lien Indebtedness and Pari Passu Indebtedness tendered or otherwise surrendered in connection with an Asset Sale Offer (with adjustments so that only Notes in denominations of the minimum denomination of $2,000 or integral multiples of $1,000 in excess thereof shall be purchased) by lot or by such other method as the Trustee may deem fair and appropriate (and in such manner as complies with applicable legal requirements and, in the case of Global Notes, the procedures of DTC); provided that the selection of Notes for purchase shall not result in a Holder with a principal amount of Notes less than the minimum denomination of $2,000. No Note will be repurchased in part if less than the minimum denomination of such Note would be left outstanding.

(i) Notices of an Asset Sale Offer shall be sent by first class mail, postage prepaid, or sent electronically, at least 10 days but not more than 60 days before the purchase date to each Holder at such Holder’s registered address or otherwise in accordance with DTC procedures. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

(j) A new Note in a principal amount equal to the unpurchased portion of any Note (other than a Global Note) purchased in part will be issued in the name of the Holder thereof upon cancellation of the Note. On and after the purchase date, unless the Issuer defaults in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.

(k) The Issuer and the Subsidiary Guarantors will not enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by this Indenture, the Notes, the Security Documents and the Intercreditor Agreements.

SECTION 3.8. Transactions with Affiliates.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer involving aggregate consideration in excess of $75.0 million (each of the foregoing, an “Affiliate Transaction”), unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis (as determined in good faith by the Issuer or any direct or indirect parent of the Issuer); and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer or any direct or indirect parent of the Issuer, approving such Affiliate Transaction, together with an Officer’s Certificate certifying that the Board of Directors of the Issuer or such direct or indirect parent of the Issuer determined or resolved that such Affiliate Transaction complies with clause (i) above.

(b) The provisions of Section 3.8(a) shall not apply to the following:

(i) (a) transactions between or among the Issuer and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (b) any merger, amalgamation or consolidation of the Issuer and Holdings or any other direct or indirect parent of the Issuer; provided that such parent entity shall have no material liabilities and no material assets (other than cash, Cash Equivalents and the Capital Stock of the Issuer) and such merger, amalgamation or consolidation is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(ii) (a) Restricted Payments permitted by this Indenture and (b) Permitted Investments;

(iii) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 3.8(a)(i);

(iv) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to employees, officers, directors, managers, consultants or independent contractors for bona fide business purposes or in the ordinary course of business;

(v) any agreement or arrangement as in effect as of the Acquisition Closing Date or as thereafter amended, supplemented or replaced (so long as such amendment, supplement or replacement agreement or arrangement is not materially disadvantageous to the Holders (as determined in good faith by the Issuer or any direct or indirect parent of the Issuer) when taken as a whole as compared to the original agreement or arrangement as in effect on the Acquisition Closing Date) or any transaction or payments contemplated thereby;

(vi) [reserved];

(vii) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, the Acquisition Agreement, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Acquisition Closing Date or entered into in connection with the Transactions, or similar transactions, arrangements or agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, arrangement or agreement or under any similar transaction, arrangement or agreement entered into after the Acquisition Closing Date shall only be permitted by this clause (vii) to the extent that the terms of any such existing transaction, arrangement or agreement, together with all amendments thereto, taken as a whole, or any such new transaction, arrangement or agreement, are not otherwise disadvantageous to the Holders (as determined in good faith by the Issuer or any direct or indirect parent of the Issuer) in any material respect when taken as a whole as compared with the original transaction, arrangement or agreement as in effect on the Acquisition Closing Date or entered into in connection with the Transactions;

(viii) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Issuer and its Restricted Subsidiaries or are on terms at least as favorable (as determined in good faith by the Issuer or any direct or indirect parent of the Issuer) as might reasonably have been obtained at such time from an unaffiliated party;

(ix) any transaction effected as part of a Qualified Receivables Factoring or a Qualified Receivables Financing;

(x) the sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of the Issuer;

(xi) [reserved];

(xii) any contribution to the capital of the Issuer (other than Disqualified Stock) or any investments by a direct or indirect parent of the Issuer in Equity Interests (other than Disqualified Stock) of the Issuer (and payment of reasonable out-of-pocket expenses incurred by a direct or indirect parent of the Issuer in connection therewith);

(xiii) any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person; provided that no Affiliate of the Issuer or any of its Subsidiaries (other than the Issuer or a Restricted Subsidiary) shall have a beneficial interest or otherwise participate in such Person;

(xiv) transactions between the Issuer or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because such Person is a director, or such Person has a director who is also a director, of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent of the Issuer, as the case may be, on any matter involving such other Person;

(xv) the entering into of any tax sharing agreement or arrangement and any payments permitted by Section 3.4(b)(xii), 3.4(b)(xiii)(a) or 3.4(b)(xiii)(e);

(xvi) transactions to effect the Transactions, including the payment of all transaction, underwriting, commitment and other fees and expenses related thereto;

(xvii) pledges of Equity Interests of Unrestricted Subsidiaries;

(xviii) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer, any of its Restricted Subsidiaries or any direct or indirect parent of the Issuer in good faith;

(xix) (1) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Issuer or any of its Restricted Subsidiaries with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Issuer or any of its Restricted Subsidiaries (or of any direct or indirect parent of the Issuer to the extent such agreements or arrangements are in respect of services performed for the Issuer or any of its Restricted Subsidiaries), (2) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Issuer or any of its Restricted Subsidiaries or of any direct or indirect parent of the Issuer and (3) any payment of compensation or other employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers officers, directors, employees, managers, consultants and independent contractors of the Issuer or any of its Restricted Subsidiaries or any direct or indirect parent of the Issuer (including amounts paid pursuant to any management equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, stock option or similar plans and any successor plan thereto and any supplemental executive retirement benefit plans or arrangements), in each case, in the ordinary course of business or as otherwise approved in good faith by the Board of Directors of the Issuer, any of its Restricted Subsidiaries or any direct or indirect parent of the Issuer;

(xx) investments by Affiliates in Indebtedness or preferred Equity Interests of the Issuer or any of its Subsidiaries, so long as non-Affiliates were also offered the opportunity to invest in such Indebtedness or preferred Equity Interests, and transactions with Affiliates solely in their capacity as holders of Indebtedness or preferred Equity Interests of the Issuer or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(xxi) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of their obligations under the terms of, any registration rights agreement or shareholders’ agreement to which they are a party or become a party in the future;

(xxii) investments by a direct or indirect parent of the Issuer in securities of the Issuer or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by a direct or indirect parent of the Issuer in connection therewith);

(xxiii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(xxiv) any lease entered into between the Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of the Issuer, as lessor, in the ordinary course of business;

(xxv) (i) intellectual property licenses in the ordinary course of business and (ii) intercompany intellectual property licenses and research and development agreements;

(xxvi) transactions pursuant to, and complying with, (i) Section 3.3 to the extent such transaction complies with Section 3.8(a)(i) or (ii) the second paragraph of Section 4.1(a) or Section 4.1(c), as applicable; and

(xxvii) intercompany transactions undertaken in good faith for the purpose of improving the tax efficiency of the Issuer and its Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture.

SECTION 3.9. Change of Control.

(a) Upon the occurrence of a Change of Control after the Acquisition Closing Date, each Holder shall have the right to require the Issuer to purchase all or any part of such Holder’s Notes at a purchase price in cash (the “Change of Control Payment”) equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the purchase date), except to the extent the Issuer has previously elected to redeem all of the Notes pursuant to Section 5.1.

(b) Prior to or within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem all of the Notes as described under Section 5.1, the Issuer shall deliver a notice (a “Change of Control Offer”) to each Holder, with a copy to the Trustee, or otherwise in accordance with the procedures of DTC, describing:

(i) that a Change of Control has occurred or, if the Change of Control Offer is being made in advance of a Change of Control, that a Change of Control is expected to occur, and that such Holder has, or upon such occurrence will have, the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the date of purchase (subject to the right of Holders of record on a Record Date to receive interest on the relevant Interest Payment Date falling prior to or on the purchase date);

(ii) the transaction or transactions that constitute, or are expected to constitute, such Change of Control;

(iii) the purchase date (which shall be no earlier than 10 days nor later than 60 days from the date such notice is delivered (unless delivered in advance of the occurrence of such Change of Control)) (the “Change of Control Payment Date”);

(iv) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(v) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(vi) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vii) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the Paying Agent receives, not later than the expiration time of the Change of Control Offer, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(viii) that if a Holder (other than a Holder of a Global Note) is tendering for purchase less than all of its Notes, the Issuer will issue new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered (and the unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof);

(ix) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(x) the other instructions determined by the Issuer, consistent with this Section 3.9, that a Holder must follow in order to have its Notes purchased.

While the Notes are in global form and the Issuer makes an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes to be made through the facilities of the Depositary in accordance with the rules and regulations thereof.

(c) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Paying Agent at the address specified in the notice at least three Business Days prior to the Change of Control Payment Date. Holders shall be entitled to withdraw their election if the Paying Agent receives not later than prior to the expiration time of the Change of Control Offer, a telegram, telex facsimile transmission or letter setting forth the name of the Holder, the principal amount at maturity of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing its tendered Note and its election to have such Note purchased.

(d) On the Change of Control Payment Date, all Notes purchased by the Issuer under this Section 3.9 shall be delivered by the Issuer to the Trustee for cancellation, and the Issuer shall pay through the Paying Agent the purchase price, plus accrued and unpaid interest, if any, to, but not including the Change of Control Payment Date, to the Holders entitled thereto. With respect to any Note purchased in part (other than a Global Note), the Issuer shall issue a new Note in a principal amount equal at maturity to the unpurchased portion of the original Note in the name of the Holder upon cancellation of the original Note.

(e) Notwithstanding the provisions of this Section 3.9, the Issuer shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes an offer to repurchase the Notes at a price at or above 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the date of purchase, in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not validly withdrawn under such offer. Additionally, the Issuer shall not be required to make a Change of Control Offer if the Issuer has previously issued a notice of a full redemption pursuant to the provisions of Section 5.4, which may be subject to the consummation of the Change of Control.

(f) Prior to any Change of Control Offer, the Issuer shall deliver to the Trustee an Officer’s Certificate stating that all conditions precedent contained herein to the right of the Issuer to make such offer have been complied with.

(g) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control.

(h) The Issuer shall comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 3.9. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.9, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.9 by virtue of such compliance.

(i) On the Change of Control Payment Date, the Issuer shall, to the extent permitted by law,

(i) accept for payment all Notes issued by the Issuer or portions thereof validly tendered and not validly withdrawn pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(iii) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

SECTION 3.10. Maintenance of Insurance. The Issuer and the Guarantors shall maintain with financially sound and reputable insurance companies not Affiliates of the Issuer, insurance with respect to their properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

SECTION 3.11. Future Guarantors. If, on or after the Acquisition Closing Date, (a) any Domestic Subsidiary of the Issuer (including any newly formed, newly acquired or newly redesignated Restricted Subsidiary, but excluding any Receivables Subsidiary) that is not then a Guarantor guarantees or Incurs any Indebtedness under either Senior Credit Agreement or guarantees (i) the New Unsecured Notes or any Existing Notes or (ii) any capital markets Indebtedness of the Issuer or any of its Restricted Subsidiaries with an aggregate principal amount in excess of the greater of (x) $150.0 million and (y) 8.0% of Four Quarter Consolidated EBITDA (clauses (i) and (ii), collectively, “Certain Capital Markets Debt”) or (b) the Issuer otherwise elects to have any Restricted Subsidiary of the Issuer become a Guarantor, then, in each such case, the Issuer shall cause such Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall become a Guarantor under this Indenture providing for a Guarantee by such Restricted Subsidiary on the same terms and conditions as those set forth in this Indenture and applicable to the other Guarantors; provided that, in the case of clause (a), such supplemental indenture shall be executed and delivered to the Trustee within 20 Business Days of the date that such Indebtedness under the applicable Senior Credit Agreement or such Certain Capital Markets Debt has been guaranteed or Incurred, as applicable, by such Restricted Subsidiary; provided, further, that the Restricted Subsidiaries that become guarantors under the Senior Credit Agreements on the Acquisition Closing Date will enter into a supplemental indenture and will become Guarantors on the Acquisition Closing Date.

Each Person that becomes a Guarantor on or after the Acquisition Closing Date shall also become a party to the applicable Security Documents and shall as promptly as practicable execute and deliver such security instruments, financing statements, mortgages, deeds of trust and other related real estate deliverables (in substantially the same form as those executed and delivered with respect to the Collateral on the Acquisition Closing Date or on the date first delivered in the case of Collateral that this Indenture provides may be delivered after the Acquisition Closing Date (to the extent, and substantially in the form, delivered on the Acquisition Closing Date or the date first delivered, as applicable (but no greater scope)) as may be necessary to vest in the Collateral Agent a perfected first-priority security interest (subject to Permitted Liens) in properties and assets that constitute Fixed Asset Collateral and a perfected second-priority security interest (subject to Permitted Liens) in properties and assets that constitute Current Asset Collateral, in either case, as security for such Guarantor’s Guarantee and as may be necessary to have such property or asset added to the Collateral as required under the Security Documents and this Indenture, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect.

Each Guarantee shall be released in accordance with Section 10.2(b).

SECTION 3.12. Compliance Certificate; Statement by Officers as to Default. The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Issuer ending after the Issue Date, an Officer’s Certificate to the effect that to the best knowledge of the signer thereof on behalf of the Issuer, the Issuer is or is not in default in the performance and observance of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided hereunder) and, if the Issuer (through its own action or omission or through the action or omission of any Guarantor, as applicable) shall be in default, specifying all such defaults and the nature and status thereof of which such signer may have knowledge. The individual signing any certificate given by any Person pursuant to this Section 3.12 shall be the principal executive, financial or accounting officer of such Person or the direct or indirect parent of such Person.

So long as any of the Notes are outstanding, upon any Officer becoming aware of any Default or Event of Default, the Issuer shall deliver to the Trustee, within 30 days after such Officer becoming aware of such Default or Event of Default (unless such Default or Event of Default has been cured or waived within such 30-day time period), an Officer’s Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

SECTION 3.13. [Reserved].

SECTION 3.14. Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of the Issuer or any direct or indirect parent of the Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that immediately after giving effect to such designation no Specified Event of Default shall have occurred and be continuing as a result of such designation; provided, further, that either:

(i) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(ii) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 3.4.

(b) The Board of Directors of the Issuer or any direct or indirect parent of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary. Any Indebtedness of such Subsidiary and any Liens encumbering its assets at the time of such designation shall be deemed newly Incurred or established, as applicable, at such time.

(c) Any such designation by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer pursuant to Section 3.14(b) shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer or any direct or indirect parent of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with this Section 3.14.

SECTION 3.15. Covenant Suspension.

(a) If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from two of the Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in clauses (i) and (ii) of this Section 3.15(a) being collectively referred to as a “Covenant Suspension Event”), (x) the Guarantees will be automatically and unconditionally released and discharged (to the extent that guarantees by the Guarantors of all other Priority Lien Indebtedness and Parity Lien Indebtedness are substantially concurrently released, and the Liens on the Collateral securing such Priority Lien Indebtedness and Parity Lien Indebtedness are also substantially concurrently released) and (y) Sections 3.3, 3.4, 3.5(a) (to the extent the Issuer makes an election pursuant to Section 3.5(b); provided, however, that no such election may be made unless all pledges and security interests in respect of the Collateral granted in connection with all Priority Lien Indebtedness and Parity Lien Indebtedness have been released), 3.6, 3.7 (but only to the extent related to properties or assets of the Issuer or its Restricted Subsidiaries that do not constitute Collateral), 3.8, 3.9, 3.11 and 4.1(a)(iv) (collectively, the “Suspended Covenants”) shall no longer be applicable to such Notes.

(b) In the event that, after a Covenant Suspension Event, the Notes no longer have an Investment Grade Rating from two of the Rating Agencies (the date of such event, the “Reversion Date”), then the Issuer and its Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period of time between the occurrence of a Covenant Suspension Event and the Reversion Date is referred to as the “Suspension Period.”

(c) Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Cash Proceeds shall be reset at zero.

(d) With respect to Restricted Payments made after the Reversion Date, the amount of Restricted Payments made shall be calculated as though Section 3.4 had been in effect prior to, but not during, the Suspension Period. No Subsidiary may be designated as an Unrestricted Subsidiary during the Suspension Period, unless such designation would have complied with Section 3.4 as if Section 3.4 were in effect during such period. In addition: (i) for purposes of Section 3.3, all Indebtedness Incurred, and Disqualified Stock or Preferred Stock issued, during the Suspension Period shall be classified to have been Incurred or issued pursuant to Section 3.3(b)(iii); (ii) for purposes of Section 3.8, all agreements and arrangements entered into by the Issuer or any Restricted Subsidiary with an Affiliate of the Issuer during the Suspension Period shall be deemed to have been entered into pursuant to Section 3.8(b)(v); (iii) for purposes of Section 3.6, all contracts entered into during the Suspension Period that contain any of the restrictions contemplated by Section 3.6 shall be deemed to have been entered into pursuant to Section 3.6(b)(i); and (iv) for purposes of Section 3.5, any Lien Incurred during the Suspension Period will be deemed to have been entered into pursuant to clause (7) of the definition of “Permitted Liens.” In addition, any Change of Control during such Suspension Period shall not require a Change of Control Offer during or after the Suspension Period; provided that if public notice of an arrangement that could result in a Change of Control occurs during a Suspension Period and the Notes are rated below Investment Grade by one or more of the Rating Agencies during the period commencing 90 days prior to such notice until the end of the 90-day period following such notice (which 90-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by one or more of the Rating Agencies) so that the Notes no longer have an Investment Grade Rating from two of the Rating Agencies, then the Issuer shall be required to make a Change of Control Offer upon the Reversion Date if required by this Indenture.

(e) During the Suspension Period, any reference in the definition of “Unrestricted Subsidiary” or “Permitted Liens” to Section 3.3 or any provision thereof shall be construed as if Section 3.3 had remained in effect since the Issue Date and during the Suspension Period.

(f) Upon the Reversion Date, the obligation to grant Guarantees pursuant to Section 3.11 will be reinstated (and the Reversion Date will be deemed to be the date on which any Indebtedness under the applicable Senior Credit Agreement or Certain Capital Markets Debt was Incurred or guaranteed, as applicable, for purposes of Section 3.11).

(g) Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of any failure to comply with the Suspended Covenants during any Suspension Period and the Issuer and any Subsidiary of the Issuer will be permitted, without causing a Default or Event of Default or breach of any of the Suspended Covenants (notwithstanding the reinstatement thereof) under this Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period following a Reversion Date and to consummate the transactions contemplated thereby; provided that, to the extent any such commitment or obligation results in the making of a Restricted Payment, such Restricted Payment shall be made under Section 3.4(a)(C) or Section 3.4(b) and, if not permitted by Section 3.4(a)(C) or Section 3.4(b), such Restricted Payment shall be deemed permitted by Section 3.4(a)(C) and shall be deducted for purposes of calculating the amount pursuant to Section 3.4(a)(C) (which may not be less than zero).

The Issuer shall provide an Officer’s Certificate to the Trustee indicating the occurrence of any Covenant Suspension Event or Reversion Date. The Trustee shall have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on the Issuer’s and its Restricted Subsidiaries’ future compliance with their covenants or (iii) notify the Holders of any Covenant Suspension Event or Reversion Date.

SECTION 3.16. Stay, Extension and Usury Laws. The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 3.17. Escrow of Gross Proceeds.

(a) Concurrently with the issuance of the Initial Notes, the Escrow Issuer shall enter into the Escrow Agreement with the Trustee and the Escrow Agent, pursuant to which the Initial Purchasers shall deposit an amount in cash equal to the gross proceeds from the offering of the Notes (together with any earnings thereon and investments thereof, collectively, the “Escrowed Funds”) into the Secured Notes Escrow Accounts. The Holders will have the benefit of a first-priority security interest in the applicable Secured Notes Escrow Account. Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.14, 3.19 and 4.1 shall only be effective from and after the Acquisition Closing Date.

(b) In the event that the Acquisition Closing Date has not occurred before the first Interest Payment Date for the Notes, a portion of the Escrowed Funds in an amount sufficient to make the first interest payment on the Notes will be released from the applicable Secured Notes Escrow Account in order to pay such interest.

(c) The Issuer will only be entitled to direct the Escrow Agent to release the Escrowed Funds in accordance with the terms of the Escrow Agreement. Pursuant to the Escrow Agreement, the Escrow Agent shall release the Escrowed Funds in the Secured Notes Escrow Accounts (the “Escrow Release”) to the Issuer upon the presentation by the Issuer of the certificate provided for in the Escrow Agreement addressed to the Escrow Agent and the Trustee on or prior to the Outside Date, certifying that:

(i) all conditions precedent to the consummation of the Acquisition set forth in the Acquisition Agreement have been satisfied or, subject to clause (ii) below, waived; and

(ii) (A) the Acquisition will be consummated substantially concurrently with the Escrow Release, in all material respects in accordance with the terms of the Acquisition Agreement, (B) the Escrow Merger will be consummated substantially simultaneously with the release of the Escrowed Funds and (C) no provision of the Acquisition Agreement has been amended or waived or modified in a manner, taken together with all other amendments, waivers or modifications, materially adverse to the holders of such series of the Notes, as determined in good faith by CommScope or a direct or indirect parent of CommScope on behalf of the Escrow Issuer, without the consent of the holders of a majority in aggregate principal amount of such series of the Notes outstanding; provided that neither (x) any change in, or deferment of any portion of, the purchase price under the Acquisition Agreement nor (y) any amendment, modification, waiver or other modification waiving the receipt of regulatory approvals (and the delayed transfer of any assets subject to such approval) or the completion of Holdings’ marketing period will be deemed to be material and adverse to the Holders

(the conditions in clauses (i) and (ii) above being referred to as the “Escrow Release Conditions”).

(d) Upon notice by the Issuer that a Special Mandatory Redemption Event has occurred, the Escrow Agent shall promptly liquidate the Escrowed Funds and, before 10:00 a.m. (New York City time) on the Special Mandatory Redemption Date, release an amount of Escrowed Funds to the Trustee equal to the Special Mandatory Redemption Price and, after payment of any amounts due to the Trustee and the Escrow Agent, any remaining amount of Escrowed Funds to the Issuer. To the extent there exists any Shortfall Amount (as defined in the Escrow Agreement) with respect to the Notes on the Special Redemption Date, an Event of Default will occur and the Trustee shall be vested with authority to demand payment or to pursue any claim or remedies in respect of the Keepwell Agreement or this Indenture; provided that for purposes of determining any such Shortfall Amount, the amount delivered to the Trustee by the Escrow Agent in respect of the payment to be made on the Special Redemption Date, or such later date as may be required by the procedures of the Depository, shall be deemed, first as principal up to the aggregate principal amount of the Notes in connection with such redemption, and then second, as accrued and unpaid interest thereon. If at any time a Secured Notes Escrow Account contains cash and/or Eligible Escrow Investments having an aggregate value in excess of the Special Mandatory Redemption Price on the latest possible Special Mandatory Redemption Date, such excess funds may be released to the Issuer by the Escrow Agent in accordance with the terms of the Escrow Agreement.

SECTION 3.18. Activities Prior to the Escrow Release.

(a) Prior to the Acquisition Closing Date, the Escrow Issuer’s primary activities will be restricted to issuing the Notes and engaging in other financing activities related to the Acquisition, issuing Capital Stock to, and receiving capital contributions from, direct and indirect parent companies of the Escrow Issuer, performing its obligations in respect of the Notes under this Indenture, the Escrow Agreement and the Keepwell Agreement, consummating the Escrow Merger and the Escrow Release and redeeming the Notes, if applicable, and conducting such other activities (including financing activities) as are necessary, advisable or appropriate to carry out the activities described above or related to the Transactions. Prior to the Acquisition Closing Date, the Escrow Issuer will not own, hold or otherwise have any interest in any material assets other than the Secured Notes Escrow Accounts and the escrow account holding the proceeds of the New Unsecured Notes, Eligible Escrow Investments, cash and Cash Equivalents and its rights under the documentation relating to the Transactions, including this Indenture, the Notes and other financing related documents.

(b) Prior to the Acquisition Closing Date, the Escrow Issuer shall not engage in any activity or enter into any transaction or agreement (including, without limitation, making any Restricted Payment, incurring any Indebtedness (except the Notes and the New Secured Notes), incurring any Liens (except in favor of the Escrow Agent, Trustee and/or the Holders and the holders of the New Secured Notes), entering into any merger (other than the Escrow Merger), consolidation, Division or sale of all or substantially all of its assets or engaging in any transaction with its Affiliates) except in the ordinary course of business or as necessary, advisable or appropriate to effectuate the Transactions (including the Acquisition, the Preferred Equity, the Escrow Release and the initial borrowings under the Senior Credit Agreements) and the transactions relating thereto.

(c) Prior to the Acquisition Closing Date, none of CommScope, ARRIS or any of their Subsidiaries (other than the Escrow Issuer) will be parties to this Indenture and will not be controlled by the Issuer; accordingly, prior to the Acquisition Closing Date, none of CommScope, ARRIS or any of their Subsidiaries (other than the Escrow Issuer) will be subject to the restrictions, agreements or covenants in this Indenture.

SECTION 3.19. Post-Closing. The Issuer shall be required to deliver to the Collateral Agent (x) within 120 days after the Acquisition Closing Date (or such later date as the Term Loan Collateral Agent shall agree in its sole discretion), the pledge of 100% of the equity interests of ARRIS U.S. Holdings, Inc. (the “ARRIS U.S. Pledge”) or (y) in the event the ARRIS U.S. Pledge has not been delivered within such 120-day period, a U.K.-law governed share pledge of 100% of the equity interests in ARRIS (or any successor thereto) or any substantially equivalent pledge or security arrangement (U.K.-law or otherwise), in each case, within 150 days after the Acquisition Closing Date (or such later date as the Term Loan Collateral Agent shall agree in its sole discretion).

ARTICLE IV

Merger, Consolidation, Amalgamation or Sale of Assets

SECTION 4.1. When the Issuer and Guarantors May Merge, Amalgamate or Otherwise Dispose of Assets.

(a) The Issuer shall not consolidate, merge or amalgamate with or into or wind up into, consummate a Division as the Dividing Person (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than pursuant to the Transactions) unless:

(i) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, merger, amalgamation, winding up or Division (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia (the Issuer or such Person, as the case may be, being herein called the “Successor Company”) or, if such entity is not organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia, a co-obligor of the Notes is organized or existing under such laws;

(ii) the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under this Indenture, the Notes and the Security Documents pursuant to one or more supplemental indentures or other documents or instruments;

(iii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either:

(1) the Issuer (or the Successor Company, if applicable) would be permitted to Incur at least $1.00 of additional Indebtedness as Ratio Debt; or

(2) the Fixed Charge Coverage Ratio for the Issuer (or the Successor Company, if applicable) and its Restricted Subsidiaries would be equal to or greater than such ratio for the Issuer (or the Successor Company, if applicable)and its Restricted Subsidiaries immediately prior to such transaction;

(v) each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s Obligations under this Indenture and the Notes, and that the Security Documents shall continue to be in effect and such Guarantor shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by such Guarantor;

(vi) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with this Indenture;

(vii) to the extent any property or assets of the Successor Company, or the Person that is merged, amalgamated or consolidated with or into the Successor Company, are property or assets of the type that would constitute Collateral under the Security Documents or the Intercreditor Agreements, the Successor Company will take such action as may be reasonably necessary or required to cause such property and assets to be made subject to a Lien securing the Notes pursuant to this Indenture, the Security Documents and the Intercreditor Agreements in the manner and to the extent required by this Indenture or any of the Security Documents or Intercreditor Agreements and shall take all reasonably necessary action so that such Lien is perfected, preserved and protected to the extent required by this Indenture, the Security Documents and the Intercreditor Agreements;

(viii) the Collateral owned by or sold, assigned, conveyed, leased, transferred or otherwise disposed of to the Successor Company shall (a) continue to constitute Collateral under this Indenture and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for its benefit and the benefit of the Trustee and the Holders and (c) not be subject to any Lien other than Permitted Liens or other Liens as permitted under Section 3.5; and

(ix) the Successor Company shall become a party to the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement by joinder or supplement.

The Successor Company (if other than the Issuer) shall succeed to, and be substituted for, the Issuer under this Indenture, the Notes and the Security Documents and the Intercreditor Agreements, and the Issuer shall automatically be released and discharged from its obligations under this Indenture, the Notes, the Security Documents and the Intercreditor Agreements. Notwithstanding clauses (iii) and (iv) of the immediately preceding paragraph, (A) the Issuer may consolidate or amalgamate with, merge into, consummate a Division as the Dividing Person or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to any Guarantor, (B) the Issuer may merge, consolidate or amalgamate with an Affiliate of the Issuer solely for the purpose of reincorporating or reorganizing the Issuer in another state or territory of the United States or the District of Columbia, so long as the principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby (unless such increase is permitted by this Indenture), (C) the Issuer may convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of the United States, any state or territory thereof or the District of Columbia or, in the case of each of clauses (A), (B) and (C) of this paragraph, if the resulting entity is not organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia, a co-obligor of the Notes is organized or existing under such laws, (D) the Issuer or any Guarantor may change its name and (E) any Restricted Subsidiary may merge, amalgamate or consolidate with the Issuer; provided that the Issuer is the Successor Company in such merger, amalgamation or consolidation.

(b) Subject to Section 10.2, each Guarantor shall not, and the Issuer shall not permit any Guarantor to, consolidate, merge or amalgamate with or into or wind up into, consummate a Division as the Dividing Person (whether or not such Guarantor is the surviving corporation) or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than pursuant to the Transactions) unless:

(i) (A) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, merger, amalgamation, winding up or Division (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership, limited partnership, limited liability company or trust (or the foreign analog thereof) organized or existing under the laws of the jurisdiction of organization of such Guarantor or the laws of the United States, any state or territory thereof or the District of Columbia, or, in the case of a voluntary Guarantee by a Foreign Subsidiary, the jurisdiction of organization of such Guarantor, or the laws of another jurisdiction so long as the Guarantee provided by such surviving Person under the laws of such other jurisdiction is substantially equivalent to the Guarantee provided under the laws of the jurisdiction of formation of the predecessor Guarantor (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(B) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under this Indenture, the Security Documents and such Guarantor’s Guarantee pursuant to a supplemental indenture or other documents or instruments;

(C) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Guarantor or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(D) the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indenture (if any) comply with this Indenture;

(E) to the extent any property or assets of the Successor Guarantor, or the Person that is merged, amalgamated or consolidated with or into the Successor Guarantor, are property or assets of the type that would constitute Collateral under the Security Documents or the Intercreditor Agreements, the Successor Guarantor will take such action as may be reasonably necessary or required to cause such property and assets to be made subject to a Lien securing the Notes pursuant to this Indenture, the Security Documents and the Intercreditor Agreements in the manner and to the extent required by this Indenture or any of the Security Documents or Intercreditor Agreements, and shall take all reasonably necessary action so that such Lien is perfected, preserved and protected to the extent required by this Indenture, the Security Documents and the Intercreditor Agreements;

(F) the Collateral owned by or sold, assigned, conveyed, leased, transferred or otherwise disposed of to the Successor Guarantor shall (a) continue to constitute Collateral under this Indenture, the Security Documents and the Intercreditor Agreements, (b) be subject to the Lien in favor of the Collateral Agent for its benefit and the benefit of Trustee and the Holders and (c) not be subject to any Lien other than Permitted Liens or other Liens as permitted in Section 3.5; and

(G) the Successor Guarantor shall become a party to the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement by joinder or supplement; or

(ii) in the case of a Subsidiary Guarantor only, such sale or disposition or consolidation, amalgamation or merger is made in compliance with Section 3.7 to the extent applicable on the date of the subject transaction.

(c) Subject to Article X, the Successor Guarantor shall succeed to, and be substituted for, such Guarantor under this Indenture, such Guarantor’s Guarantee, the Security Documents and the Intercreditor Agreements, and such Guarantor shall automatically be released and discharged from its obligations under this Indenture, such Guarantor’s Guarantee, the Security Documents and the Intercreditor Agreements. Notwithstanding the foregoing, (1) a Guarantor may merge, consolidate or amalgamate with an Affiliate of the Issuer solely for the purpose of reincorporating or reorganizing such Guarantor in the United States, any state or territory thereof or the District of Columbia, so long as the principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby (unless such increase is permitted by this Indenture), (2) a Guarantor may (a) consolidate, merge or amalgamate with or into or wind up into, consummate a Division as the Dividing Person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets to, the Issuer or a Guarantor or (b) dissolve if such Guarantor sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all of its properties and assets to another Person in compliance with Section 3.7 and, after giving effect to such sale, assignment, transfer, lease, conveyance or disposition and prior to such dissolution, has no or a de minimis amount of assets, (3) a Guarantor may convert into a corporation, partnership, limited partnership, limited liability company or trust (or the foreign analog thereof) organized or existing under the laws of the jurisdiction of organization of such Guarantor or the laws of the United States, any state or territory thereof or the District of Columbia, or the laws of any other jurisdiction so long as the Guarantee provided by such Guarantor under the laws of such other jurisdiction is substantially equivalent to the Guarantee provided under the laws of the jurisdiction of formation of such Guarantor prior to such conversion, (4) a Guarantor may change its name and (5) any Restricted Subsidiary may merge, amalgamate or consolidate into any Guarantor; provided, in the case of this clause (5), that the surviving Person (i) is a corporation, partnership, limited partnership, limited liability company or trust (or the foreign analog thereof) organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia (or, in the case of a voluntary Guarantee by a Foreign Subsidiary, the jurisdiction of organization of such Restricted Subsidiary or Guarantor, or the laws of another jurisdiction, so long as the Guarantee provided by such surviving Person under the laws of such other jurisdiction is substantially equivalent to the Guarantee provided under the laws of the jurisdiction of formation of the predecessor Guarantor) and (ii) is or becomes a Guarantor upon consummation of such merger, amalgamation or consolidation. Notwithstanding the foregoing, for the avoidance of doubt, no restriction under this Section 4.1 shall limit the ability of any Non-Guarantor Subsidiary (except as provided in the following sentence) or Unrestricted Subsidiary to engage in any merger, consolidation, amalgamation or sale of all or substantially all assets.

(d) For purposes of this Section 4.1, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

ARTICLE V

Redemption of Notes

SECTION 5.1. Optional Redemption.

(a) The Notes may be redeemed, in whole at any time, or in part from time to time, subject to the conditions and at the redemption prices set forth in Paragraph 6 of the form of 2024 Note or 2026 Note, as applicable, set forth in Exhibit A-1 and Exhibit A-2 hereto, respectively, which are hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest to the redemption date.

(b) Any redemption of the Notes may, at the Issuer’s discretion, be subject to one or more conditions precedent. The redemption date of any redemption that is subject to satisfaction of one or more conditions precedent may, in the Issuer’s discretion, be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and any notice with respect to such redemption may be modified or rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date so delayed (which may exceed 60 days from the date of the redemption notice in such case). In addition, such notice of redemption may be extended, if such conditions precedent have not been satisfied or waived by the Issuer, by providing notice to the Holders.

(c) The Issuer or its affiliates may at any time and from time to time purchase Notes. Any such purchases may be made through open-market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices, as well as with such consideration, as the Issuer or any such affiliates may determine.

SECTION 5.2. Election to Redeem; Notice to Trustee of Optional and Mandatory Redemptions. If the Issuer elects to redeem Notes pursuant to Section 5.1, the Issuer shall furnish to the Trustee, at least two Business Days for Global Notes and 10 calendar days for Definitive Notes before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 5.4, an Officer’s Certificate setting forth (a) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (b) the Redemption Date, (c) the principal amount of the Notes to be redeemed and (d) the redemption price. The Issuer may also include a request in such Officer’s Certificate that the Trustee give the notice of redemption in the Issuer’s name and at its expense and setting forth the information to be stated in such notice as provided in Section 5.4. The Issuer shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to Section 5.3.

SECTION 5.3. Selection by Trustee of Notes to Be Redeemed. If less than all of the Notes are to be redeemed at any time, the Trustee shall select Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed (so long as the Trustee knows of such listing), or if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements and, in the case of the Global Notes, the procedures of the

Depositary) in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof; provided that the selection of Notes for redemption shall not result in a Holder with a principal amount of Notes of any series less than the minimum denomination of $2,000. If any Note is to be purchased or redeemed in part only, the notice of purchase or redemption relating to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed. A new Note in a principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note in accordance with Section 5.7. On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of and premium, if any, plus accrued and unpaid interest, if any, on the Notes to be redeemed.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.

For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.

SECTION 5.4. Notice of Redemption. The Issuer shall deliver to each Holder’s registered address or otherwise in accordance with the procedures of the Depositary, a notice of redemption to each Holder whose Notes are to be redeemed pursuant to Section 5.1 not less than 10 nor more than 60 days prior to a date fixed for redemption (a “Redemption Date”); provided, however, that redemption notices may be delivered more than 60 days prior to a Redemption Date if (i) the notice is issued pursuant to Article VIII or (ii) in the case of a redemption that is subject to one or more conditions precedent, the date of redemption is extended as permitted hereunder. At the Issuer’s written request, the Trustee may give notice of redemption in the Issuer’s name and at the Issuer’s expense.

All notices of redemption shall be prepared by the Issuer and shall state:

(a) the Redemption Date;

(b) the redemption price and the amount of accrued interest to, but excluding, the Redemption Date payable as provided in Section 5.6, if any;

(c) if less than all outstanding Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

(d) in case any Note is to be redeemed in part only, the notice which relates to such Note shall state that on and after the Redemption Date, upon surrender of such Note, the Holder shall receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed;

(e) that on the Redemption Date the redemption price (and accrued interest to, but excluding, the Redemption Date payable as provided in Section 5.6, if any) shall become due and payable upon each such Note, or the portion thereof, to be redeemed, and, unless the Issuer defaults in making the redemption payment, that interest on Notes called for redemption (or the portion thereof) shall cease to accrue on and after said date;

(f) the place or places where such Notes are to be surrendered for payment of the redemption price and accrued interest, if any;

(g) the name and address of the Paying Agent;

(h) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(i) the CUSIP number, and that no representation is made as to the accuracy or correctness of the CUSIP number, if any, listed in such notice or printed on the Notes;

(j) the Section of this Indenture pursuant to which the Notes are to be redeemed; and

(k) any conditions to such redemption.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer shall have delivered to the Trustee, at least two Business Days prior to when the notice of the redemption is to be given, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph. Such Officer’s Certificate shall state that all conditions precedent to the delivery of such notice have been complied with.

SECTION 5.5. Deposit of Redemption Price. Prior to 10:00 a.m. (New York City time) on any Redemption Date, the Issuer shall deposit with the Trustee or with a Paying Agent (or, if the Issuer is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.4) an amount of money sufficient to pay the redemption price of, and accrued interest on, all the Notes which are to be redeemed on that date.

SECTION 5.6. Notes Payable on Redemption Date. Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the redemption price therein specified (together with accrued interest, if any, to, but excluding, the Redemption Date), and from and after such date (unless the Issuer shall default in the payment of the redemption price and accrued interest, if any, to, but excluding, the Redemption Date) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Issuer at the redemption price, together with accrued interest, if any, to, but excluding, the Redemption Date (subject to the rights of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date).

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes.

If a Redemption Date is on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business on such Record Date, and no further interest shall be payable to Holders whose Notes shall be subject to redemption by the Issuer.

SECTION 5.7. Notes Redeemed in Part. Any Note which is to be redeemed only in part (pursuant to the provisions of this Article) shall be surrendered at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3 (with, if the Issuer so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Issuer duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Issuer shall execute, and the Trustee upon receipt of an Authentication Order shall authenticate and make available for delivery to the Holder of such Note at the expense of the Issuer, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered; provided that each such new Note shall be in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

SECTION 5.8. Offer to Repurchase. In the event that, pursuant to Section 3.7, the Issuer is required to commence an offer to all Holders to purchase the Notes (an “Offer to Repurchase”), it shall follow the procedures specified below:

(a) The Offer to Repurchase shall remain open for a period of at least 10 days following its commencement and not more than 60 days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such Pari Passu Indebtedness, if any (in each instance, on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Offer to Repurchase. Payment for any Notes so purchased shall be made pursuant to Section 3.1.

(b) If the Purchase Date is on or after an Interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Offer to Repurchase.

(c) Upon the commencement of an Offer to Repurchase, the Issuer shall send, by first class mail (or electronically for Global Notes), a notice to the Trustee and each of the Holders. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Repurchase. The notice, which shall govern the terms of the Offer to Repurchase, shall state:

(i) that the Offer to Repurchase is being made pursuant to this Section 5.8 and Section 3.7, and the length of time the Offer to Repurchase shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Offer to Repurchase shall cease to accrue interest after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to an Offer to Repurchase may elect to have Notes purchased in a minimum amount of $2,000 or an integral multiple of $1,000 in excess thereof only;

(vi) that Holders electing to have Notes purchased pursuant to any Offer to Repurchase shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuer, a Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three Business Days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than on the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased;

(viii) that, if the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness, if any, surrendered by Holders thereof exceeds the Offer Amount, the Trustee shall select the Notes and, if applicable, the Issuer shall select such Pari Passu Indebtedness to be purchased or prepaid, on a pro rata basis based on the principal amount of Notes and Pari Passu Indebtedness, if any, surrendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in minimum denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased); and

(ix) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

(d) On or before the Purchase Date, the Issuer shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Repurchase, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 5.8. The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon written request from the Issuer, shall authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Offer to Repurchase on the Purchase Date.

SECTION 5.9. Special Mandatory Redemption. In the event that (1) the Acquisition Closing Date does not take place on or prior to September 30, 2019 (the “Outside Date”), (2) at any time prior to the Outside Date, the Escrow Release Conditions are deemed, in the good faith judgment of the Issuer or any direct or indirect parent of the Issuer, to be incapable of being satisfied on or prior to the Outside Date or (3) at any time prior to the Outside Date, the Acquisition Agreement is terminated in accordance with its terms without the closing of the Acquisition (any such event being a “Special Mandatory Redemption Event”), the Issuer will redeem the Notes (the “Special Mandatory Redemption”) no later than three Business Days following the Special Mandatory Redemption Event (or otherwise in accordance with the Applicable Procedures of DTC) (the “Special Mandatory Redemption Date”) at a price equal to 100.0% of the initial issue price of the Notes, plus accrued and unpaid interest on the Notes, if any, from the Issue Date to, but excluding, the Special Mandatory Redemption Date (the

“Special Mandatory Redemption Price”), subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. The Issuer will deliver notice of the Special Mandatory Redemption to the Trustee on the date of the Special Mandatory Redemption Event for delivery to Holders.

Upon the consummation of the Acquisition, the provisions of this Section 5.9 will cease to apply.

ARTICLE VI

Defaults and Remedies

SECTION 6.1. Events of Default. Each of the following is an “Event of Default” with respect to either series of Notes:

(i) a default in any payment of interest on such series of Notes when due, continued for 30 days;

(ii) a default in the payment of principal or premium, if any, of such series of Notes when due at the Stated Maturity of such series of Notes, upon optional redemption, upon required purchase, upon acceleration or otherwise;

(iii) the failure by the Issuer or any Restricted Subsidiary to comply for 60 days after receipt of written notice referred to below with any of its obligations, covenants or agreements (other than a default pursuant to Section 6.1(i) or 6.1(ii)) contained in such series of Notes, this Indenture or the Security Documents applicable to such series of Notes; provided that in the case of a failure to comply with Section 3.2, such period of continuance of such default or breach shall be 120 days after written notice described in this clause (iii) has been given;

(iv) (x) the failure by the Issuer or any Restricted Subsidiary to pay the principal amount of any Indebtedness for borrowed money (other than Indebtedness for borrowed money owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or (y) the acceleration of any Indebtedness for borrowed money (other than Indebtedness for borrowed money owing to the Issuer or a Restricted Subsidiary) by the holders thereof because of a default, in each case of subclauses (x) and (y), if the total amount of such Indebtedness unpaid at final maturity or accelerated exceeds $75.0 million or its foreign currency equivalent;

(v) the Issuer or any Significant Subsidiary pursuant to or within the meaning of the Bankruptcy Code:

(1) commences a voluntary case;

(2) consents to the entry of an order for relief against it in any voluntary case;

(3) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(4) makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency;

(vi) a court of competent jurisdiction enters an order or decree under the Bankruptcy Code that:

(1) is for relief against the Issuer or any Significant Subsidiary in an involuntary case;

(2) appoints a Custodian of the Issuer or any Significant Subsidiary or for any substantial part of its property; or

(3) orders the winding up or liquidation of the Issuer or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

(vii) failure by the Issuer or any Significant Subsidiary to pay final and non-appealable judgment(s) aggregating in excess of $75.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent insurance companies), which judgment(s) are not discharged, waived or stayed for a period of 60 days after such judgment(s) become final and, in the event such judgment(s) are covered by insurance, enforcement proceeding(s) have been commenced by any creditor upon such judgment(s) or decree(s) which are not promptly stayed;

(viii) the Guarantee of a Significant Subsidiary with respect to such series of Notes ceases to be in full force and effect (except as contemplated by the terms thereof or of this Indenture), or any Guarantor that is a Significant Subsidiary denies in writing that it has any further liability under its Guarantee with respect to such series of Notes or gives written notice to such effect, other than by reason of the termination or discharge of this Indenture or the release of any such Guarantee in accordance with this Indenture and such Default continues for ten days;

(ix) failure by the Escrow Issuer to consummate the Special Mandatory Redemption with respect to such series of Notes as described under Section 5.9;

(x) any material provision of any Security Document or Intercreditor Agreement with respect to such series of Notes, at any time, (a) ceases to be in full force and effect for any reason other than in accordance with the terms of this Indenture, the Security Documents and the Intercreditor Agreements or (b) is declared invalid or unenforceable by a court of competent jurisdiction, (y) the Issuer or any Guarantor contests in writing the validity or enforceability of any provision of any Security Document or Intercreditor Agreement or (z) the Issuer or any Guarantor denies in writing that it has any further liability under this Indenture or any Security Document or Intercreditor Agreement or gives written notice to revoke or rescind any Security Document or the perfected first-priority or second-priority Liens, as applicable, created thereby with respect to such series of Notes, other than in accordance with the terms of this Indenture, the Security Documents and the Intercreditor Agreements; or

(xi) any Security Document covering a material portion of the Collateral for any reason (other than pursuant to the terms thereof) ceases to create a valid and perfected first-priority or second-priority Lien, as applicable, on and security interest in any material Collateral covered thereby with respect to such series of Notes, subject to Permitted Liens, except (a) to the extent that any such perfection or priority is not required pursuant to this Indenture and the Security Documents or results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file UCC continuation statements or (b) as to Collateral consisting of real property, to the extent that such losses are covered by a title insurance policy in favor of the Collateral Agent for the benefit of the Trustee and the Holders and such insurers have not denied or failed to acknowledge coverage. For the avoidance of doubt, the Issuer shall be required (and the Collateral Agent is not obligated) to file UCC continuation statements and maintain perfection of Liens on the Collateral.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a Default under Section 6.1(iii) shall not constitute an Event of Default until the Trustee or the Holders of at least 30.0% in aggregate principal amount of outstanding Notes of the applicable series notify the Issuer in writing of the Default and such Default is not cured within the time specified in Section 6.1(iii) after receipt of such notice.

SECTION 6.2. Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.1(v) or 6.1(vi) above with respect to the Issuer) occurs and is continuing, the Trustee or the Holders of at least 30.0% in aggregate principal amount of outstanding Notes of the applicable series by written notice to the Issuer (and to the Trustee, if given by the holders) may declare the principal of, premium, if any, and accrued but unpaid interest, on all outstanding Notes of the affected series to be due and payable. Upon such a declaration, such principal, premium, if any, and interest on such Notes shall be due and payable immediately. If an Event of Default arising from Section 6.1(v) or 6.1(vi) of the Issuer occurs, the principal of, premium, if any, and interest on, all the outstanding Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

SECTION 6.3. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes (or the Notes of any series) or to enforce the performance of any provision of the Notes (or the Notes of any series), this Indenture (including sums owed to the Trustee and its agents and counsel) and the Guarantees.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.4. Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then-outstanding Notes (or, with respect to any Default or Event of Default applicable only to one series of Notes, a majority in aggregate principal amount of such series of Notes then outstanding) by written notice to the Trustee may, on behalf of the Holders of all of the Notes, waive, rescind or cancel any declaration of an existing or past Default or Event of Default and its consequences under this Indenture if such waiver, rescission or cancellation would not conflict with any judgment or decree (except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes (other than such nonpayment of principal or interest that has become due as a result of such acceleration)). Upon any such waiver, rescission or cancellation of a Default or Event of Default, any such Default or Event of Default shall cease to exist, and any Event of Default arising from any such Default shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

In the event of any Event of Default arising from Section 6.1(iv), such Event of Default and all consequences thereof shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if prior to 20 days after such Event of Default arose, the Issuer delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the requisite amount of Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has otherwise been cured.

SECTION 6.5. Control by Majority. The Holders of a majority in aggregate principal amount of the then-outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Agent or of exercising any trust or power conferred on the Trustee or the Collateral Agent, as the case may be. The Trustee and the Collateral Agent, as the case may be, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee or the Collateral Agent determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee or the Collateral Agent in personal liability unless such Holders have offered to the Trustee or the Collateral Agent, as the case may be, security and indemnity satisfactory to it against any loss, liability or expense; provided, however, that the Trustee and the Collateral Agent shall have no obligation to determine whether or not any action or inaction is unduly prejudicial to the rights of any Holder. Prior to taking any action under this Indenture, the Trustee and the Collateral Agent shall be entitled to security or indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses that may be caused by taking or not taking such action.

SECTION 6.6. Limitation on Suits. In case an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes (subject to the Intercreditor Agreements) unless:

(i) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(ii) Holders of at least 30.0% of the aggregate principal amount of the then-outstanding Notes of the applicable series have requested in writing the Trustee to pursue the remedy;

(iii) such Holders have offered the Trustee security or indemnity reasonably satisfactory to it in respect of any loss, liability or expense;

(iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(v) the Holders of a majority in aggregate principal amount of the then-outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

SECTION 6.7. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to institute suit for the enforcement of any payment of principal of, premium, if any, or interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8. Collection Suit by Trustee. If an Event of Default specified in Section 6.1(i), 6.1(ii) or 6.1(ix) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.6.

SECTION 6.9. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer, its Subsidiaries or their respective creditors or properties and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders (pursuant to the written direction of Holders of a majority in aggregate principal amount of the then-outstanding Notes) in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.6. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan or reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in such proceeding.

SECTION 6.10. Priorities. The Trustee shall, subject to the terms of the Intercreditor Agreements, pay out any money or property received by it in the following order:

First: to the Trustee, the Collateral Agent, the Notes Custodian and the Agents for amounts due under Section 7.6;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Issuer or, to the extent the Trustee receives any amount for any Guarantor, to such Guarantor as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section. At least 15 days before such record date, the Issuer (or the Trustee) shall deliver to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid. Notwithstanding the foregoing, in the event of any distribution made under Section 5.9 on account of principal when the Escrow Issuer has failed to deposit the sufficient amount to pay interest with respect to any Special Mandatory Redemption, the Trustee need not set a new Record Date or Interest Payment Date with respect to the distribution of such principal amount.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes of any series.

ARTICLE VII

Trustee and Collateral Agent

SECTION 7.1. Duties of Trustee and Collateral Agent.

(a) If an Event of Default has occurred and is continuing, the Trustee shall, in the exercise of its rights and powers under this Indenture, use the same degree of care and skill in its exercise of such rights and powers as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs, subject to the provisions of clause (h) below.

(b) The Trustee, except during the continuance of an Event of Default of which a Trust Officer has actual knowledge, and, at all times, the Collateral Agent:

(i) and the Agents undertake to perform such duties and only such duties as are specifically set forth in this Indenture and the Security Documents and no implied covenants or obligations shall be read into this Indenture or the Security Documents against the Trustee and the Collateral Agent or the Agents; and

(ii) in the absence of gross negligence or bad faith on its part, may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and the Collateral Agent under this Indenture, the Notes, the Guarantees and the Security Documents, as applicable. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee or the Collateral Agent, as applicable, the Trustee or the Collateral Agent, as applicable, shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Notes, the Guarantees and the Security Documents as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) Neither the Trustee nor the Collateral Agent may be relieved from liability for its own negligent action, its own negligent failure to act (or, in the case of the Collateral Agent, grossly negligent action or its own grossly negligent failure to act) or its own willful misconduct, except that:

(i) this Section 7.1(c) does not limit the effect of Section 7.1(b);

(ii) neither the Trustee nor the Collateral Agent shall be liable for any error of judgment made in good faith by a Trust Officer or Trust Officers unless it is proved in a final non-appealable decision of a court of competent jurisdiction that the Trustee or the Collateral Agent was negligent (or, in the case of the Collateral Agent, grossly negligent) in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.

(d) The Trustee, the Collateral Agent and the Agents shall not be liable for interest on any money received by it except as the Trustee, the Collateral Agent and the Agents may agree in writing with the Issuer.

(e) Money held in trust by the Trustee or Collateral Agent need not be segregated from other funds except to the extent required by law.

(f) No provision of this Indenture, the Notes, the Guarantees or the Security Documents shall require the Trustee, the Collateral Agent or an Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it.

(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee and the Collateral Agent shall be subject to the provisions of this Section 7.1.

(h) The Trustee shall not be under any obligation to exercise any of the rights or powers vested in it by this Indenture or to direct the Collateral Agent to take action under the Security Documents at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee, security, prefunding or indemnity satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities that might be incurred by it in compliance with such request or direction.

SECTION 7.2. Rights of Trustee and Collateral Agent.

(a) The Trustee, the Collateral Agent and the Agents may conclusively rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or any other paper or document believed by it to be genuine and to have been signed or presented by the proper Person or Persons. The Trustee, the Collateral Agent and the Agents need not investigate any fact or matter stated in the document.

(b) Before the Trustee or the Collateral Agent acts or refrains from acting it may require an Officer’s Certificate or an Opinion of Counsel or both, except that (x) no Officer’s Certificate or Opinion of Counsel will be required in connection with the original issuance of Notes on the date hereof and (y) no Opinion of Counsel will be required in connection with the execution of any amendment or supplement adding a new Guarantor under this Indenture or releasing a Guarantor pursuant to Section 10.2(b) hereof. Neither the Trustee nor the Collateral Agent shall be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c) Each of the Trustee and the Collateral Agent may act through its attorneys, custodians, nominees and agents and shall not be responsible for the misconduct or negligence of or for the supervision of any agent, custodians, nominees or attorney appointed with due care.

(d) Neither the Trustee nor the Collateral Agent shall be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s or the Collateral Agent’s conduct does not constitute willful misconduct or negligence (or, in the case of the Collateral Agent, gross negligence) as determined in a final non-appealable decision of a court of competent jurisdiction.

(e) Each of the Trustee and the Collateral Agent may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture, the Notes, the Guarantees, the Escrow Agreement, the Security Documents and the Intercreditor Agreements shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder or under the Notes, the Guarantees, the Escrow Agreement, the Security Documents and the Intercreditor Agreements in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee, the Collateral Agent and the Agents shall not be bound to make any investigation into any statement, warranty or representation, or the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or other paper or document made or in connection with this Indenture or the Security Documents; moreover, the Trustee, the Collateral Agent and the Agents shall not be bound to make any investigation into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture, the Security Documents or any other agreement, instrument or document or (iii) the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note or other evidence of indebtedness or other paper or document, but the Trustee, the Collateral Agent or an Agent, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee, the Collateral Agent or an Agent, as applicable, shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(g) The Trustee shall not be deemed to have knowledge of any Default or Event of Default except any Default or Event of Default of which a Trust Officer shall have (x) received written notification from the Issuer or a Holder at the Corporate Trust Office of the Trustee and such notice references the Notes and this Indenture or (y) obtained “actual knowledge.” “Actual knowledge” shall mean the actual fact or statement of knowing by a Trust Officer without independent investigation with respect thereto.

(h) In no event shall the Trustee, the Collateral Agent or an Agent be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee, the Collateral Agent or Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee and the Collateral Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee and the Collateral Agent in each of its capacities hereunder, and each agent (including the Agents), Notes Custodian and other Person employed to act hereunder; furthermore, all rights, privileges, protections, immunities and benefits given to the Trustee shall also apply to any action or inaction under the Keepwell Agreement as if set forth therein.

(j) The Trustee and the Collateral Agent may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture and/or the Security Documents.

(k) Neither the Trustee nor the Collateral Agent shall have any duty (A) to see to any recording, filing, or depositing of this Indenture, the Security Documents or any agreement referred to herein, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, re-filing or redepositing of any thereof or (B) to see to any insurance.

(l) The right of the Trustee, the Collateral Agent or an Agent to perform any discretionary act enumerated in this Indenture and/or the Security Documents shall not be construed as a duty.

(m) Where this Indenture requires delivery of an Officer’s Certificate or Opinion of Counsel in connection with any request or application to the Trustee to take or refrain from taking any action hereunder, the Trustee may, in its sole discretion, waive or amend such requirement.

SECTION 7.3. Individual Rights of Trustee. Subject to the TIA, the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer, the Guarantors or their Affiliates with the same rights it would have if it were not the Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Section 7.9. In addition, the Trustee shall be permitted to engage in transactions with the Issuer; provided, however, that if the Trustee acquires any conflicting interest the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

SECTION 7.4. Disclaimer. None of the Trustee, the Collateral Agent or any Agent shall be responsible for and none of them makes any representation as to the validity or adequacy of this Indenture, the Notes, the Guarantees or the Security Documents, none of them shall be accountable for the Issuer’s use of the Notes or the proceeds from the Notes, and none of them shall be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication or for the use or application of any funds received by any Paying Agent other than the Trustee.

SECTION 7.5. Notice of Defaults. If a Default occurs and is continuing and is actually known to the Trustee, the Trustee shall deliver to each Holder notice of the Default within 90 days after it is known to the Trustee. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the interests of the Holders.

SECTION 7.6. Compensation and Indemnity. The Issuer shall pay to the Trustee, the Collateral Agent and the Agents from time to time such compensation for their services as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee, the Collateral Agent and the Agents upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing and reviewing reports, certificates and other documents, costs of preparation and mailing of notices to Holders and reasonable costs of counsel, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s and the Collateral Agent’s agents, counsel, accountants and experts. The Issuer shall indemnify each of the Trustee, any predecessor Trustee, the Collateral Agent and any predecessor Collateral Agent in each of its capacities hereunder (including, with respect to the Trustee, Paying Agent and Registrar) and the Security

Documents, and each of their officers, directors, employees, counsel and agents, against any and all loss, liability or expense (including, but not limited to, reasonable attorneys’ fees and expenses) incurred by it in connection with the administration of this trust and the performance of their duties hereunder and under the Notes, the Guarantees and the Security Documents, including the costs and expenses of enforcing this Indenture (including this Section 7.6), the Notes, the Guarantees, the Escrow Agreement, the Keepwell Agreement, the Security Documents and the Intercreditor Agreements and of defending itself against any claims (whether asserted by any Holder, the Issuer or otherwise). The Trustee, the Collateral Agent and the Agents shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee, the Collateral Agent or an Agent to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee, the Collateral Agent and the Agents may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee, the Collateral Agent or an Agent as a result of its own willful misconduct, negligence (or, in the case of the Collateral Agent, gross negligence) or bad faith as determined by a court of competent jurisdiction in a non-appealable decision.

To secure the Issuer’s payment obligations in this Section, the Trustee and the Collateral Agent shall have a lien prior to the Notes on all money or property held or collected by the Trustee and the Collateral Agent other than money or property held in trust to pay principal of and interest on particular Notes. The right of the Trustee and the Collateral Agent to receive payment of any amounts due under this Section 7.6 shall not be subordinate to any other liability or indebtedness of the Issuer.

The Issuer’s obligations pursuant to this Section and any lien arising hereunder shall survive the satisfaction and discharge of this Indenture and the Security Agreements and the resignation or removal of the Trustee, the Collateral Agent or an Agent. When the Trustee, the Collateral Agent or an Agent incurs expenses after the occurrence of a Default specified in Section 6.1(v) or 6.1(vi) with respect to the Issuer, the expenses are intended to constitute expenses of administration under the Bankruptcy Code.

Pursuant to Section 10.1, the obligations of the Issuer hereunder are jointly and severally guaranteed by the Guarantors.

SECTION 7.7. Replacement of Trustee or Collateral Agent. The Trustee or the Collateral Agent may resign at any time by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the Notes may remove the Trustee or Collateral Agent by so notifying the Issuer and the Trustee or Collateral Agent, as applicable, in writing and may appoint a successor Trustee or successor Collateral Agent, as applicable. The Issuer shall remove the Trustee or the Collateral Agent if:

(i) in the case of the Trustee, the Trustee fails to comply with Section 7.9;

(ii) the Trustee or the Collateral Agent, as applicable, is adjudged bankrupt or insolvent;

(iii) a receiver or other public officer takes charge of the Trustee or the Collateral Agent, as applicable, or its property; or

(iv) the Trustee or the Collateral Agent otherwise becomes incapable of acting.

If the Trustee or the Collateral Agent resigns or is removed by the Issuer or by the Holders of a majority in aggregate principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee or successor Collateral Agent, as applicable, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee) or Collateral Agent (the Collateral Agent in such event being referred to herein as the retiring Collateral Agent) for any reason, the Issuer shall promptly appoint a successor Trustee or successor Collateral Agent, as applicable.

A successor Trustee or successor Collateral Agent shall deliver a written acceptance of its appointment to the retiring Trustee or retiring Collateral Agent, as applicable, and to the Issuer. Thereupon the resignation or removal of the retiring Trustee or retiring Collateral Agent, as applicable, shall become effective, and the successor Trustee or successor Collateral Agent, as applicable, shall have all the rights, powers and duties of the Trustee or the Collateral Agent, as applicable, under this Indenture and the Security Documents. The successor Trustee or successor Collateral Agent shall deliver a notice of its succession to Holders. The retiring Trustee or retiring Collateral Agent shall promptly transfer all property held by it as Trustee or Collateral Agent to the successor Trustee or successor Collateral Agent, as applicable, subject to the lien provided for in Section 7.6. All costs reasonably incurred in connection with any resignation or removal hereunder shall be borne by the Issuer.

If a successor Trustee or successor Collateral Agent does not take office within 60 days after the retiring Trustee or retiring Collateral Agent resigns or is removed, the retiring Trustee or retiring Collateral Agent, as applicable, or the Holders of at least 10% in aggregate principal amount of the Notes of any series may petition, at the Issuer’s expense, any court of competent jurisdiction for the appointment of a successor Trustee or successor Collateral Agent.

If the Trustee fails to comply with Section 7.9, unless the Trustee’s duty to resign is stayed, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee or the Collateral Agent pursuant to this Section 7.7, the Issuer’s obligations under Section 7.6 shall continue for the benefit of the retiring Trustee or retiring Collateral Agent.

SECTION 7.8. Successor by Merger. If the Trustee or the Collateral Agent consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee or successor Collateral Agent, as applicable.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.9. Eligibility; Disqualification. The Trustee shall have a combined capital and surplus of at least $50.0 million as set forth in its most recent filed annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

SECTION 7.10. Limitation on Duty. Neither the Trustee nor the Collateral Agent shall have any duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Notes, the Guarantees and the Security Documents by the Issuer, the Guarantors or any other Person.

SECTION 7.11. Preferential Collection of Claims Against the Issuer. The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

SECTION 7.12. Reports by Trustee to Holders of the Notes. Within 60 days after each March 1, beginning with March 1, 2020, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b). The Trustee shall also transmit all reports as required by TIA § 313(c).

The Issuer shall promptly notify the Trustee in writing when any Notes are listed on any stock exchange and of any delisting thereof.

SECTION 7.13. Escrow Authorization. Each Holder, by its acceptance of an Initial Note, (i) consents and agrees to the terms of the Escrow Agreement and the Keepwell Agreement, including documents related thereto, as the same may be in effect or may be amended from time to time in writing by the parties thereto (provided that no amendment that would materially adversely affect the rights of the Holders may be effected without the consent of the Holders of a majority of the aggregate principal amount of the Notes then outstanding), and (ii) authorizes and directs the Trustee to enter into the Escrow Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith (including, for the avoidance of doubt, taking any action in respect of the Keepwell Agreement). The Escrow Issuer shall do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Escrow Agreement, to assure and confirm to the Trustee the security interest contemplated by the Escrow Agreement or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured pursuant to the Escrow Agreement, according to the intent and purpose expressed in the Escrow Agreement. The Escrow Issuer shall take, or shall cause to be taken, any and all actions reasonably required to cause the creation and maintenance of, as security for the obligations of the Escrow Issuer under this Indenture and the Notes as provided in the Escrow Agreement, valid and enforceable first-priority perfected Liens in and on all of the Escrowed Funds, in favor of the Trustee for its benefit and for the benefit of the Holders, superior to and prior to the rights of third Persons and subject to no other Liens. The Trustee shall have no duty to file any financing or continuation statements or otherwise take any actions to perfect the Lien granted under the Escrow Agreement. For the avoidance of doubt, upon any termination of the Escrow Agreement, the Trustee hereby authorizes the Escrow Issuer to take all steps reasonably necessary to terminate any financing statements that have not been terminated pursuant to the Escrow Agreement or this Section 7.13 at the Escrow Issuer’s expense, and the Trustee shall execute such other documents without recourse, representation or warranty of any kind as the Escrow Issuer may reasonably request in writing to evidence or confirm the termination of such security interest.

ARTICLE VIII

Discharge of Indenture; Defeasance

SECTION 8.1. Discharge of Liability on Notes; Defeasance.

(a) This Indenture, the Security Documents and the Intercreditor Agreement shall be discharged and shall cease to be of further effect with respect to, and any Collateral then securing the Notes of any series shall be released (except as to surviving rights of registration of transfer or exchange of such Notes and certain rights of the Trustee, as expressly provided for in this Indenture) as to all outstanding Notes of a series when:

(1) either (i) all of the Notes of such series theretofore authenticated and delivered (other than Notes of such series pursuant to Section 2.7 which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (ii) all of the Notes of such series not previously delivered to the Trustee for cancellation (a) have become due and payable, (b) shall become due and payable at their Stated Maturity within one year or (c) have been called for redemption or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of a full redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has deposited or caused to be deposited with the Trustee (in a manner that is not revocable by the Issuer or any of its Affiliates) funds in cash in U.S. dollars, U.S. Government Obligations or a combination thereof in an amount sufficient to pay and discharge the entire Indebtedness on the Notes of such series not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes of such series to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuer and/or the Guarantors have paid all other sums then due and payable under this Indenture with respect to such series of Notes; and

(3) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture with respect to such series of Notes have been complied with.

(b) Subject to Sections 8.1(c) and 8.2, the Issuer at any time may terminate (i) all of its obligations under any series of Notes and this Indenture (with respect to such Notes) and have each Guarantor’s obligation discharged with respect to its Guarantee of such series of Notes (“legal defeasance option”) and cure all then-existing Events of Default or (ii) its obligations under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11 and 3.14 and the operation of Section 4.1 (other than Sections 4.1(a)(i), (ii) and (vi) and Section 4.1(b)(i)(D)) and Sections 6.1(iii) (with respect to any Default under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11 and 3.14 and the covenants in the Security Documents), 6.1(iv), 6.1(v) (with respect to Significant Subsidiaries of the Issuer only), 6.1(vi) (with respect to Significant Subsidiaries of the Issuer only), 6.1(vii), 6.1(viii), 6.1(x) and 6.1(xi) (“covenant defeasance option”).

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of the covenant defeasance option, and may exercise its legal defeasance option or covenant defeasance option with respect to any or all of the series of Notes issued under this Indenture and the related Guarantees. In the event that the Issuer terminates all of its obligations under the Notes and this Indenture (with respect to such Notes) by exercising the legal defeasance option or the covenant defeasance option, the Liens, as they pertain to the applicable Notes and Guarantees, will be released, and the obligations of each Guarantor under its Guarantee of such Notes, and, to the extent pertaining to the Notes and the Guarantees, the Security Documents and the Intercreditor Agreements, shall be terminated simultaneously with the termination of such obligations. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Section 6.1(iii) (with respect to any Default by the Issuer or any of its Restricted Subsidiaries with any of their obligations under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11 and 3.14 and the covenants in the Security Documents), 6.1(iv), 6.1(v) (with respect to Significant Subsidiaries of the Issuer only), 6.1(vi) (with respect to Significant Subsidiaries of the Issuer only), 6.1(vii), 6.1(viii), 6.1(x) or 6.1(xi).

Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminates.

(c) Notwithstanding clauses (a) and (b) above, the Issuer’s obligations in Sections 2.3, 2.4, 2.5, 2.6, 2.7, 2.8, 7.6 and 7.7 and in this Article VIII shall survive until the Notes have been paid in full. Thereafter, the Issuer’s obligations in Sections 7.6, 8.5 and 8.6 shall survive such satisfaction and discharge.

SECTION 8.2. Conditions to Defeasance.

(a) The Issuer may exercise its legal defeasance option or its covenant defeasance option only if:

(i) the Issuer irrevocably deposits or causes to be deposited with the Trustee cash in U.S. dollars, U.S. Government Obligations or a combination thereof in an amount in the opinion of a nationally recognized certified public accounting firm sufficient to pay the principal of, premium, if any, and interest on the applicable issue of Notes when due at maturity or redemption, as the case may be; provided that if such redemption is made pursuant to Paragraph 6(b) of the form of Note set forth in Exhibit A-1 hereto for the 2024 Notes and Exhibit A-2 hereto for the 2026 Notes (or any corresponding paragraph of a Global Note or a Definitive Note), then (x) the amount of money or U.S. Government Obligations that the Issuer must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, as calculated by the Issuer or any direct or indirect parent of the Issuer in good faith, and (y) the Issuer must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date;

(ii) the Issuer delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment shall provide cash at such times and in such amounts as shall be sufficient to pay principal, premium, if any, and interest when due on all the Notes of the applicable series to maturity or redemption, as the case may be;

(iii) 91 days pass after the deposit is made and during the 91-day period no Default specified in Section 6.1(v) or 6.1(vi) with respect to the Issuer occurs which is continuing at the end of the period;

(iv) the deposit does not constitute a default under any other agreement binding on the Issuer;

(v) the Issuer delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment advisor under the Investment Advisors Act of 1940;

(vi) in the case of the legal defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that (1) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(vii) in the case of the covenant defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

(viii) the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article VIII have been complied with.

Before or after a deposit, the Issuer may make arrangements satisfactory to the Trustee for the redemption of such Notes at a future date in accordance with Article V.

SECTION 8.3. Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes of the applicable series.

SECTION 8.4. Repayment to Issuer. Anything herein to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon Company Order any money or U.S. Government Obligations held by it as provided in this Article VIII which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect the legal defeasance option or covenant defeasance option, as applicable; provided that the Trustee shall not be required to liquidate any U.S. Government Obligations in order to comply with the provisions of this Section 8.4.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuer upon written request any money held by them for the payment of principal of or interest on the Notes that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuer for payment as general creditors.

SECTION 8.5. Indemnity for U.S. Government Obligations. The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.6. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Issuer and each Guarantor under this Indenture, the applicable series of Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Issuer or any of the Guarantors has made any payment of interest on or principal of any Notes of the applicable series because of the reinstatement of its obligations, the Issuer or any Guarantor, as the case may be, shall be subrogated to the rights of the Holders of such Notes of the applicable series to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

Amendments

SECTION 9.1. Without Consent of Holders.

(a) Notwithstanding Section 9.2 hereof, this Indenture, the Notes, the Guarantees, the Escrow Agreement, the Security Documents and the Intercreditor Agreements may be amended or supplemented by the Issuer, any Guarantor (with respect to this Indenture or a Guarantee to which it is a party), the Trustee and, if applicable, the Collateral Agent, without notice to or consent of any Holder:

(i) to cure any ambiguity, omission, mistake, defect or inconsistency identified in an Officer’s Certificate delivered to the Trustee;

(ii) to conform the text of this Indenture (including any supplemental indenture or other instrument pursuant to which Additional Notes are issued), the Guarantees, the Notes, the Security Documents or the Intercreditor Agreements to the “Description of Secured Notes” in the Offering Memorandum or, with respect to any Additional Notes and any supplemental indenture or other instrument pursuant to which such Additional Notes are issued, to the “Description of Notes” relating to the issuance of such Additional Notes, solely to the extent that such “Description of Notes” provides for terms of such Additional Notes that differ from the terms of the Initial Notes, as contemplated by Section 2.2;

(iii) to comply with Section 4.1;

(iv) to provide for the assumption by a successor Person of the obligations of the Issuer or any Guarantor under this Indenture, the Security Documents, the Intercreditor Agreements and the Notes or Guarantee, as the case may be (including an assumption of the Escrow Issuer’s obligations pursuant to the Escrow Merger);

(v) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(vi) (A) to add or release Guarantees in accordance with the terms of this Indenture with respect to the Notes or (B) to add one or more co-issuers of any series of Notes to the extent it does not result in adverse tax consequences to the Holders;

(vii) to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or Intercreditor Agreements, or any release of Collateral pursuant to the terms of this Indenture or any of the Security Documents or Intercreditor Agreements;

(viii) to add to the covenants of the Issuer for the benefit of the Holders or to surrender any right or power herein conferred upon the Issuer or any Guarantor;

(ix) to make any change that does not adversely affect the rights of any Holder in any material respect upon delivery to the Trustee of an Officer’s Certificate certifying the absence of such adverse effect;

(x) to comply with any requirement of the SEC in connection with any qualification of this Indenture under the TIA;

(xi) to make any amendment to the provisions of this Indenture relating to the transfer and legending of the Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(xii) to evidence and provide for the acceptance of appointment by a successor Trustee or Collateral Agent; provided that the successor Trustee or Collateral Agent is otherwise qualified and eligible to act as such under the terms of this Indenture, the Security Documents and the Intercreditor Agreements, as applicable;

(xiii) to provide for or confirm the issuance of Additional Notes in accordance with this Indenture;

(xiv) to secure additional extensions of credit and add additional secured creditors holding other Parity Lien Indebtedness so long as such Parity Lien Indebtedness is not prohibited by the provisions of this Indenture or any other then-existing Parity Lien Indebtedness; or

(xv) to add additional assets as Collateral.

(b) In addition, the holders will be deemed to have consented for purposes of the Security Documents and the Intercreditor Agreements to any of the following amendments and other modifications to the Security Documents or Intercreditor Agreements:

(i) (a) to add other parties (or any authorized agent thereof or trustee therefor) holding Parity Lien Indebtedness that is incurred in compliance with the ABL Credit Agreement, the Term Loan Credit Agreement, this Indenture, the Security Documents and the Intercreditor Agreements and (b) to establish that the Liens on any Collateral securing such Parity Lien Indebtedness shall be pari passu under the Pari Passu Intercreditor Agreement with the Liens on such Collateral securing the Obligations under this Indenture, the Notes and the Guarantees, all on the terms provided for in the Pari Passu Intercreditor Agreement in effect immediately prior to such amendment or other modification;

(ii) to establish that the Liens on any Collateral securing any Indebtedness replacing the Term Loan Credit Agreement permitted to be incurred under this Indenture shall be pari passu to the Liens on such Collateral securing any Obligations under this Indenture, the Notes and the Guarantees, all on the terms provided for in the Pari Passu Intercreditor Agreement in effect immediately prior to such amendment or other modification;

(iii) to establish that the Liens on any Current Asset Collateral securing any Indebtedness replacing the ABL Credit Agreement permitted to be incurred under this Indenture shall be senior to the Liens on such Current Asset Collateral securing any Obligations under this Indenture, the Notes and the Guarantees, and that the Liens on any Fixed Asset Collateral securing any such Indebtedness shall be junior to the Liens on such Fixed Asset Collateral securing any Obligations under this Indenture, the Notes and the Guarantees, all on the terms provided for in the ABL Intercreditor Agreement in effect immediately prior to such amendment and other modification; and

(iv) upon any cancellation or termination of the ABL Credit Agreement without a replacement thereof, to establish that the Current Asset Collateral (in addition to the Fixed Asset Collateral) shall secure the Obligations under this Indenture, the Notes and the Guarantees on a first-priority basis, subject to the terms of the Pari Passu Intercreditor Agreement in effect immediately prior to such amendment or other modification.

Any such additional party and the Term Loan Collateral Agent, ABL Collateral Agent, the Trustee and the Collateral Agent shall be entitled to conclusively rely upon an Officer’s Certificate certifying that such Indebtedness was issued or borrowed in compliance with the Term Loan Credit Agreement, the ABL Credit Agreement, this Indenture and the Security Documents.

The Collateral Agent shall sign any amendment, waiver or other modification to the Security Documents or the Intercreditor Agreement set forth in this Section 9.1(b) if such amendment, waiver or other modification does not adversely affect the rights, duties, liabilities or immunities of the Collateral Agent. In executing any amendment, waiver or other modification to the Security Documents and the Intercreditor Agreements set forth in this Section 9.1(b), the Collateral Agent shall be entitled to receive and (subject to Section 7.1 hereof) shall be fully protected in relying upon an Officer’s Certificate stating that the execution of such amendment, waiver or other modification is authorized or permitted by the applicable Security Document or Intercreditor Agreement, and complies with the provisions thereof. Notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel shall be required in connection with the execution by the Collateral Agent of any amendment, waiver or other modification to the Security Documents or the Intercreditor Agreements set forth in this Section 9.1(b).

SECTION 9.2. With Consent of Holders.

(a) This Indenture, the Notes, the Guarantees, the Escrow Agreement, the Security Documents and the Intercreditor Agreements may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, any Notes) and any existing or past Default or compliance with any provisions of such documents may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, any Notes); provided that (x) if any such amendment, supplement or waiver will only affect one series of Notes (or less than all series of Notes) then outstanding under this Indenture, then only the consent of the holders of a majority in aggregate principal amount of the Notes of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series of Notes) shall be required and (y) if any such amendment, supplement or waiver by its terms will affect a series of Notes in a manner that is different from and materially adverse relative to the manner in which such amendment, supplement or waiver affects other series of Notes, then the consent of the holders of a majority in aggregate principal amount of the Notes of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series of Notes) shall be required. However, without the consent of each Holder of a Note affected (including, for the avoidance of doubt, any Notes held by Affiliates), no amendment, supplement or waiver may (with respect to any Notes held by a non-consenting Holder):

(i) reduce the percentage of the aggregate principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the rate of or extend the time for payment of interest on any Note;

(iii) reduce the principal of or change the Stated Maturity of any Note;

(iv) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes with respect to a nonpayment default by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration;

(v) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under Section 5.1 or Paragraph 6 of the form of 2024 Note or form of 2026 Note, as applicable, set forth in Exhibit A-1 and Exhibit A-2 hereto, respectively (or any corresponding paragraph of a Global Note or a definitive Note) (other than any change to the notice periods with respect to such redemption);

(vi) make any Note payable in money other than that stated in such Note;

(vii) impair the right of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(viii) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(ix) make the Notes or any Guarantee subordinated in right of payment to any other obligations; or

(x) make any change in the amendment or waiver provisions of this Indenture that requires each Holder’s consent, as described in clauses (i) through (ix) above.

(b) In addition, without the consent of the holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series of Notes), no amendment, supplement or waiver may (1) have the effect of releasing all or substantially all of the Collateral from the Liens of the Security Documents (except as permitted by the terms of this Indenture, the Security Documents or the Intercreditor Agreements) or changing or altering the priority of the security interests of the Holders in the Collateral under the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement, (2) make any change in the Security Documents, the Intercreditor Agreements or the provisions in this Indenture dealing with the application of proceeds of the Collateral that would adversely affect the Holders or (3) modify the Security Documents or the provisions of this Indenture dealing with Collateral in any manner adverse to the Holders in any material respect other than in accordance with the terms of this Indenture, the Security Documents or the Intercreditor Agreements; provided that (x) if any such amendment, supplement or waiver will only affect one series of Notes (or less than all series of Notes) then outstanding under this Indenture, then only the consent of the holders of at least 66 2/3% in aggregate principal amount of the Notes of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series of the Notes) shall be required.

(c) For the avoidance of doubt, the provisions hereunder with respect to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control, including the definition of “Change of Control,” or an Asset Sale may be waived or modified at any time (including after a Change of Control) with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.

(d) The consent of the Holders shall not be necessary under this Section 9.2 to approve the particular form of any proposed amendment. It shall be sufficient if such consent approves the substance of the proposed amendment. For the avoidance of doubt, no amendment to, or deletion of, any of the covenants contained in Article III of this Indenture (other than Section 3.1) shall be deemed to impair or affect any rights of Holders to receive payment of principal of, or premium, if any, or interest on, the Notes.

(e) After an amendment under this Section 9.2 becomes effective, the Issuer shall (or shall cause the Trustee, at the expense of and at the written request of the Issuer, to) mail or electronically deliver to the Holders of Notes affected thereby a notice briefly describing such amendment. The failure of the Issuer to deliver such notice, or any defect therein, shall not in any way impair or affect the validity of an amendment under this Section 9.2.

SECTION 9.3. Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. After an amendment or waiver becomes effective, it shall bind every Holder unless it makes a change described in clauses (i) through (x) of Section 9.2(a), in which case the amendment or waiver or other action shall bind each Holder who has consented to it and every subsequent Holder that evidences the same debt as the consenting Holder’s Notes. An amendment or waiver made pursuant to Section 9.2 shall become effective upon receipt by the Trustee of the requisite number of written consents.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to take any such action, whether or not such Persons continue to be Holders after such record date.

SECTION 9.4. Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee, at the request of the Issuer, may require the Holder to deliver it to the Trustee. The Trustee, at the request of the Issuer, may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.5. Trustee and Collateral Agent to Sign Amendments. The Trustee, and as applicable, the Collateral Agent, shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not, in the sole determination of the Trustee, and as applicable, the Collateral Agent, adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Agent, as applicable. If it does, the Trustee or the Collateral Agent, as applicable, may but need not sign it. In signing any amendment, supplement or waiver pursuant to this Article IX, the Trustee and the Collateral Agent shall be entitled to receive, and (subject to Sections 7.1 and 7.2) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by or complies with this Indenture, the Security Documents or the Intercreditor Agreements, as applicable, that all conditions precedent to such amendment required by this Indenture, the Security Documents or the Intercreditor Agreements, as applicable, have been complied with and that such amendment, supplement or waiver is the legally valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, subject to customary exceptions. Notwithstanding the foregoing, no Opinion of Counsel will be required for the Trustee or Collateral Agent to execute any amendment or supplement entered into in connection with adding a new Guarantor under this Indenture or releasing a Guarantor pursuant to Section 10.2(b) hereof.

SECTION 9.6. Escrow Agreement. No provisions of the Escrow Agreement (including, without limitation, those relating to the release of the Escrowed Funds) or the Keepwell Agreement may be waived or modified in any manner materially adverse to the Holders without the written consent of the Holders of a majority in aggregate principal amount of the Notes outstanding.

ARTICLE X

Guarantees

SECTION 10.1. Guarantees.

(a) Subject to the provisions of this Article X, each Guarantor hereby jointly and severally, irrevocably, fully and unconditionally guarantees, on a senior secured basis, as guarantor and not as a surety, with each other Guarantor, to each Holder, to the extent lawful, and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other Obligations of the Issuer under this Indenture and the Notes (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6) (all the foregoing being hereinafter collectively called the “Guarantor Obligations”). Each Guarantor agrees (to the extent lawful) that the Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Article X notwithstanding any extension or renewal of any Guarantor Obligation.

(b) Each Guarantor waives (to the extent lawful) presentation to, demand of, payment from and protest to the Issuer of any of the Guarantor Obligations and also waives (to the extent lawful) notice of protest for nonpayment. Each Guarantor waives (to the extent lawful) notice of any default under the Notes or the Guarantor Obligations.

(c) Each Guarantor further agrees that its Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guarantor Obligations.

(d) Except as set forth in Section 10.2 and Article VIII, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guarantor Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not (to the extent lawful) be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guarantor Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not (to the extent lawful) be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guarantor Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Issuer; (g) any default, failure or delay, willful or otherwise, in the performance of the Guarantor Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

(e) Each Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guarantor Obligations or such Guarantor is released from its Guarantee in compliance with Section 4.1, Section 10.2 and Article VIII. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guarantor Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuer or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay any of the Guarantor Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guarantor Obligations then due and owing and (ii) accrued and unpaid interest on such Guarantor Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

(g) Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guarantor Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantor Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guarantor Obligations, such Guarantor Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.

(h) Each Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Section.

(i) Neither the Issuer nor the Guarantors shall be required to make a notation on the Notes to reflect any Guarantee or any release, termination or discharge thereof and any such notation shall not be a condition to the validity of any Guarantee.

SECTION 10.2. Limitation on Liability; Termination, Release and Discharge.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law or the laws of the jurisdiction of organization of such Guarantor and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b) A Guarantee by a Subsidiary Guarantor shall be automatically and unconditionally released and discharged, and each Subsidiary Guarantor and its obligations under the Guarantee and this Indenture shall be released and discharged upon:

(1) the sale, exchange, disposition or other transfer (including through merger, consolidation or dissolution) of (x) the Capital Stock of such Subsidiary Guarantor, if after such transaction the Subsidiary Guarantor is no longer a Restricted Subsidiary, or (y) all or substantially all the assets of such Subsidiary Guarantor, if such sale, exchange, disposition or other transfer (including through merger, consolidation or dissolution) is made in compliance with this Indenture, so long as such Subsidiary Guarantor is also released from its guarantee and all pledges and security interests granted in connection with any Indebtedness under the Senior Credit Agreements and Certain Capital Markets Debt;

(2) the Issuer designating such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth in Section 3.4, Section 3.14 and the definition of “Unrestricted Subsidiary”;

(3) in the case of any Restricted Subsidiary that after the Acquisition Closing Date is required to guarantee the Notes pursuant to Section 3.11, the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary or the repayment of the Indebtedness, in each case, that resulted in the obligation to guarantee the Notes (and the release, discharge or repayment of any other Indebtedness that would require such Restricted Subsidiary to guarantee the Notes pursuant to Section 3.11), except by reason of payment under or the termination or repayment of the Senior Credit Agreements or Certain Capital Markets Debt or if a release, discharge or repayment is by or as a result of payment in connection with the enforcement of remedies under such other guarantee or Indebtedness;

(4) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under Article VIII or if this Indenture is discharged (including through redemption or repurchase of all the Notes as a result of satisfaction and discharge or otherwise) as described under Article VIII;

(5) the release or discharge of the guarantee by, or direct obligation of, such Subsidiary Guarantor of the Obligations under the Senior Credit Agreements, all other Parity Lien Indebtedness and Certain Capital Markets Debt, except by reason of payment under or the termination or repayment of the Senior Credit Agreements or Certain Capital Markets Debt or a

discharge or release by or as a result of payment in connection with the enforcement of remedies under such guarantee or direct obligation, but only if the Liens on the Collateral of such Subsidiary Guarantor are also substantially concurrently released pursuant to the terms of this Indenture;

(6) such Subsidiary Guarantor ceasing to be a Domestic Subsidiary; or

(7) upon the occurrence of a Covenant Suspension Event pursuant to Section 3.15.

A Guarantee of a Subsidiary Guarantor also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing either Senior Credit Agreement, this Indenture or any other Parity Lien Indebtedness or Priority Lien Indebtedness or other exercise of remedies in respect thereof in accordance with the Intercreditor Agreements.

The Guarantee of Holdings will be released if the Issuer exercises its legal defeasance option or covenant defeasance option as described under Section 8.2, if the Issuer’s Obligations under this Indenture are discharged (including pursuant to a satisfaction and discharge of this Indenture as described under Section 8.1 or through redemption or repurchase of all the Notes or otherwise) in accordance with the terms of this Indenture or if there is a release or discharge of such Guarantee by, or direct obligation of, Holdings of the Obligations under the Senior Credit Agreements, except by reason of payment under or the termination or repayment of the Senior Credit Agreements or Certain Capital Markets Debt or a discharge or release by or as a result of payment in connection with the enforcement of remedies under such guarantee or direct obligation.

(c) If any Subsidiary Guarantor is released from its Guarantee, any of its Subsidiaries that are Guarantors shall be released from their Guarantees, if any (except to the extent any such Subsidiaries are required to guarantee the Senior Credit Agreements).

(d) In the case of Section 10.2(b), to the extent the Issuer requests evidence of the release of a Guarantor through a supplemental indenture or amendment to this Indenture or other documentation, the Issuer shall deliver to the Trustee an Officer’s Certificate stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

(e) The release of a Guarantor from its Guarantee and its obligations under this Indenture in accordance with the provisions of this Section 10.2 shall not preclude the future applications of Section 3.11 to such Person.

SECTION 10.3. Right of Contribution. Each Guarantor hereby agrees that to the extent that any such Guarantor shall have paid more than its proportionate share of any payment made on the obligations under its Guarantee, such Guarantor shall be entitled to seek and receive contribution from and against the Issuer or any other Guarantor that has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 10.4. No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuer or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guarantor Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer or any other

Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuer on account of the Guarantor Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guarantor Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guarantor Obligations.

SECTION 10.5. [Reserved].

SECTION 10.6. Execution and Delivery.

(a) To evidence its Guarantee set forth in Section 10.1, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer or person holding an equivalent title.

(b) Each Guarantor hereby agrees that its Guarantee set forth in Section 10.1 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(c) If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantees shall be valid nevertheless.

(d) The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

(e) If required by Section 3.11, the Issuer shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 3.11 and this Article X, to the extent applicable.

ARTICLE XI

COLLATERAL AND SECURITY

SECTION 11.1. Collateral.

(a) From and after the Acquisition Closing Date and the consummation of the Escrow Merger, the due and punctual payment of the principal of, premium, if any, and interest on the Notes and the Guarantees when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and the Guarantees and performance of all other obligations under this Indenture, including, without limitation, the obligations of the Issuer set forth in Section 7.6, and the Notes, the Guarantees and the Security Documents, shall be secured by a Lien on the Fixed Asset Collateral on a first-priority basis and secured by a Lien on the Current Asset Collateral on a second-priority basis, in each case subject to Permitted Liens, as provided in this Indenture and the Security Documents to which the Issuer and the Guarantors, as the case may be, shall become parties to on the Acquisition Closing Date or thereafter and will be secured by all of the Collateral pledged pursuant to the Security Documents hereafter delivered as required or permitted by this Indenture and the Security Documents. The Issuer, for the benefit of the Holders, hereby appoints Wilmington Trust, National Association as the initial Collateral Agent, and the Collateral Agent is hereby authorized and directed to execute and deliver the Security Documents and the Intercreditor Agreements. Each Holder by its acceptance of any Notes and the Guarantees thereof, irrevocably consents and agrees to such appointment.

(b) Each Holder, by its acceptance of any Notes and the Guarantees, consents and agrees to the terms of the Security Documents and the Intercreditor Agreements (including, without limitation, the provisions providing for foreclosure and release of Collateral and the automatic amendments, supplements, consents, waivers and other modifications thereto without the consent of the Holders) as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and authorizes and directs the Collateral Agent to perform its obligations and exercise its rights under the Security Documents and the Intercreditor Agreements in accordance therewith.

(c) The Trustee and each Holder, by accepting the Notes and the Guarantees, acknowledges that, as more fully set forth in the Security Documents and the Intercreditor Agreements, the Collateral as hereafter constituted shall be held for the benefit of all the Holders and the Trustee, and that the Lien of this Indenture and the Security Documents in respect of the Trustee and the Holders is subject to and qualified and limited in all respects by the Security Documents and the Intercreditor Agreements and actions that may be taken thereunder.

SECTION 11.2. Maintenance of Collateral. From and after the Acquisition Closing Date and the consummation of the Escrow Merger, the Issuer and the Guarantors shall maintain the Collateral in good, safe and insurable operating order, condition and repair (ordinary wear and tear excepted and casualty or condemnation excepted) and shall do all other acts as may be reasonably necessary or appropriate to maintain and preserve the Collateral; provided that the Issuer and the Guarantors may dispose of Collateral to the extent permitted by Section 3.7 hereof. From and after the Acquisition Closing Date and the consummation of the Escrow Merger, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, liabilities (actual or contingent), financial condition or results of operations of the Issuer and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Issuer and the Guarantors (taken as a whole) to perform their respective obligations hereunder or under the Security Documents or (c) a material adverse effect on the rights and remedies of the Holders under this Indenture or the Security Documents, the Issuer and the Guarantors shall pay all real estate and other taxes (except such as are being contested in good faith and by appropriate negotiations or proceedings), and maintain in full force and effect all material permits and insurance in amounts and that insures against such losses and risks as are reasonable for the type and size of the business conducted by the Issuer and the Guarantors.

SECTION 11.3. Impairment of Security Interest. From and after the Acquisition Closing Date and the consummation of the Escrow Merger, neither the Issuer nor any of its Restricted Subsidiaries will (i) take or knowingly or negligently omit to take any action which would materially adversely affect or impair the Liens in favor of the Collateral Agent and the Holders with respect to the Collateral, unless such action or failure to take action is otherwise permitted by this Indenture, the Security Documents or the Intercreditor Agreements or (ii) grant any Person, or permit any Person to retain (other than the Collateral Agent), any Liens on the Collateral, other than Permitted Liens. From and after the Acquisition Closing Date and the consummation of the Escrow Merger, the Issuer and each Guarantor will, at its sole cost and expense, execute, deliver and file all such agreements and instruments as necessary, or as the Trustee or the Collateral Agent reasonably requests, to more fully or accurately describe the assets and property intended to be Collateral or the Obligations intended to be secured by the Security Documents.

SECTION 11.4. Further Assurances. To the extent required under this Indenture or any of the Security Documents or the Intercreditor Agreements, from and after the Acquisition Closing Date and the consummation of the Escrow Merger, the Issuer and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further actions that may be required under applicable law, or that the Collateral Agent or the Trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents in the Collateral. In addition, from time to time, the Issuer and the Guarantors will reasonably promptly secure the obligations under this Indenture and Security Documents by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral to the extent required by this Indenture and/or the Security Documents.

SECTION 11.5. After-Acquired Property. Upon the acquisition by any of the Issuer or the Guarantors on or after the Acquisition Closing Date of any assets (other than Excluded Assets), including, but not limited to, any real property that qualifies as Collateral or any equipment or fixtures which constitute accretions, additions or technological upgrades to the equipment or fixtures or any working capital assets that, in any such case, form part of the Collateral, the Issuer or such Guarantor shall execute and deliver (i) with regard to real property that qualifies as Collateral, the items set forth in Section 11.6 below within 90 days of the date of acquisition of the applicable asset (or such later date as the Term Loan Collateral Agent may have agreed to under the Term Loan Credit Agreement) and (ii) with regard to any other after-acquired property promptly, and in any event within the time period required for delivery to the Term Loan Collateral Agent under the Term Loan Credit Agreement or as otherwise required by this Indenture or the Security Documents, any information, documentation, financing statements or other certificates and opinions of counsel as may be necessary to vest in the Collateral Agent a perfected security interest, with the priority required by this Indenture and the Security Documents, subject only to Permitted Liens, in such after-acquired property and to have such after-acquired property added to the Collateral, and thereupon all provisions of this Indenture and the Security Documents relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.

SECTION 11.6. Real Estate Mortgages and Filings. With respect to any fee interest in any Premises owned by the Issuer or a Guarantor on the Acquisition Closing Date or acquired by the Issuer or a Guarantor after the Acquisition Closing Date that forms a part of the Collateral, within 90 days of the Acquisition Closing Date or the date of acquisition, as applicable (or such later date as the Term Loan Collateral Agent may have agreed to under the Term Loan Credit Agreement) (in each case solely to the extent, and substantially in the form, delivered to the Term Loan Collateral Agent, but no greater scope):

(a) the Issuer or such Guarantor shall deliver to the Collateral Agent, as mortgagee or beneficiary, as applicable, for the ratable benefit of itself, the Trustee and the Holders, fully executed counterparts of mortgages, deeds of trust, security deeds or deeds to secured debt (each, a “Mortgage”) in accordance with the requirements of this Indenture and/or the Security Documents, duly executed and acknowledged by the Issuer or such Guarantor, and otherwise in form for recording in the recording office of each applicable political subdivision where each Premises is situated, together with such certificates, affidavits, questionnaires or returns as shall be reasonably required in connection with the recording or filing thereof and evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith), together with any necessary fixture filings, as may be necessary to create a valid, perfected Lien, with the priority required by this Indenture and the Security Documents, subject to Permitted Liens, against the Premises purported to be covered thereby;

(b) the Collateral Agent shall have received mortgagee’s title insurance policies (or a binding pro forma title insurance policy or marked-up unconditional binder of title insurance) in favor of the Collateral Agent, and its successors and/or assigns, in the form necessary, with respect to the Premises purported to be covered by the applicable Mortgages, which shall insure that the interests created by the Mortgages constitute valid Liens on the applicable Premises, with the priority required by this Indenture and the Security Documents, free and clear of all Liens, defects and encumbrances, other than Permitted Liens. All such title policies shall be in amounts equal to the estimated fair market value of the Premises covered thereby, and such policies shall also include, to the extent available, all such endorsements as shall be reasonably required in transactions of similar size and purpose and shall be accompanied by evidence of the payment in full by the Issuer or the applicable Guarantor of all premiums thereon (or that satisfactory arrangements for such payment have been made) and that all charges for mortgage recording taxes, filing and recording fees and all related expenses, if any, have been paid;

(c) the Collateral Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (b) above and a copy of all other material documents affecting the Premises;

(d) if requested by the Term Loan Collateral Agent under the Term Loan Credit Agreement, the Collateral Agent shall have received, and the title insurance company issuing the policy referred to in clause (b) above (the “Title Insurance Company”) shall have received an ALTA survey or other survey of the sites of the Premises in a manner customary for the type of real property subject to such survey, dated as of a date that is reasonably satisfactory to the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Title Insurance Company, or in lieu thereof, existing surveys, together with any affidavits or certificates required by the Title Insurance Company as shall be sufficient to enable the Title Insurance Company to remove any standard survey exceptions from the applicable title insurance policy and issue customary survey-dependent endorsements to the applicable title insurance policy; and

(e) the Issuer or the Guarantors shall deliver to the Collateral Agent customary local counsel opinions and opinions of counsel in the jurisdiction of organization of the owner of the applicable Premises.

SECTION 11.7. Negative Pledge. From and after the Acquisition Closing Date and the consummation of the Escrow Merger, the Issuer and each Guarantor shall not, and the Issuer shall not permit any of its Restricted Subsidiaries to, further pledge the Collateral as security or otherwise, subject to Permitted Liens; provided, however, that the Issuer, subject to compliance with Section 3.3 and Section 3.5, shall be permitted to issue an unlimited aggregate principal amount of Additional Notes, all of which may be secured by the Collateral.

SECTION 11.8. Release of Liens on the Collateral. The Liens on the Collateral will be released with respect to any series of Notes and the related Guarantees, as applicable:

(1) in whole, upon payment in full of the principal of, together with accrued and unpaid interest and premium, if any, on, such series of Notes and all other related Obligations under this Indenture, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest and premium, if any, are paid;

(2) in whole, upon satisfaction and discharge of this Indenture in accordance with Article VIII;

(3) in whole, upon a legal defeasance or covenant defeasance with respect to such series as set forth under Article VIII;

(4) in whole or in part, as to any asset constituting Collateral, in accordance with, and as expressly provided for under, the Security Documents, the Intercreditor Agreements and this Indenture;

(5) with the consent of Holders of at least 66 2/3% in aggregate principal amount of such series of Notes, including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, such series of Notes as provided under Section 9.2;

(6) in the case of a Subsidiary Guarantor that is released from its Guarantee with respect to the Senior Credit Agreements and any other Parity Lien Indebtedness other than by reason of payment under or the termination or repayment of the Term Loan Credit Agreement or such other Parity Lien Indebtedness, the release of the property and assets of such Guarantor or a discharge or release by or as a result of payment in connection with the enforcement of remedies under such guarantee or direct obligation, but only if the Liens on the Collateral of such Guarantor are also substantially concurrently released pursuant to the terms hereof; and

(7) in part, as to any property or assets constituting Collateral, to enable the disposition of such property or other assets (to a Person that is not the Issuer or a Guarantor) to the extent not prohibited by Section 3.7.

(b) The Issuer or the applicable Guarantor will furnish to the Trustee and the Collateral Agent, prior to each proposed release of Collateral pursuant to Sections 11.8(a)(1) through (6) or pursuant to the Security Documents:

(1) an Officer’s Certificate to the effect that all conditions precedent provided for in this Indenture and the Security Documents to such release have been complied with;

(2) solely in the case of a release described in Section 11.8 (a)(1) through (5), an Opinion of Counsel in accordance with Section 12.2(ii); and

(3) a form of such release (which release shall provide that the requested release is without recourse or warranty to the Trustee or the Collateral Agent).

(c) Upon compliance by the Issuer or any Guarantor, as the case may be, with the conditions precedent set forth above, and if required by this Indenture upon delivery by the Issuer or such Guarantor to the Trustee of an Officer’s Certificate (and, with respect to a release described in Section 11.8(a)(1) through (5), an Opinion of Counsel in accordance with Section 12.2(ii)) to the effect that such conditions precedent have been complied with, the Trustee shall direct the Collateral Agent to promptly cause to be released and reconveyed to the Issuer or the relevant Guarantor, as the case may be, the released Collateral, and take all other actions reasonably requested by the Issuer or such Guarantor in connection therewith, at the Issuer’s expense.

SECTION 11.9. Authorization of Actions to be Taken by the Trustee or the Collateral Agent under the Security Documents and the Intercreditor Agreements. Subject to the provisions of Article VII of this Indenture and the provisions of the Security Documents and the Intercreditor Agreements, each of the Trustee or the Collateral Agent may (but shall in no event be required to), in its sole discretion and without the consent of the Holders, on behalf of the Holders, take all actions it deems necessary or appropriate in order to (i) enforce any of its rights or any of the rights of the Holders under the Security Documents and the Intercreditor Agreements and (ii) collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Issuer and the Guarantors hereunder and thereunder. Subject to the provisions of the Security Documents and the Intercreditor Agreements, the Trustee or the Collateral Agent shall have the power, but not the obligation, to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee).

(b) The Trustee or the Collateral Agent shall not be responsible for the existence, genuineness or value (or diminution of value) of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action on its part hereunder, except to the extent such action constitutes negligence (or, in the case of the Collateral Agent, gross negligence), bad faith or willful misconduct on the part of the Trustee or the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee or the Collateral Agent shall have no responsibility for recording, filing, re-recording or refiling any financing statement, continuation statement, termination statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Security Documents or otherwise. Beyond the exercise of reasonable care in the custody thereof, the Trustee and the Collateral Agent shall have no duty as to any Collateral in their possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Trustee and the Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in their possession if the Collateral is accorded treatment substantially equal to that which they accord their own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or the Collateral Agent, as the case may be, in good faith. The Trustee and the Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or the Security Documents by the Issuer or the Guarantors.

(c) Where any provision of this Indenture requires that additional property or assets be added to the Collateral, the Issuer and each Guarantor, as applicable, shall deliver to the Trustee or the Collateral Agent the following:

(1) a request from the Issuer that such Collateral be added;

(2) the form of instrument adding such Collateral, which, based on the type and location of the property subject thereto, shall be in substantially the form of the applicable Security Documents entered into on the Acquisition Closing Date or on the date first delivered in the case of Collateral that is permitted hereunder to be delivered after the Acquisition Closing Date, with such changes thereto as the Issuer shall consider appropriate, or in such other form as the Issuer shall deem proper; provided that any such changes or such form are administratively satisfactory to the Trustee or the Collateral Agent;

(3) an Officer’s Certificate to the effect that the Collateral being added is in the form, consists of the assets and is in the amount or otherwise has the Fair Market Value required by this Indenture;

(4) an Officer’s Certificate and Opinion of Counsel to the effect that all conditions precedent provided for in this Indenture to the addition of such Collateral have been complied with, which Opinion of Counsel shall also opine as to the creation and perfection of the Collateral Agent’s Lien on such Collateral and as to the due authorization, execution, delivery, validity and enforceability of the Security Document being entered into; and

(5) such financing statements, if any, as the Issuer shall deem necessary to perfect the Collateral Agent’s security interest in such Collateral.

(d) The Trustee or the Collateral Agent, in giving any consent or approval under the Security Documents, shall be entitled to receive, as a condition to such consent or approval, an Officer’s Certificate to the effect that the action or omission for which consent or approval is to be given is authorized and permitted according to the terms of this Indenture and the Security Documents, and the Trustee or the Collateral Agent shall be fully protected in giving such consent or approval on the basis of such Officer’s Certificate.

SECTION 11.10. Information Regarding Collateral. The Issuer will furnish to the Collateral Agent, with respect to the Issuer or any Guarantor, within 30 days of the occurrence thereof written notice of any change in such Person’s (1) legal name, (2) jurisdiction of organization or formation, (3) identity or corporate structure or (4) Organizational Identification Number. Promptly upon the occurrence of any of the foregoing, the Issuer and the Guarantors will make all filings under the UCC and any other applicable laws that are required by this Indenture and/or the Security Documents in order for the Collateral to be made subject to the Lien of the Collateral Agent under this Indenture and/or the Security Documents in the manner and to the extent required by this Indenture or any of the Security Documents and shall take all necessary action so that such Lien is perfected with the same priority as immediately prior to such change to the extent required by this Indenture and/or the Security Documents. The Issuer shall promptly notify the Collateral Agent in writing if any material portion of the Collateral is damaged, destroyed or condemned.

(b) The Issuer shall deliver to the Trustee and the Collateral Agent an Officer’s Certificate attaching supplemental schedules required under the Security Documents to the extent required under and at the same time as similar supplemental schedules are delivered to (or would have been required to be delivered to) the Term Loan Collateral Agent or ABL Collateral Agent.

SECTION 11.11. Security Documents and Intercreditor Agreements. The provisions in this Indenture relating to Collateral are subject to the provisions of the Security Documents and the Intercreditor Agreements. The Issuer, the Guarantors, the Trustee and the Collateral Agent acknowledge and agree to be bound by the provisions of the Security Documents and the Intercreditor Agreements.

SECTION 11.12. Collateral Agent. Notwithstanding anything else to the contrary herein, whenever reference is made in this Indenture, the Security Documents or the Intercreditor Agreements to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction, reasonable satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be fully justified in failing or refusing to take any such action under this Indenture, the Security Documents or the Intercreditor Agreements if it shall not have received such written instruction, advice or concurrence of the Holders of a majority of an aggregate principal amount of the applicable series of Notes.

ARTICLE XII

Miscellaneous

SECTION 12.1. Notices. Notices given by publication shall be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, shall be deemed given five calendar days after mailing. Notices personally delivered will be deemed given at the time delivered by hand. Notices given by facsimile or email will be deemed given when receipt is acknowledged. Notices given by overnight air courier guaranteeing next day delivery will be deemed given the next Business Day after timely delivery to the courier and notices given to the Depositary shall be sufficiently given if given according to the Applicable Procedures of the Depositary. Any notice or communication shall be in writing and delivered in person, by facsimile or email or mailed by first-class mail addressed as follows:

if to the Issuer or any Guarantor:

CommScope, Inc.

1100 CommScope Place SE

Hickory, NC 28602

Facsimile: (828) 431-2520

Attention: General Counsel

Email: fbwyatt@commscope.com

if to the Trustee or the Collateral Agent:

Wilmington Trust, National Association

246 Goose Lane, Suite 105

Guilford, CT 06437

Facsimile: (203) 453-1183

Attention: Corporate Capital Markets

The Issuer or the Trustee or the Collateral Agent by notice to the other may designate additional or different addresses for subsequent notices or communications.

If a notice or communication is mailed to a Holder, such notice or communication shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it.

Each of the Trustee and the Collateral Agent agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured email, facsimile transmission or other similar unsecured electronic methods. If the party elects to give the Trustee or the Collateral Agent email or facsimile instructions (or instructions by a similar electronic method) and the Trustee or the Collateral Agent in its discretion elects to act upon such instructions, the Trustee’s or the Collateral Agent’s understanding of such instructions shall be deemed controlling. The Trustee and the Collateral Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or the Collateral Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee and the Collateral Agent, including without limitation the risk of the Trustee or the Collateral Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee) pursuant to the standing instructions from such Depositary.

SECTION 12.2. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee or the Collateral Agent to take or refrain from taking any action under this Indenture, the Issuer shall furnish to the Trustee the following (except that (x) no Officer’s Certificate or Opinion of Counsel will be required in connection with the original issuance of Notes on the date hereof and (y) no Opinion of Counsel will be required in connection with the execution of any amendment or supplement adding a new Guarantor under this Indenture or releasing a Guarantor pursuant to Section 10.2(b) hereof):

(i) an Officer’s Certificate in form reasonably satisfactory to the Trustee or the Collateral Agent, as the case may be, stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(ii) an Opinion of Counsel in form reasonably satisfactory to the Trustee or the Collateral Agent, as the case may be, stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 12.3. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and also shall include:

(i) a statement that the individual making such certificate or opinion has read such covenant or condition;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

SECTION 12.4. [Reserved].

SECTION 12.5. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or a meeting of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 12.6. Days Other than Business Days. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a regular Record Date is not a Business Day, the Record Date shall not be affected. To the extent the date of delivery of any document required to be delivered pursuant to any provision of this Indenture falls on a day that is not a Business Day, the applicable required date of delivery shall be deemed to be the next succeeding day that is a Business Day.

SECTION 12.7. Governing Law. This Indenture, the Notes and the Guarantees shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 12.8. [Reserved].

SECTION 12.9. Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.10. No Recourse Against Others. No manager, managing director, director, officer, employee, incorporator or holder of any equity interests in the Issuer, any Subsidiary or any direct or indirect parent of the Issuer, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the Notes, this Indenture, the Escrow Agreement, the Keepwell Agreement, the Security Documents, the Intercreditor Agreements or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

SECTION 12.11. Successors. All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee, the Collateral Agent and the Agents in this Indenture shall bind its successors.

SECTION 12.12. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Indenture by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. One signed copy is enough to prove this Indenture.

SECTION 12.13. Variable Provisions. The Issuer initially appoints the Trustee as Paying Agent and Registrar and Notes Custodian with respect to any Global Notes.

SECTION 12.14. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 12.15. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 12.16. USA Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act the Trustee and the Trust Officers, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this agreement agree that they shall provide the Trustee and the Trust Officers with such information as they may request in order to satisfy the requirements of the USA Patriot Act.

SECTION 12.17. [Reserved].

SECTION 12.18. Communication by Holders with Other Holders. Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 12.19. TIA § 314(d) Not Applicable. For the avoidance of doubt, the Issuer and the Guarantors shall not be subject to TIA § 314(d).

ARTICLE XIII

Measuring Compliance

SECTION 13.1. Compliance in Connection with Certain Investments and Repayments.

(a) With respect to any (x) Investment or acquisition, merger, amalgamation, Division or similar transaction, in each case, the consummation of which is not conditioned on the availability of, or on obtaining, third-party financing and (y) repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock with respect to which a notice of repayment (or similar notice), which may be conditional, has been delivered, in each case for purposes of determining:

(i) whether any Indebtedness (including Acquired Indebtedness), Disqualified Stock or Preferred Stock that is being Incurred in connection with such Investment, acquisition, merger, amalgamation, Division or similar transaction or repayment, repurchase or refinancing is permitted to be Incurred in compliance with Section 3.3;

(ii) whether any Lien being Incurred in connection with such Investment, acquisition, merger, amalgamation, Division or similar transaction or repayment, repurchase or refinancing or to secure any such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred in compliance with Section 3.5;

(iii) whether any other transaction or plan undertaken or proposed to be undertaken in connection with such Investment, acquisition, merger, amalgamation, Division or similar transaction or repayment, repurchase or refinancing (including any Restricted Payments, dispositions, fundamental changes or designations of Restricted Subsidiaries or Unrestricted Subsidiaries) complies with the covenants or agreements contained in this Indenture or the Notes; and

(iv) any calculation of the ratios, baskets or financial metrics, including Borrowing Base, Consolidated First Lien Net Leverage Ratio, Consolidated Funded First Lien Indebtedness, Consolidated Senior Secured Net Leverage Ratio, Consolidated Total Net Leverage Ratio, Fixed Charge Coverage Ratio, Consolidated Cash Interest Expense, Consolidated EBITDA, Consolidated Funded Indebtedness, Consolidated Funded Senior Secured Indebtedness, Consolidated Interest Expense, Consolidated Net Income, Consolidated Net Tangible Assets, Consolidated Total Assets, Four Quarter Consolidated EBITDA and/or Pro Forma Cost Savings and baskets determined by reference to Consolidated EBITDA, Consolidated Funded First Lien Indebtedness, Consolidated Funded Indebtedness, Consolidated Funded Senior Secured Indebtedness, Consolidated Interest Expense, Consolidated Net Income, Consolidated Net Tangible Assets, Consolidated Total Assets or Four Quarter Consolidated EBITDA, and whether a Default or Event of Default exists in connection with the foregoing;

at the option of the Issuer, the date that the definitive agreements (or other relevant definitive documentation) are entered into for, or public announcement is made of, such Investment, acquisition, merger, amalgamation, Division or similar transaction or repayment, repurchase or refinancing or Incurrence of Indebtedness, Disqualified Stock, Preferred Stock or Lien, or the date of any notice, which may be conditional, of such repayment, repurchase or refinancing given to the holders of such Indebtedness, Disqualified Stock or Preferred Stock (the “Transaction Commitment Date”), may be used as the applicable date of determination, as the case may be, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Pro Forma Basis” or “Consolidated EBITDA.” For the avoidance of doubt, if the Issuer elects to use the Transaction Commitment Date as the applicable date of determination in accordance with the foregoing, (a) any fluctuation or change in (i) the Borrowing Base, Consolidated First Lien Net Leverage Ratio, Consolidated Senior Secured Net Leverage Ratio, Consolidated Total Net Leverage Ratio, Fixed Charge Coverage Ratio, Consolidated Cash Interest Expense, Consolidated EBITDA, Consolidated Funded First Lien Indebtedness, Consolidated Funded Indebtedness, Consolidated Funded Senior Secured Indebtedness, Consolidated Interest Expense, Consolidated Net Income, Consolidated Net Tangible Assets, Consolidated Total Assets, Four Quarter Consolidated EBITDA and/or Pro Forma Cost Savings or (ii) the applicable exchange rate utilized in calculating compliance with any dollar-based provision of this Indenture from the Transaction Commitment Date to the date of consummation of such Investment, acquisition, merger, amalgamation, Division or similar transaction or repayment, repurchase or refinancing, will not be taken into account for purposes of determining whether any Indebtedness, Disqualified Stock, Preferred Stock or Lien that is being Incurred in connection with such Investment, acquisition, merger, amalgamation, Division or similar transaction or repayment, repurchase or refinancing, or in connection with compliance by the Issuer or any of its Restricted Subsidiaries with any other provision of this Indenture or the Notes or any other transaction or action undertaken in connection with such Investment, acquisition, merger, amalgamation, Division or similar transaction or repayment, repurchase or refinancing, is permitted to be Incurred, and (b) until such Investment, acquisition, merger, amalgamation, Division or similar transaction or repayment, repurchase or refinancing is consummated or such definitive agreements (or other relevant definitive documentation) are terminated (or conditions in any conditional notice can no longer be met or public announcements with respect thereto are withdrawn), such Investment, acquisition, merger, amalgamation, Division or similar transaction or repayment, repurchase or refinancing and all transactions proposed to be undertaken in connection therewith (including the Incurrence of Indebtedness, Disqualified Stock, Preferred Stock and Liens) will be given pro forma effect when determining compliance of other transactions (including the Incurrence of Indebtedness, Disqualified Stock, Preferred Stock and Liens unrelated to such Investment, acquisition, merger, amalgamation, Division or similar transaction or repayment, repurchase or refinancing) that are consummated after the Transaction Commitment Date and on or prior to the date of consummation of such Investment, acquisition, merger, amalgamation, Division or similar transaction or repayment, repurchase or refinancing, and any such transactions (including any incurrence of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof) will be deemed to have occurred on the date the definitive agreements (or other relevant definitive documentation) are entered into or public announcement is made, and deemed to be outstanding thereafter for purposes of calculating any baskets, ratios or financial metrics under this Indenture after the date of such definitive agreement (or other relevant definitive documentation) and before the date of consummation of such Investment, acquisition, merger, amalgamation, Division or similar transaction or repayment, repurchase or refinancing. In addition, compliance with any requirement relating to the absence of a Default, Event of Default or Specified Event of Default may be determined as of the Transaction Commitment Date and not as of any later date as would otherwise be required hereunder.

(b) For purposes of determining the maturity date of any Indebtedness, customary bridge loans that are subject to customary conditions (including no payment or bankruptcy event of default) that would either automatically be extended as, converted into or required to be exchanged for permanent refinancing shall be deemed to have the maturity date as so extended, converted or exchanged.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

COMMSCOPE FINANCE LLC

By:	/s/ Alexander W. Pease
Name:	Alexander W. Pease
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to the Secured Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joseph. P. O’Donnell
Name: Joseph P. O’Donnell
Title: Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Joseph P. O’Donnell
Name: Joseph P. O’Donnell
Title: Vice President

[Signature Page to the Secured Indenture]

EXHIBIT A-1

[FORM OF FACE OF 2024 NOTE]

Global Note Legend, if applicable

Private Placement Legend, if applicable

Temporary Regulation S Legend, if applicable

OID Legend, if applicable

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No. [___]	Principal Amount $[________________], as revised by the Schedule of Increases or Decreases in the Global Note attached hereto[1]

CUSIP NO. _________________[2] ISIN NO. _________________[3]

COMMSCOPE FINANCE LLC

(to be merged with and into COMMSCOPE, INC.)

5.50% Senior Secured Notes due 2024

CommScope Finance LLC, a limited liability company organized under the laws of the State of Delaware (to be merged with and into CommScope, Inc., a Delaware corporation), promises to pay to Cede & Co., or registered assigns, the initial principal amount set forth on the Schedule of Increases or Decreases in the Global Note attached hereto, as revised by the Schedule of Increases or Decreases in the Global Note attached hereto, on March 1, 2024.

Interest Payment Dates: March 1 and September 1.

Record Dates: February 15 and August 15.

Additional provisions of this Note are set forth on the other side of this Note.

[1]	Insert Global Notes only
[2]	144A – 20338QAB9

Reg S – U20193AB1

IAI – 20338Q AC7

[3]	144A – US20338QAB95

Reg S – USU20193AB13

IAI – US20338QAC78

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COMMSCOPE FINANCE LLC

By:
Name:
Title:

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TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:	Date:
Authorized Signatory

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[FORM OF REVERSE SIDE OF 2024 NOTE]

5.50% Senior Secured Notes due 2024

1.	Interest

CommScope Finance LLC, a limited liability company organized under the laws of the State of Delaware (such limited liability company, and its successors and assigns under the Indenture, hereinafter referred to as the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.

The Issuer shall pay interest semiannually on March 1 and September 1 of each year, with the first interest payment to be made on September 1, 2019.4 Interest on this 2024 Note shall accrue from the most recent date to which interest has been paid on this 2024 Note or, if no interest has been paid, from February 19, 2019.5 The Issuer shall pay interest on overdue principal or premium, if any (plus interest on such interest to the extent lawful), at the rate borne by this 2024 Note to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuer shall pay interest on overdue principal at 2% per annum in excess of the above rate and shall pay interest on overdue installments of interest at such higher rate to the extent lawful.

2.	Method of Payment

By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on this 2024 Note is due and payable, the Issuer shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest. The Issuer shall pay interest (except Defaulted Interest) to the Persons who are registered Holders of 2024 Notes at the close of business on the February 15 and August 15 next preceding the Interest Payment Date unless 2024 Notes are cancelled, repurchased or redeemed after the Record Date and before the Interest Payment Date. Holders must surrender 2024 Notes to a Paying Agent to collect principal payments. The Issuer shall pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of 2024 Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by the Paying Agent by the transfer of immediately available funds to the accounts specified by the Depositary. The Issuer shall make all payments in respect of a Definitive Note that is a 2024 Note (including principal, premium, if any, and interest) through the Paying Agent by mailing a check to the registered address of each Holder thereof.

3.	Paying Agent and Registrar

Initially, Wilmington Trust, National Association, duly organized and existing under the laws of the United States of America and having a corporate trust office at 246 Goose Lane, Suite 105, Guilford, CT 06437 (“Trustee”), shall act as Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Holder. The Issuer or any of its Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.	Indenture

The Issuer issued the 2024 Notes under an indenture dated as of February 19, 2019 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”),

[4]	With respect to the Initial Notes.
[5]	With respect to the Initial Notes.

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among the Issuer, the Guarantors party thereto from time to time, the Trustee and Wilmington Trust, National Association, as Collateral Agent. The terms of the 2024 Notes include those stated in the Indenture. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The 2024 Notes are subject to all such terms, and Holders are referred to the Indenture and the Securities Act for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The 2024 Notes are senior secured obligations of the Issuer. This Note is one of the 5.50% Senior Secured Notes due 2024 referred to in the Indenture. The 2024 Notes include (i) $1,250,000,000 aggregate principal amount of the Issuer’s 5.50% Senior Secured Notes due 2024 issued under the Indenture on February 19, 2019 (herein called “Initial 2024 Notes”) and (ii) if and when issued, additional 2024 Notes of the Issuer that may be issued from time to time under the Indenture subsequent to February 19, 2019 (herein called “Additional 2024 Notes”).

5.	Guarantee

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the 2024 Notes and all other amounts payable by the Issuer under the Indenture and the 2024 Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the 2024 Notes and the Indenture, the Guarantors have unconditionally Guaranteed (and future guarantors shall unconditionally Guarantee), jointly and severally, such obligations on a senior secured basis, subject to the limitations described in Article X of the Indenture.

6.	Optional Redemption

(a) On and after March 1, 20216, the Issuer may redeem the 2024 Notes, at its option, in whole at any time or in part from time to time, upon notice as described in Section 5.4 of the Indenture, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to (but not including) the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the redemption date), if redeemed during the 12-month period commencing on March 17 of the years set forth below:

Year	Percentage
2021	102.750%
2022	101.375%
2023 and thereafter	100.000%

(b) At any time prior to March 1, 20218, the Issuer may redeem the 2024 Notes at its option, in whole at any time or in part from time to time, upon notice as described in Section 5.4 of the Indenture, at a redemption price equal to 100.0% of the principal amount of the 2024 Notes redeemed plus the Applicable Premium as of the date of the redemption notice, and accrued and unpaid interest, if any, to (but not including) the applicable redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the redemption date).

[6]	With respect to the Initial Notes.
[7]	With respect to the Initial Notes.
[8]	With respect to the Initial Notes.

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(c) Prior to March 1, 2021, the Issuer may redeem during each calendar year commencing with the calendar year in which the Issue Date occurs up to 10.0% of the aggregate principal amount of 2024 Notes, at its option, from time to time at a redemption price equal to 103.0% of the aggregate principal amount of the 2024 Notes redeemed, plus accrued and unpaid interest, if any, to (but not including) the applicable redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the redemption date).

(d) Notwithstanding the foregoing, at any time and from time to time prior to March 1, 20219, upon notice as described in Section 5.4 of the Indenture, the Issuer may redeem up to 40.0% of the aggregate principal amount of the 2024 Notes outstanding (calculated after giving effect to any issuance of Additional 2024 Notes) with an amount not to exceed the gross cash proceeds, net of any underwriting spread paid in cash, of one or more Equity Offerings, to the extent (in the case of an Equity Offering by a direct or indirect parent of the Issuer) that such cash proceeds are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer, at a redemption price (expressed as a percentage of the principal amount thereof) equal to 105.500%, plus accrued and unpaid interest, if any, to (but not including) the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the redemption date); provided, however, that at least the lesser of (x) 50.0% of the aggregate principal amount of the 2024 Notes then outstanding and (y) $200.0 million aggregate principal amount of 2024 Notes must remain outstanding after each such redemption (except to the extent otherwise repurchased or redeemed at such time in accordance with the terms of the Indenture); provided, further, that for purposes of calculating the principal amount of the 2024 Notes able to be redeemed with such cash proceeds of such Equity Offering or Equity Offerings, such amount shall include only the principal amount of the 2024 Notes to be redeemed plus the premium on such 2024 Notes to be redeemed; provided, further, that such redemption shall occur within 120 days after the date on which any such Equity Offering is consummated.

(e) At any time, in connection with any tender offer or other offer to purchase the 2024 Notes (including pursuant to a Change of Control Offer or Asset Sale Offer), if not less than 90.0% in aggregate principal amount of the outstanding 2024 Notes are purchased by the Issuer, or, in the case of a Change of Control Offer, any third party purchasing or acquiring 2024 Notes in lieu of the Issuer, the Issuer or such third party will have the right, upon notice as described in Section 5.4 of the Indenture, to redeem the 2024 Notes that remain outstanding following such purchase at the price paid to Holders in such purchase, plus accrued and unpaid interest, if any, on such 2024 Notes to (but not including) the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date).

(f) Any redemption of the 2024 Notes may, at the Issuer’s discretion, be subject to one or more conditions precedent. The redemption date of any redemption that is subject to satisfaction of one or more conditions precedent may, in the Issuer’s discretion, be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and any notice with respect to such redemption may be modified or rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date so delayed (which may exceed 60 days from the date of the redemption notice in such case). In addition, such notice of redemption may be extended, if such conditions precedent have not been satisfied or waived by the Issuer, by providing notice to the Holders.

[9]	With respect to the Initial Notes.

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(g) Unless the Issuer defaults in the payment of the redemption price, interest shall cease to accrue on the 2024 Notes or portions thereof called for redemption on the applicable redemption date.

(h) Any redemption pursuant to this Paragraph 6 shall be made pursuant to the provisions of Article V of the Indenture.

7.	Special Mandatory Redemption

In the event that (1) the Acquisition Closing Date does not take place on or before September 30, 2019 (the “Outside Date”), (2) at any time prior to the Outside Date, the Escrow Release Conditions are deemed, in the good faith judgment of the Issuer or any direct or indirect parent of the Issuer, to be incapable of being satisfied on or prior to the Outside Date or (3) at any time prior to the Outside Date, the Acquisition Agreement is terminated in accordance with its terms without the closing of the Acquisition (any such event being a “Special Mandatory Redemption Event”), the Issuer will redeem the 2024 Notes no later than three Business Days following the Special Mandatory Redemption Event (or otherwise in accordance with the Applicable Procedures of DTC) at a price equal to 100.0% of the initial issue price of the 2024 Notes, plus accrued and unpaid interest on the 2024 Notes, if any, from the Issue Date to, but excluding, the Special Mandatory Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. The Issuer will deliver notice of the Special Mandatory Redemption to the Trustee on the date of the Special Mandatory Redemption Event for delivery to Holders.

8.	Change of Control; Asset Sales

(a) Upon the occurrence of a Change of Control, the Issuer will be required to make a Change of Control Offer in accordance with Section 3.9 of the Indenture.

(b) The Issuer will be required to make an Asset Sale Offer in accordance with Section 3.7 of the Indenture.

9.	Denominations; Transfer; Exchange

The 2024 Notes are in registered form without coupons in minimum denominations of principal amount of $2,000 and whole multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any 2024 Notes for a period beginning 15 Business Days before an Interest Payment Date and ending on such Interest Payment Date.

10.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

11.	Unclaimed Money

If money for the payment of the principal of or premium, if any, or interest with respect to the 2024 Notes remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its request unless an abandoned property law designates another person. After any such payment, Holders of the 2024 Notes entitled to the money must look only to the Issuer and not to the Trustee for payment.

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12.	Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the 2024 Notes, the Indenture and the Security Documents if the Issuer deposits in trust with the Trustee (in a manner that is not revocable by the Issuer or any of its Affiliates) money or U.S. Government Obligations (sufficient, without reinvestment, in the opinion of a nationally recognized certified public accounting firm) for the payment of principal, premium, if any, and interest on the 2024 Notes to redemption or maturity, as the case may be.

13.	Amendment, Waiver

The Indenture and the 2024 Notes may be amended or waived as set forth in Article IX of the Indenture.

14.	Defaults and Remedies

Events of Default shall be as set forth in Article VI of the Indenture.

15.	Trustee and Collateral Agent Dealings with the Issuer

Subject to certain limitations set forth in the Indenture, the Trustee or the Collateral Agent under the Indenture, in its individual or any other capacity, may become the owner or pledgee of 2024 Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not the Trustee or the Collateral Agent, as the case may be.

16.	No Recourse Against Others

No manager, managing director, director, officer, employee, incorporator or Holder of any Equity Interests in the Issuer, any Subsidiary or any direct or indirect parent of the Issuer, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the 2024 Notes, this Indenture, the Escrow Agreement, the Keepwell Agreement, the Security Documents, the Intercreditor Agreements or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting this 2024 Note, each Holder waives and releases all such liability. The waiver and release shall be part of the consideration for the issuance of this 2024 Note. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

17.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

18.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

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19.	CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures the Issuer has caused CUSIP numbers to be printed on this 2024 Note. No representation is made as to the accuracy of such numbers as printed on this 2024 Note and reliance may be placed only on the other identification numbers placed thereon.

20.	Successor Entity

When a successor entity assumes, in accordance with the Indenture, all the obligations of its predecessor under the 2024 Notes and the Indenture, and immediately before and thereafter no Default or Event of Default exists and all other conditions of the Indenture are satisfied, the predecessor entity shall be released from those obligations.

21.	Security

The Notes shall be secured by first-priority Liens in the Fixed Asset Collateral and second-priority Liens in the Current Asset Collateral, in each case subject to Permitted Liens, on the terms and conditions set forth in the Indenture, the Security Documents and the Intercreditor Agreements. The Collateral Agent holds a Lien in the Collateral for the benefit of the Trustee and the Holders, in each case pursuant to the Security Documents.

22.	Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint ____________agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: ______________	Your Signature: __________________

Signature Guarantee: ____________________________

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

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[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Note shall be $[        ]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount in increase in Principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 3.7 or 3.9 of the Indenture, check the box:

☐ 3.7	☐ 3.9

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 3.7 or 3.9 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or integral multiples of $1,000 in excess thereof): $

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

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EXHIBIT A-2

[FORM OF FACE OF 2026 NOTE]

Global Note Legend, if applicable

Private Placement Legend, if applicable

Temporary Regulation S Legend, if applicable

OID Legend, if applicable

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No. [___]	Principal Amount $[________________], as revised by the Schedule of Increases or Decreases in the Global Note attached hereto[10]

CUSIP NO. _________________[11] ISIN NO. _________________[12]

COMMSCOPE FINANCE LLC

(to be merged with and into COMMSCOPE, INC.)

6.00% Senior Secured Notes due 2026

CommScope Finance LLC, a limited liability company organized under the laws of the State of Delaware (to be merged with and into CommScope, Inc., a Delaware corporation), promises to pay to Cede & Co., or registered assigns, the initial principal amount set forth on the Schedule of Increases or Decreases in the Global Note attached hereto, as revised by the Schedule of Increases or Decreases in the Global Note attached hereto, on March 1, 2026.

Interest Payment Dates: March 1 and September 1.

Record Dates: February 15 and August 15.

Additional provisions of this Note are set forth on the other side of this Note.

[10]	Insert Global Notes only
[11]	144A – 20338QAD5

Reg S – U20193AC9

IAI – 20338Q AE3

[12]	144A – US20338QAD51

Reg S – USU20193AC95

IAI – US20338QAE35

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COMMSCOPE FINANCE LLC

By:
Name:
Title:

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TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory	Date:

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[FORM OF REVERSE SIDE OF 2026 NOTE]

6.00% Senior Secured Notes due 2026

1.	Interest

CommScope Finance LLC, a limited liability company organized under the laws of the State of Delaware (such limited liability company, and its successors and assigns under the Indenture, hereinafter referred to as the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.

The Issuer shall pay interest semiannually on March 1 and September 1 of each year, with the first interest payment to be made on September 1, 2019.13 Interest on this 2026 Note shall accrue from the most recent date to which interest has been paid on this 2026 Note or, if no interest has been paid, from February 19, 2019.14 The Issuer shall pay interest on overdue principal or premium, if any (plus interest on such interest to the extent lawful), at the rate borne by this 2026 Note to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuer shall pay interest on overdue principal at 2% per annum in excess of the above rate and shall pay interest on overdue installments of interest at such higher rate to the extent lawful.

2.	Method of Payment

By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on this 2026 Note is due and payable, the Issuer shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest. The Issuer shall pay interest (except Defaulted Interest) to the Persons who are registered Holders of 2026 Notes at the close of business on the February 15 and August 15 next preceding the Interest Payment Date unless 2026 Notes are cancelled, repurchased or redeemed after the Record Date and before the Interest Payment Date. Holders must surrender 2026 Notes to a Paying Agent to collect principal payments. The Issuer shall pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of 2026 Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by the Paying Agent by the transfer of immediately available funds to the accounts specified by the Depositary. The Issuer shall make all payments in respect of a Definitive Note that is a 2026 Note (including principal, premium, if any, and interest) through the Paying Agent by mailing a check to the registered address of each Holder thereof.

3.	Paying Agent and Registrar

Initially, Wilmington Trust, National Association, duly organized and existing under the laws of the United States of America and having a corporate trust office at 246 Goose Lane, Suite 105, Guilford, CT 06437 (“Trustee”), shall act as Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Holder. The Issuer or any of its Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.	Indenture

The Issuer issued the 2026 Notes under an indenture dated as of February 19, 2019 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”),

[13]	With respect to the Initial Notes.
[14]	With respect to the Initial Notes.

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among the Issuer, the Guarantors party thereto from time to time, the Trustee and Wilmington Trust, National Association, as Collateral Agent. The terms of the 2026 Notes include those stated in the Indenture. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The 2026 Notes are subject to all such terms, and Holders are referred to the Indenture and the Securities Act for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The 2026 Notes are senior secured obligations of the Issuer. This Note is one of the 6.00% Senior Secured Notes due 2026 referred to in the Indenture. The 2026 Notes include (i) $1,500,000,000 aggregate principal amount of the Issuer’s 6.00% Senior Secured Notes due 2026 issued under the Indenture on February 19, 2019 (herein called “Initial 2026 Notes”) and (ii) if and when issued, additional 2026 Notes of the Issuer that may be issued from time to time under the Indenture subsequent to February 19, 2019 (herein called “Additional 2026 Notes”).

5.	Guarantee

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the 2026 Notes and all other amounts payable by the Issuer under the Indenture and the 2026 Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the 2026 Notes and the Indenture, the Guarantors have unconditionally Guaranteed (and future guarantors shall unconditionally Guarantee), jointly and severally, such obligations on a senior secured basis, subject to the limitations described in Article X of the Indenture.

6.	Optional Redemption

(a) On and after March 1, 202215, the Issuer may redeem the 2026 Notes, at its option, in whole at any time or in part from time to time, upon notice as described in Section 5.4 of the Indenture, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to (but not including) the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the redemption date), if redeemed during the 12-month period commencing on March 116 of the years set forth below:

Year	Percentage
2022	103.000%
2023	101.500%
2024 and thereafter	100.000%

(b) At any time prior to March 1, 202217, the Issuer may redeem the 2026 Notes at its option, in whole at any time or in part from time to time, upon notice as described in Section 5.4 of the Indenture, at a redemption price equal to 100.0% of the principal amount of the 2026 Notes redeemed, plus the Applicable Premium as of the date of the redemption notice, and accrued and unpaid interest, if any, to (but not including) the applicable redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the redemption date).

[15]	With respect to the Initial Notes.
[16]	With respect to the Initial Notes.
[17]	With respect to the Initial Notes.

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(c) Prior to March 1, 2022, the Issuer may redeem during each calendar year commencing with the calendar year in which the Issue Date occurs up to 10.0% of the aggregate principal amount of 2026 Notes, at its option, from time to time at a redemption price equal to 103.0% of the aggregate principal amount of the 2026 Notes redeemed, plus accrued and unpaid interest, if any, to (but not including) the applicable redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the redemption date).

(d) Notwithstanding the foregoing, at any time and from time to time prior to March 1, 202218, upon notice as described in Section 5.4 of the Indenture, the Issuer may redeem up to 40.0% of the aggregate principal amount of the 2026 Notes outstanding (calculated after giving effect to any issuance of Additional 2026 Notes) with an amount not to exceed the gross cash proceeds, net of any underwriting spread paid in cash, of one or more Equity Offerings, to the extent (in the case of an Equity Offering by a direct or indirect parent of the Issuer) that such cash proceeds are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer, at a redemption price (expressed as a percentage of the principal amount thereof) equal to 106.000%, plus accrued and unpaid interest, if any, to (but not including) the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the redemption date); provided, however, that at least the lesser of (x) 50.0% of the aggregate principal amount of the 2026 Notes then outstanding and (y) $200.0 million aggregate principal amount of 2026 Notes must remain outstanding after each such redemption (except to the extent otherwise repurchased or redeemed at such time in accordance with the terms of the Indenture); provided, further, that for purposes of calculating the principal amount of the 2026 Notes able to be redeemed with such cash proceeds of such Equity Offering or Equity Offerings, such amount shall include only the principal amount of the 2026 Notes to be redeemed, plus the premium on such 2026 Notes to be redeemed; provided, further, that such redemption shall occur within 120 days after the date on which any such Equity Offering is consummated.

(e) At any time, in connection with any tender offer or other offer to purchase the 2026 Notes (including pursuant to a Change of Control Offer or Asset Sale Offer), if not less than 90.0% in aggregate principal amount of the outstanding 2026 Notes are purchased by the Issuer, or, in the case of a Change of Control Offer, any third party purchasing or acquiring 2026 Notes in lieu of the Issuer, the Issuer or such third party will have the right, upon notice as described in Section 5.4 of the Indenture, to redeem the 2026 Notes that remain outstanding following such purchase at the price paid to Holders in such purchase, plus accrued and unpaid interest, if any, on such 2026 Notes to (but not including) the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date).

(f) Any redemption of the 2026 Notes may, at the Issuer’s discretion, be subject to one or more conditions precedent. The redemption date of any redemption that is subject to satisfaction of one or more conditions precedent may, in the Issuer’s discretion, be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and any notice with respect to such redemption may be modified or rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date so delayed (which may exceed 60 days from the date of the redemption notice in such case). In addition, such notice of redemption may be extended, if such conditions precedent have not been satisfied or waived by the Issuer, by providing notice to the Holders.

[18]	With respect to the Initial Notes.

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(g) Unless the Issuer defaults in the payment of the redemption price, interest shall cease to accrue on the 2026 Notes or portions thereof called for redemption on the applicable redemption date.

(h) Any redemption pursuant to this Paragraph 6 shall be made pursuant to the provisions of Article V of the Indenture.

7.	Special Mandatory Redemption

In the event that (1) the Acquisition Closing Date does not take place on or before September 30, 2019 (the “Outside Date”), (2) at any time prior to the Outside Date, the Escrow Release Conditions are deemed, in the good faith judgment of the Issuer or any direct or indirect parent of the Issuer, to be incapable of being satisfied on or prior to the Outside Date or (3) at any time prior to the Outside Date, the Acquisition Agreement is terminated in accordance with its terms without the closing of the Acquisition (any such event being a “Special Mandatory Redemption Event”), the Issuer will redeem the 2026 Notes no later than three Business Days following the Special Mandatory Redemption Event (or otherwise in accordance with the Applicable Procedures of DTC) at a price equal to 100.0% of the initial issue price of the 2026 Notes, plus accrued and unpaid interest on the 2026 Notes, if any, from the Issue Date to, but excluding, the Special Mandatory Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. The Issuer will deliver notice of the Special Mandatory Redemption to the Trustee on the date of the Special Mandatory Redemption Event for delivery to Holders.

8.	Change of Control; Asset Sales

(a) Upon the occurrence of a Change of Control, the Issuer will be required to make a Change of Control Offer in accordance with Section 3.9 of the Indenture.

(b) The Issuer will be required to make an Asset Sale Offer in accordance with Section 3.7 of the Indenture.

9.	Denominations; Transfer; Exchange

The 2026 Notes are in registered form without coupons in minimum denominations of principal amount of $2,000 and whole multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any 2026 Notes for a period beginning 15 Business Days before an Interest Payment Date and ending on such Interest Payment Date.

10.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

11.	Unclaimed Money

If money for the payment of the principal of or premium, if any, or interest with respect to the 2026 Notes remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its request unless an abandoned property law designates another person. After any such payment, Holders of the 2026 Notes entitled to the money must look only to the Issuer and not to the Trustee for payment.

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12.	Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the 2026 Notes, the Indenture and the Security Documents if the Issuer deposits in trust with the Trustee (in a manner that is not revocable by the Issuer or any of its Affiliates) money or U.S. Government Obligations (sufficient, without reinvestment, in the opinion of a nationally recognized certified public accounting firm) for the payment of principal, premium, if any, and interest on the 2026 Notes to redemption or maturity, as the case may be.

13.	Amendment, Waiver

The Indenture and the 2026 Notes may be amended or waived as set forth in Article IX of the Indenture.

14.	Defaults and Remedies

Events of Default shall be as set forth in Article VI of the Indenture.

15.	Trustee and Collateral Agent Dealings with the Issuer

Subject to certain limitations set forth in the Indenture, the Trustee or the Collateral Agent under the Indenture, in its individual or any other capacity, may become the owner or pledgee of 2026 Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not the Trustee or the Collateral Agent, as the case may be.

16.	No Recourse Against Others

No manager, managing director, director, officer, employee, incorporator or Holder of any Equity Interests in the Issuer, any Subsidiary or any direct or indirect parent of the Issuer, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the 2026 Notes, this Indenture, the Escrow Agreement, the Keepwell Agreement, the Security Documents, the Intercreditor Agreements or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting this 2026 Note, each Holder waives and releases all such liability. The waiver and release shall be part of the consideration for the issuance of this 2026 Note. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

17.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

18.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

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19.	CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures the Issuer has caused CUSIP numbers to be printed on this 2026 Note. No representation is made as to the accuracy of such numbers as printed on this 2026 Note and reliance may be placed only on the other identification numbers placed thereon.

20.	Successor Entity

When a successor entity assumes, in accordance with the Indenture, all the obligations of its predecessor under the 2026 Notes and the Indenture, and immediately before and thereafter no Default or Event of Default exists and all other conditions of the Indenture are satisfied, the predecessor entity shall be released from those obligations.

21.	Security

The Notes shall be secured by first-priority Liens in the Fixed Asset Collateral and second-priority Liens in the Current Asset Collateral, in each case subject to Permitted Liens, on the terms and conditions set forth in the Indenture, the Security Documents and the Intercreditor Agreements. The Collateral Agent holds a Lien in the Collateral for the benefit of the Trustee and the Holders, in each case pursuant to the Security Documents.

22.	Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint ____________agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: ______________	Your Signature: __________________

Signature Guarantee: ___________________________

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

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[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Note shall be $[        ]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount in increase in Principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 3.7 or 3.9 of the Indenture, check the box:

☐ 3.7	☐ 3.9

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 3.7 or 3.9 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or integral multiples of $1,000 in excess thereof): $

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

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EXHIBIT B-1

FORM OF CERTIFICATE OF TRANSFER

CommScope Finance LLC

1100 CommScope Place SE

Hickory, NC 28602

Facsimile: (828) 431-2520

Attention: General Counsel

Email: fbwyatt@commscope.com

Wilmington Trust, National Association

246 Goose Lane, Suite 105

Guilford, CT 06437

Facsimile: (203) 453-1183

Attention: Corporate Capital Markets

Re: 5.50% Senior Secured Notes due 2024

Reference is hereby made to the indenture, dated as of February 19, 2019 (the “Indenture”), among CommScope Finance LLC, a limited liability company organized under the laws of the State of Delaware (such limited liability company, and its successors and assigns under the Indenture, hereinafter referred to as the “Issuer”), the Guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

__________________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $____ in such Note[s] or interests (the “Transfer”), to ___________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.	☐	Check if Transferee shall take delivery of a beneficial interest in the 144A Global Note or a Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

B-1-1

2.	☐	Check if Transferee shall take delivery of a beneficial interest in the Regulation S Global Note or a Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3.	☐	Check and complete if Transferee shall take delivery of a beneficial interest in the IAI Global Note or an Unrestricted Global Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Issuer or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or

B-1-2

Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D-1 to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $150,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4.	☐	Check if Transferee shall take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

		(a)	☐	Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

		(b)	☐	Check if Transfer is pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

		(c)	☐	Check if Transfer is pursuant to other exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

B-1-3

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

B-1-4

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐	a beneficial interest in the:

	(i)	☐	144A Global Note (CUSIP [ ]), or

	(ii)	☐	Regulation S Global Note (CUSIP [ ]), or

	(iii)	☐	IAI Global Note (CUSIP [ ]), or

(b)	☐	a Restricted Definitive Note.

2.	After the Transfer the Transferee shall hold:

[CHECK ONE]

(a)	☐	a beneficial interest in the:

	(i)	☐	144A Global Note (CUSIP [ ]), or

	(ii)	☐	Regulation S Global Note (CUSIP [ ]), or

	(iii)	☐	Unrestricted Global Note (CUSIP [ ]), or

	(iv)	☐	IAI Global Note (CUSIP [ ]), or

(b)	☐	a Restricted Definitive Note; or

(c)	☐	an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

B-1-5

EXHIBIT B-2

FORM OF CERTIFICATE OF TRANSFER

CommScope Finance LLC

1100 CommScope Place SE

Hickory, NC 28602

Facsimile: (828) 431-2520

Attention: General Counsel

Email: fbwyatt@commscope.com

Wilmington Trust, National Association

246 Goose Lane, Suite 105

Guilford, CT 06437

Facsimile: (203) 453-1183

Attention: Corporate Capital Markets

Re: 6.00% Senior Secured Notes due 2026

Reference is hereby made to the indenture, dated as of February 19, 2019 (the “Indenture”), among CommScope Finance LLC, a limited liability company organized under the laws of the State of Delaware (such limited liability company, and its successors and assigns under the Indenture, hereinafter referred to as the “Issuer”), the Guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

__________________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $____ in such Note[s] or interests (the “Transfer”), to ___________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐

Check if Transferee shall take delivery of a beneficial interest in the 144A Global Note or a Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

B-2-1

2. ☐

Check if Transferee shall take delivery of a beneficial interest in the Regulation S Global Note or a Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3. ☐

Check and complete if Transferee shall take delivery of a beneficial interest in the IAI Global Note or an Unrestricted Global Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐	such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐	such Transfer is being effected to the Issuer or a subsidiary thereof;

or

(c) ☐	such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐

such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or

B-2-2

Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D-2 to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $150,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4. ☐	Check if Transferee shall take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐

Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐

Check if Transfer is pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐

Check if Transfer is pursuant to other exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon

B-2-3

consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

B-2-4

ANNEX A TO CERTIFICATE OF TRANSFER

1.    The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a) ☐	a beneficial interest in the:

(i) ☐	144A Global Note (CUSIP [ ]), or

(ii) ☐	Regulation S Global Note (CUSIP [ ]), or

(iii) ☐	IAI Global Note (CUSIP [ ]), or

(b) ☐	a Restricted Definitive Note.

2.    After the Transfer the Transferee shall hold:

[CHECK ONE]

(a) ☐	a beneficial interest in the:

(i) ☐	144A Global Note (CUSIP [ ]), or

(ii) ☐	Regulation S Global Note (CUSIP [ ]), or

(iii) ☐	Unrestricted Global Note (CUSIP [ ]), or

(iv) ☐	IAI Global Note (CUSIP [ ]), or

(b) ☐	a Restricted Definitive Note; or

(c) ☐	an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

B-2-5

EXHIBIT C-1

FORM OF CERTIFICATE OF EXCHANGE

CommScope Finance LLC

1100 CommScope Place SE

Hickory, NC 28602

Facsimile: (828) 431-2520

Attention: General Counsel

Email: fbwyatt@commscope.com

Wilmington Trust, National Association

246 Goose Lane, Suite 105

Guilford, CT 06437

Facsimile: (203) 453-1183

Attention: Corporate Capital Markets

Re: 5.50% Senior Secured Notes due 2024

(CUSIP [                ])

Reference is hereby made to the indenture, dated as of February 19, 2019 (the “Indenture”), among CommScope Finance LLC, a limited liability company organized under the laws of the State of Delaware (such limited liability company, and its successors and assigns under the Indenture, hereinafter referred to as the “Issuer”), the Guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                         (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $             in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note.

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

C-1-1

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes.

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued shall continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] _ 144A Global Note, _ Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued shall be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

C-1-2

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

C-1-3

EXHIBIT C-2

FORM OF CERTIFICATE OF EXCHANGE

CommScope Finance LLC

1100 CommScope Place SE

Hickory, NC 28602

Facsimile: (828) 431-2520

Attention: General Counsel

Email: fbwyatt@commscope.com

Wilmington Trust, National Association

246 Goose Lane, Suite 105

Guilford, CT 06437

Facsimile: (203) 453-1183

Attention: Corporate Capital Markets

Re: 6.00% Senior Secured Notes due 2026

(CUSIP [                ])

Reference is hereby made to the indenture, dated as of February 19, 2019 (the “Indenture”), among CommScope Finance LLC, a limited liability company organized under the laws of the State of Delaware (such limited liability company, and its successors and assigns under the Indenture, hereinafter referred to as the “Issuer”), the Guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                         (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $             in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note.

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

C-2-1

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes.

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued shall continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] _ 144A Global Note, _ Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued shall be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

C-2-2

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

C-2-3

EXHIBIT D-1

FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

CommScope Finance LLC

1100 CommScope Place SE

Hickory, NC 28602

Facsimile: (828) 431-2520

Attention: General Counsel

Email: fbwyatt@commscope.com

Wilmington Trust, National Association

246 Goose Lane, Suite 105

Guilford, CT 06437

Facsimile: (203) 453-1183

Attention: Corporate Capital Markets

Re: 5.50% Senior Secured Notes due 2024

Reference is hereby made to the indenture, dated as of February 19, 2019 (the “Indenture”), among CommScope Finance LLC, a limited liability company organized under the laws of the State of Delaware (such limited liability company, and its successors and assigns under the Indenture, hereinafter referred to as the “Issuer”), the Guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $                     aggregate principal amount of:

(a)	☐ a beneficial interest in a Global Note, or

(b)	☐ a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we shall do so only (A) to the Issuer or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Issuer a signed letter substantially in the

D-1-1

form of this letter and, if such transfer is in respect of a principal amount of Notes, at the time of transfer of less than $150,000, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we shall be required to furnish to you and the Issuer such certifications, legal opinions and other information as you and the Issuer may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us shall bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

D-1-2

EXHIBIT D-2

FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

CommScope Finance LLC

1100 CommScope Place SE

Hickory, NC 28602

Facsimile: (828) 431-2520

Attention: General Counsel

Email: fbwyatt@commscope.com

Wilmington Trust, National Association

246 Goose Lane, Suite 105

Guilford, CT 06437

Facsimile: (203) 453-1183

Attention: Corporate Capital Markets

Re: 6.00% Senior Secured Notes due 2026

Reference is hereby made to the indenture, dated as of February 19, 2019 (the “Indenture”), among CommScope Finance LLC, a limited liability company organized under the laws of the State of Delaware (such limited liability company, and its successors and assigns under the Indenture, hereinafter referred to as the “Issuer”), the Guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $                     aggregate principal amount of:

(a)	☐ a beneficial interest in a Global Note, or

(b)	☐ a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we shall do so only (A) to the Issuer or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Issuer a signed letter substantially in the

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form of this letter and, if such transfer is in respect of a principal amount of Notes, at the time of transfer of less than $150,000, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we shall be required to furnish to you and the Issuer such certifications, legal opinions and other information as you and the Issuer may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us shall bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

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EXHIBIT E-1

FORM OF SUPPLEMENTAL INDENTURE

THIS [        ] SUPPLEMENTAL INDENTURE, dated as of [        ], 2019 (this “Supplemental Indenture”), is by and among CommScope, Inc., a corporation incorporated under the laws of the State of Delaware (as successor by merger to CommScope Finance LLC, a limited liability company organized under the laws of the State of Delaware) (the “Issuer”), each of the parties identified as a Guarantor on the signature pages hereto (each, a “Guarantor” and collectively, the “Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Issuer, the Trustee and the Collateral Agent are parties to an indenture dated as of February 19, 2019 (the “Indenture”), providing for the issuance of the Issuer’s 5.50% Senior Secured Notes due 2024 and 6.00% Senior Secured Notes due 2026 (collectively, the “Notes”);

WHEREAS, the Issuer and each Guarantor that is a signatory hereto is executing this Supplemental Indenture pursuant to which (i) the Issuer shall each become a party to the Indenture and assume all of the rights and be subject to all of the obligations and agreements of the “Issuer” under the Indenture and (ii) each such Guarantor shall become a party to the Indenture and assume all of the rights and be subject to all of the obligations and agreements of a “Guarantor” under the Indenture;

WHEREAS, Section 3.11—Future Guarantors of the Indenture provides that under certain circumstances the Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantors shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.1—Amendments Without Consent of Holders of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to be Bound. Without limiting the assumption by operation of law upon the Escrow Merger, the Issuer hereby becomes party to the Indenture as the “Issuer” for all purposes thereof and as such will have all of the rights and be subject to all of the obligations and agreements of the “Issuer” under the Indenture.

3. Agreements to Become Guarantors. Each of the Guarantors hereby unconditionally guarantees the Issuer’s obligations for the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of each other obligation and covenant set forth in the Indenture to be performed or observed on the part of the Issuer, on the terms and subject to the conditions set forth in Article X—Guarantees of the Indenture and agrees to be bound by all other provisions of the Indenture and the Notes applicable to a Guarantor therein.

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4. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

5. No Recourse Against Others. No manager, managing director, director, officer, employee, incorporator or holder of any Equity Interests in the Issuer, any Subsidiary or any direct or indirect parent of the Issuer, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Security Documents, the Intercreditor Agreements or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. This waiver and release are part of the consideration for the issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

6. Notices. For purposes of Section 12.1—Notices of the Indenture, the address for notices to each of the Issuer and the Guarantors shall be:

CommScope, Inc.

1100 CommScope Place SE

Hickory, NC 28602

Facsimile: (828) 431-2520

Attention: General Counsel

7. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

9. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

10. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each of the Issuer and the Guarantors.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

COMMSCOPE, INC., as Issuer

By:
Name: [ ]
Title: [ ]

[ ], as a Guarantor

By:
Name: [ ]
Title: [ ]

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WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name: [ ]
Title: [ ]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name: [ ]
Title: [ ]

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EXHIBIT E-2

FORM OF SUPPLEMENTAL INDENTURE

[        ] SUPPLEMENTAL INDENTURE, dated as of [        ], 20[    ] (this “Supplemental Indenture”), is by and among CommScope, Inc., a corporation incorporated under the laws of the State of Delaware (as successor by merger to CommScope Finance LLC, a limited liability company organized under the laws of the State of Delaware) (the “Issuer”), each of the parties identified as a New Guarantor on the signature pages hereto (each, a “New Guarantor” and collectively, the “New Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Issuer, the Trustee and the Collateral Agent are parties to an indenture dated as of February 19, 2019 (the “Indenture”), providing for the issuance of the Issuer’s 5.50% Senior Secured Notes due 2024 and 6.00% Senior Secured Notes due 2026 (collectively, the “Notes”);

WHEREAS, Section 3.11—Future Guarantors of the Indenture provides that under certain circumstances the New Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.1—Amendments Without Consent of Holders of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the New Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreements to Become Guarantors. Each of the New Guarantors hereby unconditionally guarantees the Issuer’s obligations for the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of each other obligation and covenant set forth in the Indenture to be performed or observed on the part of the Issuer, on the terms and subject to the conditions set forth in Article X—Guarantees of the Indenture and agrees to be bound by all other provisions of the Indenture and the Notes applicable to a Guarantor therein.

3. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

4. No Recourse Against Others. No manager, managing director, director, officer, employee, incorporator or holder of any Equity Interests in the Issuer, any Subsidiary or any direct or indirect parent of the Issuer, as such, shall have any liability for any obligations of the Issuer or the New Guarantors under the Notes, the Indenture, the Security Documents, the Intercreditor Agreements or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation.

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Each Holder, by accepting a Note, waives and releases all such liability. This waiver and release are part of the consideration for the issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

5. Notices. For purposes of Section 12.1—Notices of the Indenture, the address for notices to each of the New Guarantors shall be:

CommScope, Inc.

1100 CommScope Place SE

Hickory, NC 28602

Facsimile: (828) 431-2520

Attention: General Counsel

Email: fbwyatt@commscope.com

6. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

8. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

9. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each of the New Guarantors.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

COMMSCOPE, INC., as Issuer

By:
Name: [ ]
Title: [ ]

[ ], as a New Guarantor

By:
Name: [ ]
Title: [ ]

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WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:
Name: [ ]
Title: [ ]

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Collateral Agent

By:
Name: [ ]
Title: [ ]

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